Filed Pursuant to Rule 424(b)(3)
Registration No. 333-141477

PROSPECTUS

Offer to Exchange up to $275,000,000 Outstanding 7.5% Senior Notes due 2014 Issued on February 28, 2007 for Like Principal Amount of 7.5% Senior Notes due 2014, which have been Registered Under the Securities Act of 1933

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.

•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.

•	The exchange offer expires at 5:00 p.m., New York City time, on May 4, 2007, unless we extend the offer. We do not currently intend to extend the expiration date.

•	The exchange of outstanding notes for exchange notes in the exchange offer generally will not be a taxable event to a holder for United States federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•

The exchange offer is subject to customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

The Exchange Notes

•

The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the private offering of the outstanding notes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the terms of the outstanding notes, except that the exchange notes will be freely tradable.

•

The exchange notes and the guarantees, if any, will be unsecured and will rank equally with all of our and the guarantors’, if any, existing and future unsecured and unsubordinated obligations. The exchange notes and the guarantees, if any, will be senior in right of payment to any of our and the guarantors’, if any, existing and future obligations that are, by their terms, expressly subordinated in right of payment to the exchange notes and the guarantees.

•	We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

•

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

See “ Risk factors” beginning on page 13 for a discussion of certain risks that you should consider before participating in the exchange offer.

The date of this prospectus is April 3, 2007

Available information; incorporation by reference

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information filed by us at the SEC’s public reference rooms at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC maintains an internet site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

Copies of our annual, quarterly and special reports, Audit Committee Charter and our corporate governance materials are available on our web site at http://www.americanrailcar.com or free of charge by contacting our Investor Relations Department at American Railcar Industries, Inc., 100 Clark Street, Saint Charles, Missouri, 63301.

We incorporate by reference into this prospectus the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 13, 2007;

•	our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, filed with the SEC on February 15, 2007;

•	our Current Report on Form 8-K, filed with the SEC on March 1, 2007; and

•

any other filings made after the date of this prospectus with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (but not documents that are furnished to the SEC but not filed) until this offering has been completed.

i

The information incorporated by reference in this prospectus is considered to be part of this prospectus. Information that we file (but not merely furnish) later with the SEC prior to the completion of this exchange offer will automatically update and supersede the information contained in this prospectus.

Our principal executive offices are located at 100 Clark Street, Saint Charles, Missouri 63301, our telephone number is (636) 940–6000 and our internet website is located at http://www.americanrailcar.com. Information contained in or accessible through our website is not part of this prospectus.

This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. Statements contained in this prospectus as to the contents of any contract or other document referred to herein are not necessarily complete, and each statement is qualified in all respects by reference to the full and complete text of the documents. We will make copies of these documents, and all other information incorporated but not included in this prospectus, available to you without charge at your written or oral request. To obtain timely delivery of any of these documents, you must request them no later than five (5) business days before the date you must make your investment decision. Accordingly, if you would like to request any documents, you should do so no later than April 26, 2007 in order to receive them before the expiration of the exchange offer.

The section “Description of the exchange notes” of this prospectus contains more detailed information regarding the terms and conditions of the registered 7.5% senior notes due 2014. Unless the context indicates otherwise, the words “we,” “our,” “ours,” and “us” refer to American Railcar Industries, Inc., a Delaware corporation. In this prospectus, unless the context otherwise requires, we refer to the unregistered 7.5% senior notes due 2014, issued on February 28, 2007, as the outstanding notes, and we refer to the registered 7.5% senior notes due 2014 as the exchange notes.

ii

Special note regarding forward-looking statements

Some of the statements contained in this prospectus, any supplements to this prospectus and other documents that are and will be incorporated into this prospectus are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 (Exchange Act). These statements involve known and unknown risks, uncertainties and other factors which may cause our or our industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. Our forward-looking statements are subject to risks and uncertainties, including without limitation:

•	the cyclical nature of our business and adverse economic and market conditions;

•	fluctuating costs of raw materials, including steel and railcar components, and delays in the delivery of such raw materials and components;

•	fluctuations in the supply of components and raw materials we use in railcar manufacturing and our ability to maintain relationships with our suppliers of railcar components and raw materials;

•	the highly competitive nature of our industry;

•	the risk of damage to our primary railcar manufacturing complexes or equipment in Paragould or Marmaduke, Arkansas;

•	our reliance upon a small number of customers that represent a large percentage of our revenues;

•	the variable purchase patterns of our railcar customers and the timing of completion, delivery and acceptance of customer orders;

•	risks associated with our capital expenditure projects, including without limitation:

•	construction delays;

•	unexpected costs;

•	our planned dependence on our planned new flexible railcar manufacturing plant to produce railcars for which we have already accepted orders; and

•	other risks typically associated with the construction of new manufacturing facilities;

•	our dependence on our key personnel;

•	risks associated with our recent and anticipated growth including, without limitation:

•	potential for labor shortages;

•	the need to implement improvements to our infrastructure to accommodate that growth; and

•	risks and costs associated with those improvements;

•	risks associated with the conversion of our railcar backlog into revenues;

•	the difficulties of integrating acquired businesses with our own;

•	the risk of lack of acceptance of our new railcar offerings by our customers;

•	the cost of complying with environmental and health and safety laws and regulations;

•	the costs associated with being a public company;

•	our relationships with the partners in our Ohio Castings joint venture may not be successful;

•

our relationship with Mr. Carl Icahn (our principal beneficial stockholder and the Chairman of our Board of Directors) and his affiliates as a purchaser of our products, supplier of components and services to us and as a provider of significant capital, financial and managerial support;

•	potential failure of ACF Industries LLC (ACF), an affiliate of Mr. Carl Icahn, to honor its indemnification obligations to us;

•	potential risk of increased unionization of our workforce;

•	our ability to manage our pension costs;

•	potential significant warranty claims; and

•

covenants in our revolving credit facility, as amended, the outstanding notes and the exchange notes offered hereby, and other agreements as they presently exist, governing our indebtedness that limit our management’s discretion in the operation of our businesses.

Our actual results could be different from the results described in or anticipated by our forward-looking statements due to the inherent uncertainty of estimates, forecasts and projections and may be better or worse than anticipated. Given these uncertainties, you should not rely on forward-looking statements. Forward-looking statements represent our estimates and assumptions only as of the date that they were made. We expressly disclaim any duty to provide updates to forward-looking statements, and the estimates and assumptions associated with them, after the date of this prospectus, in order to reflect changes in circumstances or expectations or the occurrence of unanticipated events except to the extent required by applicable securities laws. All of the forward-looking statements are qualified in their entirety by reference to the factors discussed above and under “Risk factors” below, as well as the risks and uncertainties discussed elsewhere in this prospectus, any supplements to this prospectus or other documents that are and will be incorporated into this prospectus. We caution you that these risks may not be exhaustive. We operate in a continually changing business environment and new risks emerge from time to time. We qualify all of our forward-looking statements by these cautionary statements.

ARI®, Pressureaide®, Center Flow® and our railcar logo are our U.S. registered trademarks. Each trademark, trade name or service mark of any other company appearing in this prospectus belongs to its respective holder.

Prospectus summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus. This is only a summary and therefore does not contain all the information that may be important to you in deciding whether or not to participate in this exchange offer. You should carefully read the entire prospectus, the accompanying letter of transmittal, our consolidated financial statements and the other information incorporated by reference in this prospectus before deciding whether or not to participate in this exchange offer. You should also carefully consider the matters discussed in “Risk factors.”

OUR COMPANY

We are a leading North American designer, manufacturer and marketer of covered hopper and tank railcars. We also repair and refurbish railcars, provide fleet management services and design, manufacture and market certain railcar and industrial components used in the production of our railcars as well as railcars and non-railcar industrial products produced by others. We provide our railcar customers with integrated solutions through a comprehensive set of high quality products and related services.

Our primary customers include companies that purchase railcars for lease by third parties, or leasing companies, industrial companies that use railcars for freight transport, or shippers, and Class I railroads. In servicing this customer base, we believe our integrated railcar repair and refurbishment and fleet management services and our railcar components manufacturing business help us further penetrate the general railcar manufacturing market. These products and services provide us with significant cross-selling opportunities and insights into our customers’ railcar needs that we use to improve our products and services and enhance our reputation. Although we build, service and manage railcars through an integrated, complementary set of products and services, unlike some of our competitors, we have chosen not to offer railcar leasing services so that we do not compete with our leasing company customers, which represent a significant source of our revenues. We own all of our primary railcar manufacturing complexes.

OUR RELATIONSHIP WITH MR. CARL ICAHN AND ENTITIES AFFILIATED WITH MR. CARL ICAHN

Mr. Carl Icahn is our principal beneficial stockholder and is the chairman of our board of directors. Since our formation, we have entered into agreements relating to the acquisition of assets from and disposition of assets to entities controlled by Mr. Carl Icahn, the provision of goods and services to us by entities controlled by Mr. Carl Icahn, the provision of goods and services by us to entities affiliated with Mr. Carl Icahn and other matters involving entities controlled by Mr. Carl Icahn. We receive substantial benefit from these agreements and we expect that in the future we will continue to conduct business with entities affiliated with or controlled by Mr. Carl Icahn. In 2004, 2005 and 2006, our revenues from affiliates of Mr. Carl Icahn accounted for approximately 24%, 11% and 11% of our total revenues, respectively. In addition, we receive other benefits from our affiliation with Mr. Carl Icahn and companies controlled by Mr. Carl Icahn, such as financial and advisory support, sales support and our participation in buying groups and other arrangements with entities controlled by Mr. Carl Icahn. Prior to our initial public offering, most of our capital needs were satisfied by entities controlled by Mr. Carl Icahn. Mr. Carl Icahn controls approximately 53% of the voting power of our capital stock and is able to control or exert substantial influence over us, including the election of our directors, and control most matters requiring board or shareholder approval.

For information about the risks associated with our relationships with Mr. Carl Icahn and entities affiliated with Mr. Carl Icahn, see “Risk factors—Risks related to our business—Companies affiliated with Mr. Carl Icahn are important suppliers and customers,” “Risk factors—Risks related to our business—Services being provided to us by ARL, an entity controlled by Mr. Carl Icahn, may not be sufficient to meet our needs, which may require us to incur additional costs,” “Risk factors—Risks related to our business—As a public company, we may have reduced access to resources of, and benefits provided by, entities affiliated with Mr. Carl Icahn.”

CORPORATE INFORMATION

Our principal executive office is 100 Clark Street, St. Charles, Missouri, 63301. Our telephone number is (636) 940-6000. Our website address is www.americanrailcar.com. Information contained in or accessible through our website is not part of this prospectus.

RISK FACTORS

You should carefully read and consider the information set forth under the caption “Risk factors” beginning on page 13 and all other information set forth in this prospectus before participating in the exchange offer.

The exchange offer

The summary below describes the principal terms of the exchange offer. The terms and conditions described below are subject to important limitations and exceptions. You should read this summary in conjunction with the section entitled “Description of the exchange offer” contained in this prospectus which contains a more detailed description of the terms and conditions of the exchange offer.

On February 28, 2007, we completed a private placement of $275.0 million aggregate principal amount of 7.5% senior notes due 2014.

General	In connection with the private placement, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use our commercially reasonable efforts to complete an exchange offer for the outstanding notes.

Exchange offer; exchange notes	We are offering to exchange $275.0 million principal amount of exchange notes, which have been registered under the Securities Act, for $275.0 million principal amount of outstanding notes. The outstanding notes may be exchanged only in multiples of $1,000. The terms of the exchange notes will be substantially identical to the terms of the outstanding notes, except that the exchange notes will be registered and the transfer restrictions, registration rights and provisions for additional interest relating to the outstanding notes will not apply to the exchange notes.

Resale of the exchange notes

Based on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the “Commission”) in certain interpretive letters issued to third parties in other transactions, we believe that the exchange notes acquired in this exchange offer may be freely traded without compliance with the provisions of the Securities Act, if:

•     you are acquiring the exchange notes in the ordinary course of your business,

•     you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes, and

•     you are not our affiliate as defined in Rule 405 of the Securities Act.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the exchange notes and provide us with a signed acknowledgement of this obligation. See “Plan of distribution.”

Expiration date	This exchange offer will expire at 5:00 p.m., New York City time, on May 4, 2007, unless we extend the offer.

Conditions to the exchange offer	The exchange offer is subject to limited, customary conditions some of which we may waive.

Procedures for tendering outstanding notes

If you wish to accept the exchange offer, you must deliver to the exchange agent, before the expiration of the exchange offer:

•     either a completed and signed letter of transmittal or, for outstanding notes tendered electronically, an agent’s message from The Depository Trust Company (DTC), Euroclear or Clearstream stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer, your outstanding notes, either by tendering them in physical form or by timely confirmation of book-entry transfer through DTC, Euroclear or Clearstream, and

•     all other documents required by the letter of transmittal.

If you hold outstanding notes through DTC, Euroclear or Clearstream, you must comply with their standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

By signing, or by agreeing to be bound by, the letter of transmittal, you will be representing to us that:

•     you will be acquiring the exchange notes in the ordinary course of your business,

•     you have no arrangement or understanding with any person to participate in the distribution of the exchange notes,

•     you are not our affiliate as defined under Rule 405 of the Securities Act,

•     if you are not a broker-dealer, you are not engaged in and do not intend to engage in, a distribution of exchange notes, and

•     if you are a broker-dealer (Participating Broker-Dealer), you will receive exchange notes for your own account in exchange for outstanding notes acquired as a result of money-market or other funding activities, and you will deliver a prospectus in connection with any resale of exchange notes.

See “Description of the exchange offer—Procedures for tendering.”

Guaranteed delivery procedure for tendering outstanding notes

If you cannot meet the expiration deadline or you cannot deliver your outstanding notes, the letter of transmittal or any other documentation to comply with the applicable procedures under DTC, Euroclear or Clearstream standard operating procedures for electronic tenders in a timely fashion, you may tender your notes according to the guaranteed delivery procedures set forth under “Description of the exchange offer—Guaranteed delivery procedures.”

Special procedures for beneficial holders

If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact that registered holder promptly and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either arrange to have the outstanding notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Acceptance of outstanding notes and delivery of exchange notes

We will accept any outstanding notes that are properly tendered for exchange before 5:00 p.m., New York City time, on the day this exchange offer expires. The exchange notes will be delivered promptly after expiration of this exchange offer.

Exchange date	We will notify the exchange agent of the date of acceptance of the outstanding notes for exchange.

Withdrawal rights	If you tender your outstanding notes for exchange in this exchange offer and later wish to withdraw them, you may do so at any time before 5:00 p.m., New York City time, on the day this exchange offer expires.

Consequences if you do not exchange your outstanding notes

Outstanding notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to sell the outstanding notes unless:

•     an exemption from the requirements of the Securities Act is available to you,

•     we register the resale of outstanding notes under the Securities Act, or

•     the transaction requires neither an exemption from nor registration under the requirements of the Securities Act.

After the completion of the exchange offer, we will no longer have any obligation to register the outstanding notes, except in limited circumstances.

Accrued interest on the outstanding notes

Any interest that has accrued on an outstanding note before its exchange in this exchange offer will be payable on the exchange note on the first interest payment date after the completion of this exchange offer.

United States federal income tax consequences	The exchange of the outstanding notes for the exchange notes generally will not be a taxable event for United States federal income tax purposes. See “Certain U.S. federal income tax considerations.”

Exchange agent	Wilmington Trust Company is serving as the exchange agent. Its address and telephone number are provided in this prospectus under the heading “Description of the exchange offer—Exchange agent.”

Use of proceeds	We will not receive any cash proceeds from this exchange offer. See “Use of proceeds.”

Registration rights agreement	When we issued the outstanding notes on February 28, 2007, we entered into a registration rights agreement with the initial purchasers of the outstanding notes. Under the terms of the registration rights agreement, we agreed to use our commercially reasonable efforts to cause to become effective a registration statement with respect to an offer to exchange the outstanding notes for other freely tradable notes issued by us and that are registered with the SEC and that have substantially identical terms as the outstanding notes. If we fail to effect the exchange offer, we will file and use our commercially reasonable efforts to cause to become effective a shelf registration statement related to resales of the outstanding notes. We will be obligated to pay additional interest on the outstanding notes if we do not complete the exchange offer on or prior to November 25, 2007 or, if required, the shelf registration statement is not declared effective within the time period required by the registration rights agreement or is declared effective but thereafter ceases to be effective or usable during the time period required by the registration rights agreement. See “Registration rights agreement.”

The exchange notes

The summary below describes the principal terms of the exchange notes. The terms and conditions described below are subject to important limitations and exceptions. You should read this summary in conjunction with the section entitled “Description of the exchange notes” contained in this prospectus which contains a more detailed description of the terms and conditions of the exchange notes.

The exchange notes will be identical to the outstanding notes except that:

•	the exchange notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer; and

•

specified rights under the registration rights agreement, including the provisions providing for registration rights and the payment of additional interest in specified circumstances, will be limited or eliminated.

The exchange notes will evidence the same debt as the outstanding notes and the same indenture will govern both the outstanding notes and the exchange notes.

Issuer	American Railcar Industries, Inc.

Notes Offered	We are offering $275.0 million aggregate principal amount of our 7.5% senior notes due 2014.

Interest	The exchange notes will accrue interest from the date of their issuance at the rate of 7.5% per year. Interest on the exchange notes will be payable semi-annually in arrears on each March 1 and September 1, commencing on September 1, 2007.

Maturity Date	March 1, 2014.

Guarantees	The exchange notes will not be guaranteed upon issuance. Certain of our subsidiaries may, in the future, be required to guarantee the exchange notes in accordance with the terms of the indenture. See “Description of exchange notes—Guarantees.”

Ranking	The exchange notes and the guarantees, if any, will be unsecured and will rank equally with all of our and the guarantors’, if any, existing and future unsecured and unsubordinated obligations. The exchange notes and the guarantees, if any, will be senior in right of payment to any of our and the guarantors’, if any, existing and future obligations that are, by their terms, expressly subordinated in right of payment to the notes and the guarantees. The exchange notes and the guarantees, if any, will be effectively subordinated to our and the guarantors’, if any, secured obligations, including our revolving credit facility, to the extent of the value of the assets securing such obligations, and will be structurally subordinated to the indebtedness and other liabilities of our non-guarantor subsidiaries. As of December 31, 2006, we had approximately $0.1 million of total debt, $0.1 million of which was secured, and we had the ability to borrow up to $80.1 million of secured indebtedness under our $100 million revolving credit facility.

Optional Redemption	We will have the option to redeem some or all of the exchange notes at any time on or after March 1, 2011, at a redemption price equal to 100% of the principal amount of the exchange notes plus a premium declining ratably to par and accrued and unpaid interest to the date of redemption.

•     At any time before March 1, 2011, we may redeem some or all of the exchange notes at a price equal to 100% of the principal amount thereof plus a make-whole premium, plus accrued and unpaid interest.

•     At any time before March 1, 2010, we may redeem up to 35% of the aggregate principal amount of the notes at a redemption price of 107.50% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest, with money we raise from one or more qualified equity offerings.

Change of Control	If we experience specific kinds of changes of control we will be required to make an offer to purchase the exchange notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest. Our ability to purchase the exchange notes upon a change of control may be limited. We cannot assure you that we will have the financial resources to purchase the notes in such circumstances. See “Description of the exchange notes—Change of control.”

Certain Covenants	The indenture contains covenants that, among other things, limit our ability and the ability of certain of our subsidiaries to:

•     incur additional indebtedness;

•     pay dividends or repurchase or redeem capital stock;

•     make certain investments;

•     incur liens;

•     enter into certain types of transactions with our affiliates; and

•     sell assets or consolidate or merge with or into other companies.

These and other covenants contained in the indenture are subject to important exceptions and qualifications, including but not limited to exceptions whereby some of these covenants will cease to apply before the exchange notes mature if the exchange notes achieve investment grade rating by both S&P and Moody’s and no default has occurred and is continuing, which are described under “Description of the exchange notes.”

Summary consolidated financial data

The following table sets forth our summary consolidated financial data for the periods presented. The consolidated statements of operations and cash flow data for the years ended December 31, 2004, 2005 and 2006 and the consolidated balance sheet data as of December 31, 2005 and 2006 are derived from our audited consolidated financial statements and related notes, which are incorporated by reference into this prospectus from our annual report on Form 10-K for the year ended December 31, 2006, as amended.

You should read this information together with “Capitalization,” “Management’s discussion and analysis of financial condition and results of operations” and our consolidated financial statements and the related notes thereto included elsewhere in this prospectus or which are incorporated by reference into this prospectus from our annual report on Form 10-K for the year ended December 31, 2006, as amended.

	Year ended December 31,
	2002	2003	2004	2005	2006(8)
	(in thousands, except percentages)
Consolidated statement of operations data:
Revenues
Manufacturing operations(1)	$138,441	$188,119	$316,432	$564,513	$597,913
Railcar services(2)	30,387	29,875	38,624	43,647	48,139

Total revenues	168,828	217,994	355,056	608,160	646,052
Cost of goods sold
Cost of manufacturing operations(3)	(134,363)	(174,629)	(306,283)	(518,063)	(537,344)
Cost of railcar services(4)	(29,533)	(29,762)	(34,473)	(38,041)	(38,020)

Total cost of goods sold	(163,896)	(204,391)	(340,756)	(556,104)	(575,364)

Gross profit	4,932	13,603	14,300	52,056	70,688
Pension settlement expense	—	—	—	(8,878)	—
Income related to insurance recoveries, net	—	—	—	—	9,946
Gain on asset conversion, net	—	—	—	—	4,323
Selling, administrative and other	(9,505)	(10,340)	(10,334)	(16,476)	(20,473)
Stock based compensation expense	—	—	—	—	(7,926)

Operating earnings (loss)	(4,573)	3,263	3,966	26,702	56,558
Interest income(5)	3,619	3,161	4,422	1,658	1,504
Interest expense(6)	(4,853)	(3,616)	(3,667)	(4,846)	(1,372)
Income (loss) from joint venture	—	(604)	(609)	610	(734)

Earnings (loss) before income tax benefit (expense)	(5,807)	2,204	4,112	24,124	55,956
Income tax benefit (expense)	1,894	(1,139)	(2,191)	(9,356)	(20,752)

Net earnings (loss)	(3,913)	1,065	1,921	14,768	35,204

Less preferred dividends	(7,139)	(9,690)	(13,241)	(13,251)	(568)

Net earnings (loss) available to common shareholders	$(11,052)	$(8,625)	$(11,320)	$1,517	$34,636

Weighted average shares outstanding basic(7)	9,328	9,328	10,143	11,147	20,667
Net earnings (loss) per common share basic(7)	$(1.18)	$(0.92)	$(1.12)	$0.14	$1.68

Weighted average shares outstanding diluted(7)	9,328	9,328	10,143	11,147	20,756
Net earnings (loss) per common share diluted(7)	$(1.18)	$(0.92)	$(1.12)	$0.14	$1.67

Dividends declared per common share	—	—	—	—	$0.12

	Year ended December 31,
	2002	2003	2004	2005	2006(8)
	(in thousands, except percentages)
Consolidated cash flow data:
Net cash provided by (used in) operating activities	$10,611	$(1,639)	$(17,082)	$41,571	$29,967
Net cash used in investing activities	(535)	(2,251)	(11,037)	(22,580)	(51,704)
Net cash provided by (used in) financing activities	(11,369)	3,772	34,997	2,758	33,967
Consolidated balance sheet data (at period end)
Cash and cash equivalents	$183	$65	$6,943	$28,692	$40,922
Net property, plant and equipment	75,746	71,230	76,951	92,985	130,293
Total assets	187,590	196,508	356,840	268,580	338,926
Total debt	68,963	62,073	158,851	59,370	96
Total liabilities	98,463	190,704	221,817	161,820	88,746
Total shareholders’ equity	89,127	5,804	135,023	106,760	250,180
Other consolidated financial and operating data;
Depreciation	$5,755	$6,092	$5,865	$6,521	$10,674
Pension settlement expense(9)	—	—	—	10,911	—
Stock based compensation expense(9)	—	—	—	—	8,116
Gain on asset conversion, net	—	—	—	—	(4,323)
Ratio of earnings to fixed charges(10)	—	1.5	1.8	4.3	21.8
Pro forma financial information (at December 31, 2006)(11):
Cash and cash equivalents					$311,422
Total debt					275,096
Ratio of earnings to fixed charges					2.5

(1)	Includes revenues from transactions with affiliates of $63.6 million, $62.9 million, $64.4 million, $47.2 million and $50.0 million in 2002, 2003, 2004, 2005 and 2006, respectively.
(2)	Includes revenues from transactions with affiliates of $12.8 million, $11.0 million, $19.4 million, $20.6 million and $18.9 million in 2002, 2003, 2004, 2005 and 2006, respectively.
(3)	Including costs from transactions with affiliates of $55.7 million, $54.4 million, $59.1 million, $44.1 million and $43.4 million in 2002, 2003, 2004, 2005 and 2006, respectively.
(4)	Includes costs from transactions with affiliates of $12.2 million, $10.1 million, $15.5 million, $16.2 million and $14.7 million in 2002, 2003, 2004, 2005 and 2006, respectively. 2005 also includes $2.0 million charge for pension settlement.
(5)	Includes interest income from affiliates of $3.4 million, $3.0 million, $3.9 million and $1.0 million in 2002, 2003, 2004 and 2005, respectively.
(6)	Includes interest expense to affiliates of $1.5 million, $2.1 million and $0.1 million in 2004, 2005 and 2006, respectively.
(7)	Share and per share data have been restated to give effect to the merger, as discussed in Note 21 of our Financial Statements.
(8)	Includes the acquisition of Custom Steel effective as of March 31, 2006, which provided cost savings during 2006 within our cost of goods sold-cost of manufacturing operations.
(9)	Includes amounts recorded as cost of goods sold of $2.0 million of pension settlement expense and $0.2 million of stock based compensation expense.
(10)	The ratio of earnings to fixed charges is defined as earnings divided by fixed charges. For purposes of this ratio, earnings is defined as net earnings (loss) before income taxes, earnings (loss) from joint venture and fixed charges. Fixed charges are defined as the sum of (i) interest expensed, (ii) amortized premiums, discounts and capitalized expenses relating to indebtedness and (iii) an estimate of the interest portion of all rentals charged to income. For the year ended December 31, 2002, earnings were insufficient to cover fixed charges by $5.8 million.
(11)	Adjusted to give effect to the issuance of the outstanding notes in the aggregate principal amount of $275.0 million, after deducting the discount afforded to the initial purchasers of those notes and the payment of aggregate offering expenses by us.

R isk factors

Our business, operations and financial condition are subject to various risks. Before deciding to participate in the exchange offer, holders of outstanding notes should carefully consider the risks and uncertainties described in this prospectus, any supplements to this prospectus and other documents that are and will be incorporated into this prospectus. This section does not describe all risks applicable to us, our industry or our business and it is intended only as a summary of certain material risk factors. Additional risks and uncertainties not presently known, or that we currently consider immaterial, may also impair business operations. If any of such risks actually occur, our business, prospects, financial condition, cash flows and operating results could be materially harmed.

RISKS RELATING TO THE EXCHANGE OFFER

Holders who fail to exchange their outstanding notes will continue to be subject to restrictions on transfer and may have reduced liquidity after the exchange offer.

If you do not exchange your outstanding notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the outstanding notes under the Securities Act.

Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of outstanding notes. As outstanding notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding notes will decrease. This decrease could reduce the liquidity of the trading market for the outstanding notes. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding notes following the exchange offer.

For further information regarding the consequences of not tendering your outstanding notes in the exchange offer, see the discussions below under the captions “Description of the exchange offer—Consequences of failure to properly tender outstanding notes in the exchange” and “Certain U.S. federal tax considerations.”

You must comply with the exchange offer procedures to receive exchange notes.

Delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•

certificates for outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC, New York, New York as a depository, including an agent’s message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

•

a complete and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of outstanding notes who would like to tender outstanding notes in exchange for exchange notes should be sure to allow enough time for the necessary documents to be timely received by the exchange agent. We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the registration rights agreement. See “Description of the exchange offer—Procedures for tendering” and “Description of the exchange offer—Consequences of failures to properly tender outstanding notes in the exchange.”

RISKS RELATED TO THE EXCHANGE NOTES

The exchange notes and the guarantees, if any, are not secured by our assets and the lenders under our revolving credit facility and other secured debt will be entitled to remedies available to a secured lender, which gives them priority over you to collect amounts due on them.

The exchange notes and guarantees, if any, will be effectively junior in right of payment to all of our secured indebtedness to the extent of the value of the assets securing such indebtedness. Loans under our revolving credit facility, and certain senior indebtedness we may incur in the future, are secured by a security interest in substantially all of our and of any future guarantor’s assets and in all of the capital stock held by us and any future guarantor. As of December 31, 2006, we had $0.1 million of secured debt. Under the indenture, we are permitted to incur liens securing certain indebtedness, including, without limitation, senior indebtedness (including under our revolving credit facility), in a maximum aggregate principal amount not to exceed the greater of $20.0 million, and certain other specified amounts of senior indebtedness, such as capitalized lease obligations and purchase money obligations. If we become insolvent or are liquidated, or if payment under our revolving credit facility or in respect of any other secured indebtedness is accelerated, the lenders under our revolving credit facility or holders of other secured indebtedness will be entitled to exercise the remedies available to a secured lender under applicable law (in addition to any remedies that may be available under documents pertaining to our revolving credit facility or such other senior debt). Upon the occurrence of any default under our revolving credit facility (and even without accelerating the indebtedness under our revolving credit facility), the lenders may be able to, as a practical matter, prevent the payment of the notes and the guarantees either by limiting our ability to access our cash flow or otherwise.

The exchange notes will be structurally junior to all indebtedness of any subsidiaries that in the future are not guarantors of the exchange notes.

You will not have any claim as a creditor against any of our subsidiaries that do not guarantee the notes. Indebtedness and other liabilities, including trade payables, whether secured or unsecured, of those subsidiaries will be effectively senior to your claims against those subsidiaries. In addition, the indenture governing the exchange notes will, subject to some limitations, permit any subsidiaries that do not guarantee the notes to incur additional indebtedness and will not contain any limitation on the amount of their liabilities, such as trade payables, that may be incurred by these subsidiaries.

Initially, the exchange notes will not be guaranteed by our subsidiaries.

Upon the initial issuance of the exchange notes, none of our subsidiaries will guarantee our obligations under the exchange notes. The terms of the indenture only require our subsidiaries to guarantee our obligations under the exchange notes if also required to guarantee our obligations under our revolving credit facility, as amended, or if they incur or guarantee certain indebtedness. As of the date of this prospectus, none of our subsidiaries are required to guarantee our obligations under the revolving credit facility. As a result, the exchange notes will not be guaranteed and will be effectively subordinated to all of the existing and future obligations of each of our subsidiaries until they become guarantors of our obligations under the exchange notes.

We may not have the ability to raise funds necessary to finance any change of control offer required under the indenture.

If a change of control (as defined in the indenture) occurs, we will be required to offer to purchase your notes at 101% of their principal amount plus accrued and unpaid interest. If a purchase offer obligation arises under the indenture governing the notes, we may not have sufficient funds available to satisfy such obligation.

An active trading market may not develop for the exchange notes.

There has previously been only a limited secondary market, and no public market, for the outstanding notes. The exchange notes are an exchange issue of securities, have no established trading market, and may not be widely distributed. We do not intend to list the exchange notes on any national securities exchange or to seek the admission thereof to trading on any automated quotation system. The liquidity of any market for the exchange notes will depend upon various factors, including:

•	the number of holders of the exchange notes;

•	the interest of securities dealers in making a market for the notes;

•	the overall market for high yield securities;

•	our financial performance or prospects; and

•	the prospects for companies in our industry generally.

Accordingly, we cannot assure you that a market or liquidity will develop for the exchange notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market for the exchange notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the exchange notes.

Federal and state statutes may allow courts, under specific circumstances, to void the guarantees that may be provided in the future, if any, and require noteholders to return payments received from such future guarantors.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee could be deemed a fraudulent transfer if the guarantor received less than a reasonably equivalent value in exchange for giving the guarantee and

•	was insolvent on the date that it gave the guarantee or became insolvent as a result of giving the guarantee, or

•	was engaged in business or a transaction, or was about to engage in business or a transaction, for which property remaining with the guarantor was an unreasonably small capital, or

•	intended to incur, or believed that it would incur, debts that would be beyond the guarantor’s ability to pay as those debts matured.

A guarantee could also be deemed a fraudulent transfer if it was given with actual intent to hinder, delay or defraud any entity to which the guarantor was or became, on or after the date the guarantee was given, indebted.

The measures of insolvency for purposes of the foregoing considerations will vary depending upon the law applied in any proceeding with respect to the foregoing. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, is greater than all its assets, at a fair valuation, or

•

the present fair saleable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature, or

•	it could not pay its debts as they become due.

The indenture contains a provision intended to limit each subsidiary guarantor’s, if any, liability under its guarantee to the maximum amount that it could incur without causing the guarantee to be a fraudulent transfer. This provision may not be effective to protect the subsidiary guarantees from being voided under fraudulent transfer law.

If a guarantee is deemed to be a fraudulent transfer, it could be voided altogether, or it could be subordinated to all other debts of the guarantor. In such case, any payment by the guarantor pursuant to its guarantee could be required to be returned to the guarantor or to a fund for the benefit of the creditors of the guarantor. If a future guarantee, if any, is voided or held unenforceable for any other reason, holders of the exchange notes would cease to have a claim against the subsidiary based on the guarantee and would be creditors only of ours and any guarantor whose guarantee was not similarly voided or otherwise held unenforceable.

RISKS RELATED TO OUR INDEBTEDNESS

For purposes of “Risks related to our indebtedness” we refer to the outstanding notes and the exchange notes, collectively, as the notes.

Our substantial indebtedness following the offering of our outstanding notes could adversely affect our operations and financial results and prevent us from fulfilling our obligations under the notes.

We issued the outstanding notes on February 28, 2007 and by so doing agreed to pay back the holders of the outstanding notes the aggregate principal amount of $275 million with interest. Additionally, we currently have the ability to incur a significant amount of indebtedness under our revolving credit facility, as amended, and otherwise. As at December 31, 2006 we had approximately $80.1 million of borrowing availability under our revolving credit facility, as amended, and shareholders’ equity of approximately $250 million.

Our substantial indebtedness could have important consequences to you. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes and other indebtedness;

•	increase our vulnerability to general adverse economic and industry conditions;

•

require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, which would reduce the availability of our cash flow to fund working capital, capital expenditures, expansion efforts and other general corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	place us at a competitive disadvantage compared to our competitors that have less debt; and

•

limit, along with the financial and other restrictive covenants in our revolving credit facility, as amended, among other things, our ability to borrow additional funds for working capital, capital expenditures, general corporate purposes or acquisitions. Failure to comply with these covenants could result in an event of default which, if not cured or waived, could have a significant adverse effect on us.

Despite our substantial indebtedness following the offering of our outstanding notes, we and our subsidiaries may still be able to incur substantially more debt, which could further exacerbate the risks associated with our substantial indebtedness.

Under our revolving credit facility, as amended, we face restrictions on our ability to incur additional indebtedness. Despite these restrictions, debt incurrence in compliance with these restrictions could be substantial. In addition, subject to the covenants in the indenture governing the notes, we may be able to incur future indebtedness, including secured indebtedness. Any additional secured borrowings by us and any borrowings by our subsidiaries would be senior to the notes. If new debt is added to our or our subsidiaries’ current debt levels, the related risks that we or they now face could be magnified.

We may not be able to generate sufficient cash flow to service all of our obligations, including our obligations relating to the notes.

Our ability to make payments on and to refinance our indebtedness, including the indebtedness incurred under our revolving credit facility, as amended, and the notes, and to fund planned capital expenditures, strategic transactions and expansion efforts will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

Our business may not be able to generate sufficient cash flow from operations, and there can be no assurance that future borrowings will be available to us in amounts sufficient to enable us to pay our indebtedness, including the notes, as such indebtedness matures and to fund our other liquidity needs. If this is the case, we will need to refinance all or a portion of our indebtedness, including the notes, on or before maturity, and cannot assure you that we will be able to refinance any of our indebtedness, including our revolving credit facility, as amended, and the notes, on commercially reasonable terms, or at all. We could have to adopt one or more alternatives, such as reducing or delaying planned expenses and capital expenditures, selling assets, restructuring debt, or obtaining additional equity or debt financing. These financing strategies may not be affected on satisfactory terms, if at all. Our ability to refinance our indebtedness or obtain additional financing and/or to do so on commercially reasonable terms will depend on, among other things: our financial condition at the time; restrictions in agreements governing our indebtedness, and the indenture governing the notes; and other factors, including the condition of the financial markets and the railcar industry.

If we do not generate sufficient cash flow from operations, and additional borrowings, refinancings or proceeds of asset sales are not available to us, we may not have sufficient cash to enable us to meet all of our obligations, including payments on the exchange notes.

Our revolving credit facility, as amended, contains covenants that restrict our ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions.

Our revolving credit facility, as amended, provides that we will be required to comply with certain covenants. These covenants will restrict our ability to engage in certain transactions and may impair our ability to respond to changing business and economic conditions. Complying with these covenants may limit our management’s discretion by restricting our ability to:

•	incur additional debt;

•	redeem our capital stock;

•	enter into certain transactions with affiliates;

•	pay dividends and make other distributions;

•	make investments and other restricted payments; and

•	create liens.

Our ability to comply with these covenants may be affected by general economic conditions, political decisions, industry conditions and other events beyond our control. As a result, we cannot assure you that we will be able to comply with these covenants when and if they become applicable to us. Our failure to comply with these covenants should they become applicable to us, could result in an event of default, which could materially and adversely affect our operating results and our financial condition.

If there were an event of default under our revolving credit facility, as amended, and amounts were then outstanding thereunder, the holders of the defaulted debt could cause all amounts outstanding with respect to that debt to be due and payable immediately. We cannot assure you that our assets or cash flow would be sufficient to fully repay borrowings under our revolving credit facility, as amended, if accelerated upon an event of default, or that we would be able to repay, refinance or restructure the payments under our revolving credit facility, as amended.

RISKS RELATED TO OUR BUSINESS

Due in part to the highly cyclical nature of the railcar industry, we have incurred substantial operating losses in the past and may experience declines in revenue and substantial operating losses in the future.

Historically, the North American railcar market has been highly cyclical and we expect it to continue to be highly cyclical. We believe that downturns in the railcar manufacturing industry will occur in the future and will result in decreased demand for our products and services. The cycles in our industry result from many factors that are beyond our control, including economic conditions in the United States. Although North American railcar production has increased since 2002, industry professionals believe that demand for railcars may have reached a peak and may not persist if favorable economic and other conditions are not sustained. Even if a sustained economic recovery occurs in the United States, demand for our railcars may not match or exceed expected levels. An economic downturn may result in increased cancellations of railcar orders, which could have a material adverse effect on our ability to convert our railcar backlog into revenues. If industry backlog for railcars declines below certain levels, one of our customers which accounts for a significant portion of our backlog as of December 31, 2006, will be permitted to cancel some of its orders with at least 180 days written notice, which could have a material adverse effect on our business, financial condition and results of operations. In addition, an economic downturn in the United States could result in lower sales volumes, lower prices for railcars and a loss of profits for us.

A substantial number of the end users of our railcars acquire railcars through leasing arrangements with our leasing company customers. Economic conditions that result in higher interest rates would increase the cost of new leasing arrangements, which could cause our leasing company customers to purchase fewer railcars. A reduction in the number of railcars purchased by our leasing company customers could have a material adverse effect on our business, financial condition and results of operations.

The cost of the raw materials that we use to manufacture railcars, particularly steel, are high and subject to escalation and surcharges and could increase. Any increase in these costs or delivery delays of these raw materials may materially adversely affect our business, financial condition and results of operations.

The production of railcars requires substantial amounts of steel. The cost of steel and all other materials, including scrap metal, used in the production of our railcars represents approximately 80% to 85% of our manufacturing costs. Although we have negotiated variable pricing provisions in all of our current railcar manufacturing contracts that pass certain increases or decreases in our steel costs on to our customers, our business remains subject to risks related to price increases, including escalation and surcharge, and periodic delays in the delivery of steel and other raw materials, all of which are beyond our control. Any fluctuations in the price or availability of steel, or any other material used in the production of our railcars, may have a material adverse effect on our business, financial condition and results of operations. In addition, if any of our raw material suppliers were unable to continue their businesses or were to seek bankruptcy relief, the availability or price of the materials we use could be adversely affected. Deliveries of our raw materials, and the components made from those raw materials, may also fluctuate depending on supply and demand for the raw material or governmental regulation relating to the raw material, including regulation relating to the importation of the raw material.

As prices for steel, other raw materials and components increase, we may not be able to pass on such price increases to our customers in the future, which could adversely affect our operating margins and cash flows. Even if we are able to increase prices, any such price increases may reduce demand for our railcars. In addition, our customers may not be willing to accept contractual terms that provide for variable pricing and our competitors, in an effort to gain market share or otherwise, have agreed in the past, and may in the future agree, to railcar supply arrangements that provide for fixed pricing. As a result, we may lose railcar orders or we may be required to agree to supply railcars with fixed pricing provisions or be subject to less favorable contract terms, any of which could have a material adverse effect on our business, financial condition and results of operations.

Fluctuations in the supply of components and raw materials we use in manufacturing railcars, which are often only available from a limited number of suppliers, could cause production delays or reductions in the number of railcars we manufacture, which could materially adversely affect our business, financial condition and results of operations.

Our railcar manufacturing business depends on the adequate supply of numerous components, such as railcar wheels, brakes, tank railcar heads, sideframes, axles, bearings, yokes, bolsters and other heavy castings, and raw materials, such as normalized steel plate. Over the last few years many suppliers have been acquired or ceased operations, which has caused the number of alternative suppliers of components and raw materials to decline. The combination of industry consolidation and high demand has caused recent industry-wide shortages of many critical components as reliable suppliers are frequently at or near production capacity. For example, with respect to railcar wheels, there are only two significant domestic suppliers that continue to produce the type of component we use in our products. We rely on one of these domestic suppliers for most of our railcar wheels. However, we do import some wheels. Also, a small percentage of the railcar wheels we use are refurbished and are obtained from scrapped railcars. Supply of these refurbished railcar wheels is available in limited quantities and is unpredictable because the supply of refurbished railcar wheels depends on the level and type of railcars being scrapped in any given period. The supply of steel is similarly limited. While we receive regular steel from three suppliers, we entered into agreements in 2005 requiring us to buy a minimum volume requirement from one supplier. In addition, there are currently only two North American suppliers of the types and sizes of normalized steel plate we use in the production of many of our tank railcars.

Supply constraints in our industry are exacerbated because, although multiple suppliers may produce certain components, railcar manufacturing regulations and the physical capabilities of manufacturing facilities restrict the types and sizes of components and raw materials that manufacturers may use. In addition, we do not carry significant inventories of certain components and procure many of our components on an as needed basis. With the recent increased demand for railcars, our remaining suppliers are facing significant challenges in providing components and materials on a timely basis to all railcar manufacturers, including to us. In the event that our suppliers of railcar components and raw materials were to stop or reduce the production of railcar components and raw materials that we use, go out of business, refuse to continue their business relationships with us or become subject to work stoppages, our business would be disrupted. Our inability to obtain components and raw materials in required quantities or of acceptable quality could result in significant delays or reductions in railcar shipments. Any of these events would materially and adversely affect our operating results. Furthermore, our ability to increase our railcar production to expand our business depends on our ability to obtain an increased supply of these railcar components and raw materials.

While we believe that we may, in certain circumstances, secure alternative sources of these components and materials, we may incur substantial delays and significant expense in doing so. The quality and reliability of alternative sources may not be the same and our operating results may be materially adversely affected. Alternative suppliers might charge significantly higher prices for railcar components and materials than we currently pay. Even if alternative suppliers are available to us, these suppliers may be unacceptable to our customers because our customers often specify the components we may use in railcars manufactured for them. Under such circumstances, the disruption to our business could have a material adverse impact on our customer relationships, business, financial condition and results of operations.

We operate in a highly competitive industry and we may be unable to compete successfully, which would materially adversely affect our results of operations.

We face intense competition in all of our markets. In each of our covered hopper and tank railcar manufacturing businesses, we have two principal competitors. Both of our principal competitors in the tank railcar market, Trinity Industries, Inc. and the Union Tank Car Company, and one of our principal competitors in the covered hopper railcar market, Trinity Industries, Inc., have substantially greater resources and produce substantially more railcars than we do. In addition, some of these and other railcar manufacturers produce railcars primarily for use in their own railcar leasing operations, competing directly with leasing companies, some of which are our largest customers. Some of our competitors have greater financial and technological resources than we have. Our competitors may increase their participation in the railcar markets in which we compete and other railcar manufacturers that currently do not manufacture covered hopper or tank railcars may choose to compete directly with us.

Railcar purchasers’ sensitivity to price and strong price competition within the industry have historically limited our ability to increase prices to obtain better margins on our railcars. Additionally, as we selectively seek to manufacture different types of railcars we will be competing against railcar manufacturers with significantly more experience than we have with regard to such railcar types.

Our competition for the sale of railcar components includes our competitors in the railcar manufacturing market as well as a concentrated group of companies whose primary business focus is the production of one or more specialty components. New competitors, or alliances among existing competitors, may emerge in the railcar components industry and rapidly gain market share. We compete with numerous companies in our railcar fleet management and railcar repair services business, ranging from companies with greater resources than we have to small, local companies.

In all our markets, in addition to price, competition is based on quality, reputation, reliability of delivery, product performance, customer service and other factors. In particular, technological innovation by any of our existing competitors, or new competitors entering any of the markets in which we do business, could put us at a competitive disadvantage. We may be unable to compete successfully or retain our market share in our established markets. Increased competition for the sales of our railcars, our fleet management and repair services and our railcar components could result in price reductions, reduced margins and loss of market share, which could materially adversely affect our prospects, business, financial condition and results of operations.

Equipment failures, delays in deliveries or extensive damage to our facilities, particularly our railcar manufacturing complexes in Paragould or Marmaduke, Arkansas, could lead to production or service curtailments or shutdowns.

We manufacture our railcars at manufacturing complexes in Paragould and Marmaduke, Arkansas. An interruption in manufacturing capabilities at either of these complexes, as a result of equipment failure or other reasons could reduce or prevent the production of our railcars. A halt of production at either complex could severely delay scheduled railcar delivery dates to our customers and affect our production schedule, which would delay future production. Any significant delay in deliveries to our customers could result in the termination of orders, cause us to lose future sales and negatively affect our reputation among our customers and in the railcar industry, all of which would materially adversely affect our business and results of operations. Additionally, production delays or interruptions at our Jackson, St. Charles or Kennett, Missouri components manufacturing locations or at our Ohio Castings joint venture, all of which provide key components to our Paragould and Marmaduke railcar manufacturing complexes, could contribute to delays of railcar deliveries and order cancellations. Interruptions at our repair, cleaning and maintenance facilities, including our mobile repair units, may also have a material adverse effect on our business. All of our manufacturing and service facilities are also subject to the risk of catastrophic loss due to unanticipated events, such as fires, earthquakes, explosions, floods, tornados or weather conditions. During 2006, our Marmaduke manufacturing complex was shut down for over four months as a result of damage from a tornado, during which time we were not able to manufacture tank railcars. We may experience plant shutdowns or periods of reduced production as a result of equipment failures, loss of power, gray outs, delays in deliveries or extensive damage to any of our facilities, which could have a material adverse effect on our business, results of operations or financial condition.

We depend upon a small number of customers that represent a large percentage of our revenues. The loss of any single customer, or a reduction in sales to any such customer, could have a material adverse effect on our business, financial condition and results of operations.

Railcars are typically sold pursuant to large, periodic orders and, therefore, a limited number of customers typically represent a significant percentage of our railcar sales in any given year. Our top ten customers based on revenues represented, in the aggregate, approximately 79%, 82% and 87% in 2004, 2005 and 2006, respectively, of our total revenues. Moreover, our top three customers based on revenues represented, in the aggregate, approximately 59%, 45% and 60% in 2004, 2005 and 2006, respectively, of our total revenues. In 2006, sales to each of these top three customers were approximately 41%, 11% and 8%, respectively, of our total revenues. In addition, one of our customers accounts for 49% of our backlog as of December 31, 2006. The loss of any significant portion of our sales to any major customer, the loss of a single major customer or a material adverse change in the financial condition of any one of our major customers could have a material adverse effect on our business, financial condition and financial results.

The variable purchase patterns of our railcar customers and the timing of completion, delivery and acceptance of customer orders may cause our revenues and income from operations to vary substantially each quarter, which could result in significant fluctuations in our quarterly results.

Most of our individual railcar customers do not make railcar purchases every year because they do not need to replace or replenish their railcar fleets on a yearly basis. Many of our customers place orders for railcars on an as-needed basis, sometimes only once every few years. As a result, the order levels for railcars, the mix of railcar types ordered and the railcars ordered by any particular customer have varied significantly from quarterly period to quarterly period in the past and may continue to vary significantly in the future. Railcar sales comprised approximately 75%, 82% and 83% of our total revenue in 2004, 2005 and 2006, respectively, and our results of operations in any particular quarterly period may be significantly affected by the number and type of railcars manufactured and delivered in any given quarterly period. The delivery and acceptance of our railcars determines when we record the revenues associated with our railcar sales and, as a result, will cause fluctuations in our quarterly results. As a result of these fluctuations, we believe that comparisons of our sales and operating results between quarterly periods within the same fiscal year and between quarterly periods within different fiscal years may not be meaningful and, as such, these comparisons should not be relied upon as indicators of our future performance.

Our failure to complete our capital expenditure projects, including the construction of our new flexible railcar manufacturing plant, on time and within budget, or the failure of these projects, once constructed, to operate as anticipated, could materially adversely affect our ability to fulfill our existing railcar customer commitments and our business, financial condition and results of operations.

Our construction plans, including that of our new flexible railcar plant are subject to a number of risks and contingencies over which we may have little control and which may adversely affect the cost and timing of the completion of those projects, or the capacity or efficiencies of those projects once constructed. Such risks and contingencies may include shortages of, or delays or inability to obtain labor, materials or equipment, defects in such materials or equipment, the inability of the construction contractors or subcontractors to perform under their contracts, strikes and adverse weather conditions. We have accepted contractual commitments to deliver railcars that we plan to produce at this new manufacturing plant. If our new flexible railcar manufacturing plant is not completed on a timely basis or does not achieve the capacity anticipated, we may not be able to satisfy our contractual commitments on a timely basis, if at all. Any significant delay in deliveries to our customers as a result of our failure to complete this new plant on a timely basis could result in the termination of orders or long-term purchase contracts, result in additional costs under those orders or contracts, cause us to lose future sales and negatively affect our reputation among our customers and in the railcar industry. If we are not able to complete the construction of our new flexible railcar manufacturing plant, or any of our other projects on time or within budget, or if those projects do not achieve the capacity or efficiencies anticipated, our business, financial condition and results of operations could be materially and adversely affected.

If we lose any of our executive officers or key employees, our operations and ability to manage the day-to-day aspects of our business may be materially adversely affected.

We believe our success depends to a significant degree upon the continued contributions of our executive officers and key employees, both individually and as a group. Our future performance will substantially depend on our ability to retain and motivate them. If we lose any of our executive officers or key employees or are unable to recruit qualified personnel, our ability to manage the day-to-day aspects of our business may be materially adversely affected. It would be difficult to replace any of our executive officers or key employees without materially adversely affecting our business operations because our executive officers and key employees have many years of experience with our company and within the railcar industry and other manufacturing industries and strong personal ties with many of our important customers and suppliers. The loss of the services of one or more of our executive officers or key employees could have a material adverse effect on our business, financial condition and results of operations. We do not currently maintain “key person” life insurance.

If we face labor shortages or increased labor costs, our growth and results of operations could be materially adversely affected.

Due to the cyclical nature of the demand for our products, we have had to reduce and then rebuild our workforce as our business has gone through downturns followed by upturns in business activity. Due to the competitive nature of the labor markets in which we operate, this type of employment cycle increases our risk of not being able to retain, recruit and train the personnel we require in our railcar manufacturing and other businesses, particularly in periods of economic expansion. Our Paragould and Marmaduke complexes are located in sparsely populated communities and we have experienced a high turnover rate at these locations among newly hired employees. Moreover, we are currently constructing a new flexible railcar manufacturing plant at our Marmaduke complex, which will require additional employees to operate. Our inability to recruit, retain and train adequate numbers of qualified personnel on a timely basis could materially adversely affect our ability to operate our businesses, our financial condition and our results of operations.

The level of our reported railcar backlog may not necessarily indicate what our future revenues will be and our actual revenues may fall short of the estimated revenue value attributed to our railcar backlog.

We define backlog as the number of railcars, and the revenue value in dollars attributed to these railcars, to which our customers have committed in writing to purchase from us that have not yet been recognized as revenues. Our competitors may not define railcar backlog in the same manner as we do, which could make comparisons of our railcar backlog with theirs misleading. In this prospectus, we have disclosed our railcar backlog for various periods and the estimated revenue value in dollars that would be attributed to this railcar backlog once the railcar backlog is converted to actual sales. We consider railcar backlog to be an indicator of future revenues. However, our reported railcar backlog may not be converted into revenues in any particular period, if at all, and the actual revenues from such sales may not equal our reported estimates of railcar backlog value. In addition, our railcar manufacturing business relies on third-party suppliers for heavy castings, wheels and other components and raw materials and if these third parties were to stop or reduce their supply of components or raw materials, our production could decline and our actual revenues could fall short of the estimated revenue value attributed to our railcar backlog. Our ability to fulfill all of our backlog will also be affected by our ability to complete timely the construction and start-up of our new flexible railcar manufacturing plant being constructed at our Marmaduke complex. Customer orders may be subject to cancellation, inspection rights and other customary industry terms, all of which could affect our recognition of revenue currently reflected in our December 31, 2006 backlog. If industry backlog for railcars declines below certain levels, one of our customers, which accounts for 49% of our December 31, 2006 backlog, will be permitted to cancel some of its orders after at least 180 days written notice, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, delivery dates may be subject to deferral, thereby delaying the date on which we will deliver the associated railcars and realize revenues attributable to such railcar backlog. Therefore, our current level of reported railcar backlog may not necessarily represent the level of revenues that we may generate in any future period. Furthermore, any contract included in our reported railcar backlog that actually generates revenues may not be profitable.

We may pursue acquisitions or joint ventures that involve inherent risks, any of which may cause us not to realize anticipated benefits, and we may have difficulty integrating the operations of any companies that we acquire, which may adversely affect our results of operations.

Our business strategy includes the potential acquisition of businesses and entering into joint ventures and other business combinations that we expect will complement and expand our business. We may not be able to successfully identify suitable acquisition or joint venture opportunities or complete any particular acquisition, combination, joint venture or other transaction on acceptable terms. Our identification of suitable acquisition candidates and joint venture opportunities and the integration of acquired business operations involves risks inherent in assessing the values, strengths, weaknesses, risks and profitability of these opportunities, including their effects on our business, diversion of our management’s attention and risks associated with unanticipated problems or unforeseen liabilities, and may require significant financial resources that would otherwise be used for the ongoing development of our business. The difficulties of integration may be increased by the necessity of coordinating geographically dispersed organizations, integrating personnel with disparate business backgrounds and combining different corporate cultures. In addition, we may not be effective in retaining key employees or customers of the combined businesses. We may face integration issues pertaining to the internal controls and operations functions of the acquired companies and we also may not realize cost efficiencies or synergies that we anticipated when selecting our acquisition candidates. Any of these items could adversely affect our results of operations. Our failure to identify suitable acquisition or joint venture opportunities may restrict our ability to grow our business. If we are successful in pursuing future acquisitions or joint ventures, we may be required to expend significant funds, incur additional debt or issue additional securities, which may materially adversely affect our results of operations. If we spend significant funds or incur additional debt, our ability to obtain financing for working capital or other purposes could decline and we may be more vulnerable to economic downturns and competitive pressures.

Lack of acceptance of our new railcar offerings by our customers could materially adversely affect our business.

Our strategy depends in part on our continued development and sale of new railcar designs to expand or maintain our market share in the railcar markets in which we currently compete. The investment required by us in connection with the development of new railcar designs is considerable and we usually make decisions to develop and market new railcars and railcars with modified designs without firm indications of customer acceptance. New or modified railcar designs may require customers to alter their existing business methods or displace existing equipment in which these customers may have a substantial capital investment. Additionally, many railcar purchasers prefer to maintain a standardized fleet of railcars and railcar purchasers with established railcar fleets are generally resistant to railcar design changes. Therefore, any new or modified railcar designs that we develop may not gain widespread acceptance in the marketplace and any such products may not be able to compete successfully with existing railcar designs or new railcar designs that may be introduced by our competitors.

We are subject to a variety of environmental, health and safety laws and regulations and the cost of complying, or our failure to comply, with such requirements may have a material adverse effect on our business, financial condition and results of operations.

We are subject to a variety of federal, state and local environmental laws and regulations relating to the release or discharge of materials into the environment, the management, use, processing, handling, storage, transport or disposal of hazardous materials, or otherwise relating to the protection of public and employee health, safety and the environment. These laws and regulations expose us to liability for the environmental condition of our current or formerly owned or operated facilities, and also may expose us to liability for the conduct of others or for our actions that were in compliance with all applicable laws at the time these actions were taken. They also may expose us to liability for claims of personal injury or property damage related to alleged exposure to hazardous or toxic materials. Despite our intention to be in compliance, we cannot guarantee that we will at all times be in compliance with all such requirements. The cost of complying with these requirements may also increase substantially in future years. If we violate or fail to comply with these requirements, we could be fined or otherwise sanctioned by regulators. In addition, these requirements are complex, change frequently and may become more stringent over time, which could have a material adverse effect on our business. We are also required to maintain a variety of environmental permits. Our failure to maintain and comply with these permits could result in fines or penalties or other sanctions and have a material adverse effect on our operations or results. Future events, such as new environmental regulations or changes in or modified interpretations of existing laws and regulations or enforcement policies, newly discovered information or further investigation or evaluation of the potential health hazards of products or business activities, may give rise to additional compliance and other costs that could have a material adverse effect on our business, financial conditions and operations.

In addition to environmental, health and safety laws, the transportation of commodities by railcar raises potential risks in the event of a derailment or other accident. Generally, liability under existing law in the United States for a derailment or other accident depends on the negligence of the party, such as the railroad, the shipper, or the manufacturer of the railcar or its components. However, for certain hazardous commodities being shipped, strict liability concepts may apply.

As a public company we are required to comply with the reporting obligations of the Exchange Act and will be required to comply with Section 404 of the Sarbanes-Oxley Act. If we fail to comply with the reporting obligations of the Exchange Act and Section 404 of the Sarbanes-Oxley Act for our fiscal year ending December 31, 2007, or if we fail to achieve and maintain adequate internal controls over financial reporting, our business, results of operations and financial condition, and investors’ confidence in us, could be materially adversely affected.

As a public company, we are required to comply with the periodic reporting obligations of the Exchange Act, including preparing annual reports, quarterly reports and current reports. Our failure to prepare and disclose this information in a timely manner could subject us to penalties under federal securities laws, expose us to lawsuits and restrict our ability to access financing. In addition, we are required under applicable law and regulations to integrate our systems of internal controls over financial reporting.

We have dedicated significant management, financial and other resources in connection to our efforts to be compliant with Section 404 of the Sarbanes-Oxley Act. In October 2005, we hired an organization to assist with a review and testing of our existing internal control structure. During 2006, we have documented and tested significant processes in place throughout the company. We cannot be certain at this time that we will be able to comply with all of our reporting obligations and successfully complete the procedures, certification and attestation requirements of Section 404 of the Sarbanes-Oxley Act by the time that we are required to file our Annual Report on Form 10-K for the year ended December 31, 2007. If we fail to achieve and maintain the adequacy of our internal controls, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the value of the exchange notes.

Our relationships with our partners in our Ohio Castings joint venture may not be successful, which could materially adversely affect our business.

On January 1, 2005, we acquired from ACF Industries Holding Corp., an affiliate of Mr. Carl Icahn, our principal beneficial stockholder and the chairman of our board of directors, its one-third ownership interest in

Ohio Castings, our joint venture with affiliates of Amsted Industries Inc., a railcar components manufacturing company, and The Greenbrier Companies, a railcar manufacturer and leasing company. We acquired this joint venture interest in order to increase our supply alternatives for heavy castings, which are critical components for the manufacture of railcars. Although the allocation of castings that we receive from Ohio Castings does not provide us with all of our castings requirements, the joint venture does provide us with a committed source for a critical portion of the castings that we require for the successful operation of our business. If Ohio Castings is unable to provide us with our allocation of castings on a timely basis or at all, our manufacturing costs could increase and we may have to delay or cancel the production of ordered railcars, all of which could materially adversely affect our business, financial condition and results of operations.

Rapid growth could strain our operations and require us to incur costs to upgrade our infrastructure.

During 2004, 2005 and 2006, we experienced rapid growth in our operations, facilities, number of our employees and our product offerings. We expect our rapid growth to continue through 2007, including with respect to our planned capital expenditures including our new flexible railcar manufacturing plant that is currently under construction. Our growth places a significant strain on our management, operations and financial systems and also on our ability to retain employees. Our future operating results will depend in part on our ability to continue to implement and improve our operating and financial controls and management information systems. If we fail to manage our growth effectively, our business, financial condition and results of operations could be materially adversely affected.

Companies affiliated with Mr. Carl Icahn are important suppliers and customers.

We manufacture railcars and railcar components and provide railcar services for companies affiliated with Mr. Carl Icahn, our principal beneficial stockholder and the chairman of our board of directors. To the extent our relationships with affiliates of Mr. Carl Icahn change due to the sale of his interest in us or otherwise, our business, results of operations and financial condition may be materially adversely affected.

Affiliates of Mr. Carl Icahn have accounted for approximately 24%, 11% and 11% of our revenues in 2004, 2005 and 2006, respectively. This revenue is primarily attributable to our sale of railcars. American Railcar Leasing, or ARL, a railcar leasing company owned by affiliates of Mr. Carl Icahn, currently purchases all of its railcars from us. However, ARL could, in the future, purchase railcars from our competitors. In addition, we have a railcar servicing agreement through June 30, 2007 with ARL, under which we provide fleet management services for the entire railcar fleet of ARL and its subsidiaries. These railcars represented approximately 34% of the railcars for which we provided fleet management services as of December 31, 2006. This agreement is terminable by either party at the end of any contract year upon six months prior notice or by mutual agreement and ARL is not restricted from using the services of our competitors for its existing fleet of railcars or any other railcars it may purchase. A significant change in the nature of the business relationship with ARL and other affiliates of Mr. Carl Icahn could have a material adverse effect on our business, financial condition and results of operations.

We also purchase railcar and industrial components from ACF, another entity affiliated with Mr. Carl Icahn. ACF has been the supplier of approximately $31.3 million, $76.4 million and $81.5 million of our inventory purchases in 2004, 2005 and 2006, respectively. Currently, ACF is our sole supplier of tank railcar heads and one of a limited number of suppliers for other important railcar components that we use in our manufacturing operations. These railcar components are manufactured and sold to us under a supply agreement that is terminable by ACF at the end of any contract year on six months prior notice. We cannot guarantee that we would be able to obtain alternative supplies of these railcar components on a timely basis and on comparable terms if we were no longer able to purchase these railcar components from ACF. A failure to obtain component supplies from ACF could materially adversely affect our business, financial condition and results of operations.

Services being provided to us by ARL, an entity controlled by Mr. Carl Icahn, may not be sufficient to meet our needs, which may require us to incur additional costs.

During 2006, we used certain outsourced information technology and administrative services from ARL, an entity controlled by Mr. Carl Icahn. During 2006, we also subleased our headquarters office space in St. Charles, Missouri from ARL. Throughout 2006, we transitioned most of these services to be performed by ARI employees. This arrangement may be terminated by either ARL or us upon six months notice or by mutual agreement and, if the sublease service was terminated, we would be required to relocate our office headquarters. As this agreement was negotiated with ARL, an entity affiliated with us, the prices and rates charged to us under this agreement may be lower than the prices and rates that may be charged by unaffiliated third parties for an office sublease. We cannot assure you that, if this agreement is terminated, we will be able to replace the sublease in a timely manner or on terms and conditions, including cost, as favorable as those we are currently receiving. Additional expenses incurred in relocation of our office facilities could materially adversely affect our business, financial condition and results of operations.

As a public company, we may have reduced access to resources of, and benefits provided by, entities affiliated with Mr. Carl Icahn.

We believe that our relationship with entities affiliated with Mr. Carl Icahn have, in many cases, provided us with a competitive advantage in identifying opportunities for sales of our products and identifying and attracting partners for critical supply arrangements. For example, we participate in product and service purchasing arrangements with entities controlled by Mr. Carl Icahn, which we believe may provide us with favorable pricing as a result of larger aggregate purchases by the Icahn-affiliated buying group. If we were unable to participate in these buying group arrangements our manufacturing costs could increase and our results of operations and financial condition may be materially adversely affected. Also, lease sales agents of ARL and ACF, in connection with their own leasing sales activities have, from time to time, referred their customers or contacts to us if the customer or contact prefers to purchase rather than lease railcars, which has, in some cases, led to us selling railcars to these customers or contacts. There is no formal arrangement under which referral services are provided and we do not compensate ARL, ACF or any of their leasing sales agents for any railcar sales that we may make as a result of these referrals. To the extent that ARL or ACF discontinue referring potential customers to us, or require us to compensate them for these referrals, our business, results of operations and financial condition may be adversely affected.

We are involved in investigation and remediation activities relating to facilities previously owned by ACF, which may have a material adverse effect on our business, financial condition and results of operations if significant liabilities relating to these activities arise and ACF is not able to honor the obligations.

We are involved in investigation and remediation activities at properties that we now own or lease to address historic contamination and potential contamination by third parties. We are also involved with state agencies in the cleanup of two sites under these laws. These investigations are in process, but it is too early to be able to make a reasonable estimate, with any certainty, of the timing and extent of remedial actions that may be required, and the costs that would be involved in such remediation. Substantially all of the issues identified relate to the use of the properties prior to their transfer to us in 1994 by ACF and for which ACF has retained liability and agreed to indemnify us. However, if ACF fails to honor its obligations to us, we would be responsible for the cost of such remediation. We have been advised that ACF estimates that it will spend approximately $0.3 million and $0.2 million, respectively, in 2007 and 2008 on environmental investigation, relating to contamination that existed at properties prior to their transfer to us in 1994 and for which ACF has retained liability and agreed to indemnify us.

We expense all costs associated with environmental investigation and remediation relating to our properties even if we receive indemnification from ACF. ACF’s indemnification is not treated as an offset to that expense, but rather as an additional capital contribution. The discovery of historic contamination or the release of substances into the environment at our current or formerly owned or operated facilities could require ACF or us in the future to incur investigative or remedial costs or other liabilities that could be material or that could interfere with the operation of our business. Any environmental liabilities that we may incur that are not covered by adequate insurance or indemnification will also increase our costs and have a negative impact on our profitability.

Some of our railcar services and component manufacturing employees belong to labor unions and strikes or work stoppages by them or unions formed by some or all of our other employees in the future could adversely affect our operations.

We are a party to collective bargaining agreements with labor unions at our Longview, Texas, North Kansas City, Missouri and our Milton, Pennsylvania repair facilities and at our Longview, Texas steel foundry and components manufacturing facility. As of December 31, 2006, the covered employees at these sites collectively represent approximately 10.4% of our total workforce. Disputes with regard to the terms of these agreements or our potential inability to negotiate acceptable contracts with these unions in the future could result in, among other things, strikes, work stoppages or other slowdowns by the affected workers. We cannot guarantee that our relations with our railcar services workforce will remain positive. We cannot guarantee that union organizers will not be successful in future attempts to organize our railcar manufacturing employees or our other employees at some of our other facilities. If our workers were to engage in a strike, work stoppage or other slowdown, or other employees were to become unionized or the terms and conditions in future labor agreements were renegotiated, we could experience a significant disruption of our operations and higher ongoing labor costs. In addition, we could face higher labor costs in the future as a result of severance or other charges associated with layoffs, shutdowns or reductions in the size and scope of our operations.

Changes in assumptions or investment performance of pension and other postretirement benefit plans that we sponsor could materially adversely affect our financial condition and results of operations.

We sponsor two defined benefit plans that cover certain employees at designated repair facilities. One defined benefit plan, which covers certain salaried and hourly employees, is frozen. The second defined benefit plan is active and covers only certain of our union employees. We are also the sponsor of an unfunded supplemental executive retirement plan (SERP), in which several of its employees are participants. We will be responsible for making funding contributions to the plans, including the frozen pension plan, and would be liable for any unfunded liabilities that may exist at the time the plans are terminated. Under certain circumstances, such liability could be senior to the exchange notes. Our liability and resulting costs for these plans may increase or decrease based upon a number of factors, including actuarial assumptions used, the discount rate used in calculating the present value of future liabilities, and investment performance. An adverse change or result in one or more of these factors could have a material adverse effect on our financial condition and results of operations.

We also provide certain postretirement health care and life insurance benefits for certain of our salaried and hourly employees and retirees. Our postretirement benefit obligations and related expense with respect to these postretirement benefits also increase or decrease based on several factors, including changes in health care cost trend rates, and could similarly be materially adversely affected by adverse changes in these factors.

Our manufacturer’s warranties expose us to potentially significant claims.

We warrant the workmanship and materials of many of our products under express limited warranties. Accordingly, we may be subject to significant warranty claims in the future such as multiple claims based on one defect repeated throughout our mass production process or claims for which the cost of repairing the defective component is highly disproportionate to the original cost of the part. These types of warranty claims could result in costly product recalls, significant repair costs and damage to our reputation, which could materially adversely affect our business, financial condition and results of operations. Unresolved warranty claims could result in users of our products bringing legal actions against us. For example, we have been named as the defendant in a lawsuit in which the plaintiff claims we were responsible for the damage caused by allegedly defective railcars that were manufactured by us. The plaintiff alleges that failures in certain components caused the contents transported by these railcars to spill out of the railcars causing property damage, clean-up costs, monitoring costs, testing costs and other costs and damages.

Our production of new future railcar product lines may not be initially profitable, if at all, and may result in financial losses.

Our strategy includes developing new railcars and selectively expanding beyond the covered hopper and tank railcar markets. When we begin production of a new railcar product line, we usually experience higher initial costs of production due to training and labor and operating inefficiencies associated with new manufacturing processes. Due to pricing pressures in our industry, the pricing for new railcars in customer contracts usually does not reflect the initial additional costs, and our costs of production may exceed the anticipated revenues until we are able to gain labor efficiencies. For example, in 2004 and 2005, we used a portion of the railcar production capacity at our Paragould complex, which we primarily use to manufacture covered hopper railcars, to manufacture centerbeam platform railcars. This was the first time we manufactured centerbeam platform railcars and primarily as a result of initial training and start-up costs along with increased steel costs, we incurred a loss on this product. In 2006, we produced an intermodal railcar as a test product. To the extent that the total costs of production significantly exceed our anticipated costs of production, we may incur a loss on our sale of new railcar product lines.

If we are unable to protect our intellectual property and prevent its improper use by third parties, our ability to compete in the market may be harmed.

We rely on patent protection and a combination of copyright, trade secret and trademark laws to protect our proprietary technology and prevent others from duplicating our products. However, these means afford only limited protection and may not prevent our competitors from duplicating our products or gaining access to our proprietary information and technology. These means also may not permit us to gain or maintain a competitive advantage.

Any of our patents may be challenged, invalidated, circumvented or rendered unenforceable. We cannot guarantee that we will be successful should one or more of our patents be challenged for any reason. If our patent claims are rendered invalid or unenforceable, or narrowed in scope, the patent coverage afforded our products could be impaired, which could significantly impede our ability to market our products, negatively affect our competitive position and materially adversely affect our business and results of operations.

We cannot assure you that any pending or future patent applications held by us will result in an issued patent, or that if patents are issued to us, that such patents will provide meaningful protection against competitors or against competitive technologies. The issuance of a patent is not conclusive as to its validity or its enforceability. The United States federal courts may invalidate our patents or find them unenforceable. Competitors may also be able to design around our patents. Our patents and patent applications cover particular aspects of our products. Other parties may develop and obtain patent protection for more effective technologies, designs or methods. If these developments were to occur, it could have an adverse effect on our sales. If our intellectual property rights are not adequately protected, we may not be able to commercialize our technologies, products or services and our competitors could commercialize our technologies, which could result in a decrease in our sales and market share and could materially adversely affect our business, financial condition and results of operations.

Our products could infringe the intellectual property rights of others, which may lead to litigation that could itself be costly, could result in the payment of substantial damages or royalties, and could prevent us from using technology that is essential to our products.

We cannot guarantee you that our products, manufacturing processes or other methods do not infringe the patents or other intellectual property rights of third parties. Infringement and other intellectual property claims and proceedings brought against us, whether successful or not, could result in substantial costs and harm our reputation. Such claims and proceedings can also distract and divert management and key personnel from other tasks important to the success of our business. In addition, intellectual property litigation or claims could force us to do one or more of the following:

•	cease selling or using any of our products that incorporate the asserted intellectual property, which would adversely affect our revenue;

•	pay substantial damages for past use of the asserted intellectual property;

•	obtain a license from the holder of the asserted intellectual property, which license may not be available on reasonable terms, if at all; and

•

redesign or rename, in the case of trademark claims, our products to avoid infringing the intellectual property rights of third parties, which may not be possible and could be costly and time-consuming if it is possible to do.

In the event of an adverse determination in an intellectual property suit or proceeding, or our failure to license essential technology, our sales could be harmed and our costs could increase, which could materially adversely affect our business, financial condition and results of operations.

Increasing insurance claims and expenses could lower profitability and increase business risk.

The nature of our business subjects us to product liability, property damage and personal injury claims, especially in connection with our manufacture and repair of products that transport hazardous or volatile materials, such as pressure tank railcars. We maintain reserves and liability insurance coverage at levels based upon commercial norms in the industries in which we operate and our historical claims experience. Over the last several years, insurance carriers have raised premiums for many companies operating in our industry. Increased premiums may further increase our insurance expense as coverages expire or cause us to raise our self-insured retention. If the number or severity of claims within our self-insured retention increases, we could suffer costs in excess of our reserves. An unusually large liability claim or a series of claims based on a failure repeated throughout our mass production process may exceed our insurance coverage or result in direct damages if we were unable or elected not to insure against certain hazards because of high premiums or other reasons. In addition, the availability of, and our ability to collect on, insurance coverage is often subject to factors beyond our control. Moreover, any accident or incident involving us, even if we are fully insured or not held to be liable, could negatively affect our reputation among customers and the public, thereby making it more difficult for us to compete effectively, and could materially adversely affect the cost and availability of insurance in the future.

Our failure to comply with regulations imposed by federal and foreign agencies could negatively affect our financial results.

Our railcar operations are subject to extensive regulation by governmental regulatory and industry authorities and by federal and foreign agencies. These organizations establish rules and regulations for the railcar industry, including construction specifications and standards for the design and manufacture of railcars; mechanical, maintenance and related standards; and railroad safety. New regulatory rulings and regulations from these federal or foreign agencies may impact our financial condition and results of operations. If we fail to comply with the requirements and regulations of these agencies, we may face sanctions and penalties that could materially adversely affect our results of operations.

Further consolidation of the railroad industry may materially adversely affect our business.

Over the past ten years, there has been a consolidation of railroad carriers operating in North America. Railroad carriers are large purchasers of railcars and represent a significant portion of our historical customer base. With fewer railroad carriers, each railroad carrier will have proportionately greater buying power and operating efficiency. This may intensify competition among railcar manufacturers to retain customer relationships with the consolidated railroad carriers and cause our prices to decline. Future consolidation of railroad carriers may materially adversely affect our sales and reduce our income from operations.

Reductions in the availability of energy supplies or an increase in energy costs may increase our operating costs.

We use electricity and natural gas at our manufacturing facilities and to operate our equipment. Over the past three years, prices for electricity and natural gas have fluctuated significantly. An outbreak or escalation of hostilities between the United States and any foreign power and, in particular, a prolonged armed conflict in the Middle East, or a natural disaster such as the hurricanes and related flooding in 2005 in the oil producing region of the Gulf Coast of the United States, could result in a real or perceived shortage of petroleum and/or natural gas, which could result in an increase in the cost of electricity or energy generally. Future limitations on the availability or consumption of petroleum products and/or an increase in energy costs, particularly electricity for plant operations, could have a materially adverse effect upon our business and results of operations.

We may be required to reduce our inventory carrying values, which could materially adversely affect our financial condition and results of operations.

We are required to record our inventories at the lower of cost or market. In assessing the ultimate realization of inventories, we are required to make judgments as to future demand requirements and compare them with the current or committed inventory levels. We have recorded reductions in inventory carrying values in recent periods due to the discontinuance of product lines and changes in market conditions due to changes in demand requirements. We may be required to reduce inventory carrying values in the future due to a decline in market conditions in the railcar business, which could have a material adverse effect on our financial condition and results of operations.

We may be required to reduce the value of our long-lived assets and/or goodwill, which could materially adversely affect our financial condition and results of operations.

We periodically evaluate the carrying values of our long-lived assets for potential impairment. The carrying value of a long-lived asset is considered impaired when the carrying value is not recoverable through undiscounted future cash flows and the fair value of the asset is less than the carrying value reduced by the estimated cost to dispose of the asset. In addition, we are required, at least annually, to evaluate goodwill related to acquired businesses for potential impairment indicators that are based primarily on market conditions in the United States and the operational performance of our reporting units. Future events could cause us to conclude that impairment indicators exist and that goodwill associated with our acquired businesses is impaired. Any resulting impairment loss related to reductions in the value of our long-lived assets or our goodwill could materially adversely affect our financial condition and results of operations.

Mr. Carl Icahn exerts significant influence over us.

Mr. Carl Icahn controls approximately 53% of the voting power of our capital stock and is able to control or exert substantial influence over us, including the election of our directors, and controlling most matters requiring board or shareholder approval, including:

•	any determination with respect to our business strategy and policies;

•	mergers or other business combinations involving us;

•	our acquisition or disposition of assets;

•	future issuances of common stock or other securities by us;

•	our incurrence of debt or obtaining other sources of financing; and

•	the payment of dividends on our common stock.

In addition, the existence of a controlling stockholder may have the effect of making it difficult for, or may discourage or delay, a third party from seeking to acquire, a majority of our outstanding common stock.

Mr. Carl Icahn’s interests may conflict with the interest of note holders.

Mr. Carl Icahn owns and controls and has an interest in a wide array of companies, some of which, such as ARL and ACF as described below, may compete directly or indirectly with us. As a result, his interests may not always be consistent with our interests or your interests as a holder of exchange notes or the interests of our stockholders. For example, ARL, a railcar leasing company owned by Mr. Carl Icahn, competes directly with our other customers that are in the railcar leasing business and ACF, which supplies us with critical components, also provides components to our competitors. ACF has also previously manufactured railcars and may do so in the future. Mr. Carl Icahn and entities controlled by him may also pursue acquisitions or business opportunities that may be complementary to our business. Our certificate of incorporation allows Mr. Carl Icahn, entities controlled by him, and any director, officer, member, partner, stockholder or employee of Mr. Carl Icahn or entities controlled by him, to take advantage of such corporate opportunities without first presenting such opportunities to us, unless such opportunities are expressly offered to any such party solely in, and as a direct result of, his or her capacity as our director, officer or employee. As a result, corporate opportunities that may benefit us may not be available to us in a timely manner, or at all. To the extent that conflicts of interest may arise between us and Mr. Carl Icahn and his affiliates, those conflicts may be resolved in a manner adverse to us or to you or other holders of our securities.

We are a “controlled company” within the meaning of the NASDAQ Global Market rules and therefore we are not subject to all of the NASDAQ Global Market corporate governance requirements.

Mr. Carl Icahn controls approximately 53% of the voting power of our capital stock and we are a “controlled company” within the meaning of the corporate governance standards of the NASDAQ Global Market. Under these rules, a “controlled company” may elect, and we have elected, not to comply with certain NASDAQ Global Market corporate governance requirements, including requirements that a majority of the board of directors consist of independent directors; compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors; and director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors. As a result, we do not have a majority of independent directors and we do not have a nominating committee nor do we have a compensation committee consisting of independent members.

Use of proceeds

We will not receive any proceeds from the issuance of the exchange notes. We are making this exchange offer solely to satisfy our obligations under our registration rights agreement. See “Registration Rights Agreement.” Outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and will not be reissued. Accordingly, the issuance of the exchange notes will not result in any change in our capitalization.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2006, on an actual basis and on an adjusted basis to give effect to the offering of our outstanding notes, after deducting the discount afforded to the initial purchasers and the estimated aggregate offering expenses payable by us.

You should read this table together with “Summary consolidated financial data,” “Use of proceeds,” “Selected consolidated financial data,” “Management’s discussion and analysis of financial condition and results of operations” and the consolidated financial statements and the related notes thereto included elsewhere in this prospectus or which are incorporated by reference into this prospectus.

	As of December 31, 2006
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents(1)	$40,922	$311,422

Total debt:
Existing revolving credit facility(2)	—	—
Notes offered hereby	—	275,000
Mortgage obligation(3)	96	96

Total debt	96	275,096
Total shareholders’ equity	250,180	250,180

Total capitalization	$250,276	$525,276

(1)	Cash and cash equivalents on an as adjusted basis includes net cash raised from the offering of our outstanding notes of approximately $270.5 million after reflecting discount and expenses of $4.5 million.
(2)	$100 million facility with $80.1 million of availability as of 12/31/06.
(3)	Existing mortgage obligation will not be retired as part of this offering.

Description of the exchange offer

Purpose and effect of exchange offer

We sold the outstanding notes on February 28, 2007 in an unregistered private placement to certain initial purchasers. As part of that offering, we entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we agreed to file the registration statement, of which this prospectus forms a part, to offer to exchange the outstanding notes for exchange notes in an offering registered under the Securities Act. This exchange offering satisfies that obligation. We also agreed to perform other obligations under that registration rights agreement. See “Registration rights agreement.”

By participating in the exchange offer, holders of outstanding notes will receive exchange notes that are freely tradable and not subject to restrictions on transfer, subject to the exceptions described under “—Resale of exchange notes” immediately below. In addition, holders of exchange notes generally will not be entitled to additional interest.

Resale of exchange notes

We believe that the exchange notes issued in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by any new noteholder without compliance with the registration and prospectus delivery provisions of the Securities Act if the conditions set forth below are met. We base this belief solely on interpretations of the federal securities laws by the staff of the Division of Corporation Finance of the SEC set forth in several no-action letters issued to third parties unrelated to us. A no-action letter is a letter from the staff of the Division of Corporation Finance of the SEC responding to a request for the staff’s views as to whether it would recommend any enforcement action to the Division of Enforcement of the SEC with respect to certain actions being proposed by the party submitting the request. We have not obtained, and do not intend to obtain, our own no-action letter from the SEC regarding the resale of the exchange notes. Instead, holders will be relying on the no-action letters that the SEC has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

•	the holder must acquire the exchange notes in the ordinary course of its business;

•	the holder must have no arrangements or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act; and

•	the holder must not be our “affiliate,” as that term is defined in Rule 405 of the Securities Act.

Each holder of outstanding notes that wishes to exchange outstanding notes for exchange notes in the exchange offer must represent to us that it satisfies all of the above listed conditions. Any holder who tenders in the exchange offer who does not satisfy all of the above listed conditions:

•	cannot rely on the position of the SEC set forth in the no-action letters referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes.

The SEC considers broker-dealers that acquired outstanding notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the exchange notes if they participate in the exchange offer. Consequently, these holders must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes acquired by that broker-dealer as a result of market-making activities or other trading activities must deliver a prospectus in connection with a resale of the exchange notes and provide us with a signed acknowledgement of this obligation. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will use our commercially reasonable efforts to make this prospectus available to broker-dealers for use in connection with any resale of the exchange notes.

Except as described in the prior paragraph, holders may not use this prospectus for an offer to resell, a resale or other retransfer of exchange notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Terms of the exchange

Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to together in this prospectus as the “exchange offer,” we will accept any and all outstanding notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date. We will issue, on or promptly after the expiration date, an aggregate principal amount of up to $275.0 million of exchange notes for a like principal amount of outstanding notes tendered and accepted in connection with the exchange offer. Holders may tender some or all of their outstanding notes in connection with the exchange offer, but only in integral multiples of $1,000. The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange.

The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that:

•	we have registered the exchange notes under the Securities Act and therefore these notes will not bear legends restricting their transfer; and

•

specified rights under the registration rights agreement, including the provisions providing for payment of additional interest in specified circumstances relating to the exchange offer, will be limited or eliminated.

The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under the same indenture and entitled to the same benefits under that indenture as the outstanding notes being exchanged. As of the date of this prospectus, $275.0 million in aggregate principal amount of the outstanding notes were outstanding. Outstanding notes accepted for exchange will be retired and canceled.

In connection with the issuance of the outstanding notes, we arranged for the outstanding notes originally purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under “—Book-entry transfer,” we will issue the exchange notes in the form of a global note registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

We will be considered to have accepted validly tendered outstanding notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If we do not accept any tendered outstanding notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these outstanding notes, without expense, to the tendering holder as quickly as possible after the expiration date of the exchange offer.

Holders who tender outstanding notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of outstanding notes in connection with the exchange offer. We will pay all charges and expenses, other than the applicable taxes described under “—Fees and Expenses,” in connection with the exchange offer.

If we successfully complete the exchange offer, any outstanding notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of outstanding notes after the exchange offer in general will not have further rights under the registration rights agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the outstanding notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration date; extensions; amendments

The expiration date for the exchange offer is 5:00 p.m., New York City time, on May 4, 2007. We may extend this expiration date in our sole discretion. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.

We reserve the right, in our sole discretion:

•

to delay accepting any outstanding notes, for example, in order to allow for the confirmation of tendered notes or for the rectification of any irregularity or defect in the tender of outstanding notes;

•	to extend the exchange offer;

•	to terminate the exchange offer if, in our sole judgment, any of the conditions described below shall not have been satisfied; or

•	to amend the terms of the exchange offer in any manner.

We will give notice by press release or other written public announcement of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to notify the holders of outstanding notes of the amendment or waiver, and extend the offer as required by law to cause the exchange offer to remain open for at least five business days following such notice.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the exchange notes

The exchange notes will accrue interest at a rate of 7.5% per year. Interest on the exchange notes will be payable semi-annually in arrears on each March 1, September 1, commencing on September 1, 2007.

Conditions to the exchange offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes and we may terminate the exchange offer as provided in this prospectus, if:

•

the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination, any applicable law, rule or regulation or any applicable interpretation of the staff of the SEC;

•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•	we have not obtained any governmental approval which we, in our sole discretion, exercised reasonably, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

The conditions listed above are for our sole benefit. We may assert them regardless of the circumstances giving rise to any of these conditions or waive them in our sole discretion in whole or in part. A failure on our part to exercise any of our rights under any of the conditions shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time prior to the expiration of the exchange offer. All such conditions, other than those subject to governmental approval, will be satisfied or waived prior to the expiration of the exchange offer.

If we determine in our sole discretion, exercised reasonably, that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders;

•	extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these outstanding notes; or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn.

Any determination by us concerning the above events will be final and binding. In addition, we reserve the right in our sole discretion, exercised reasonably, to:

•	purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date; and

•	to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

The terms of any purchases or offers may differ from the terms of the exchange offer. Those purchases may require the consent of the lenders under our revolving credit facility, as it may be amended from time to time.

Procedures for tendering

Except in limited circumstances, only a Euroclear participant, Clearstream participant or DTC participant listed on a DTC securities position listing with respect to the outstanding notes may tender outstanding notes in the exchange offer. To tender outstanding notes in the exchange offer:

•	holders of outstanding notes that are DTC participants may follow the procedures for book-entry transfer as set forth under “—Book-entry transfer” and in the letter of transmittal; or

•

Euroclear participants and Clearstream participants on behalf of the beneficial owners of outstanding notes are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream. These procedures include the transmission of a computer-generated message to Euroclear or Clearstream in lieu of a letter of transmittal. See the description of “agent’s message” under “—Book-entry transfer.”

In addition, you must comply with one of the following:

•

the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, Euroclear or Clearstream according to their respective standard operating procedures for electronic tenders and a properly transmitted agent’s message as described below; or

•	the exchange agent must receive any corresponding certificate or certificates representing outstanding notes along with the letter of transmittal; or

•	the holder must comply with the guaranteed delivery procedures described below.

The tender by a holder of outstanding notes will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the outstanding notes held by a holder are tendered, the tendering holder should fill in the amount of outstanding notes being tendered in the specified box on the letter of transmittal. The entire amount of outstanding notes delivered or transferred to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of outstanding notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “—Book-entry transfer,” to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. No letter of transmittal or outstanding notes should be sent to us, DTC, Euroclear or Clearstream. Delivery of documents to DTC, Euroclear or Clearstream in accordance with their respective procedures will not constitute delivery to the exchange agent.

Any beneficial holder whose outstanding notes are registered in the name of his or its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the beneficial holder’s behalf. If any beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in its name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and may not be completed prior to the expiration date. Signatures on a letter of transmittal or a notice of withdrawal, as described in “Withdrawal of tenders,” must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution,” within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to in this prospectus as an “eligible institution,” unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special issuance instructions” or “Special delivery instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, the outstanding notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes. If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine in our sole discretion, exercised reasonably, all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered outstanding notes. We reserve the absolute right to reasonably reject any and all outstanding notes not properly tendered or any outstanding notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities as to any particular outstanding notes. Our interpretation of the form and procedures for tendering outstanding notes in the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of outstanding notes within a period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of outstanding notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of outstanding notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any outstanding notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, as set forth under “—Conditions to the exchange offer,” to terminate the exchange offer. By tendering, each holder represents to us, among other things, that:

•	the holder acquired exchange notes pursuant to the exchange offer in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act;

•	the holder is not our “affiliate,” as defined in Rule 405 under the Securities Act;

•	if the holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of exchange notes; and

•

if the holder is a broker-dealer (a Participating Broker-Dealer) that will receive exchange notes for its own account in exchange for notes it acquired as a result of market-making or other trading activities, it will deliver a prospectus in connection with any resale of the exchange notes.

If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes acquired by the broker-dealer as a result of market-making activities or other trading activities, the holder must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Book-entry transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC, Euroclear and Clearstream for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for the transfer. Any participant in Euroclear or Clearstream may make book-entry delivery of outstanding notes by causing Euroclear or Clearstream to transfer the outstanding notes into the exchange agent’s account in accordance with established Euroclear or Clearstream procedures for transfer. The exchange of exchange notes for tendered outstanding notes will only be made after a timely confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message, transmitted by DTC, Euroclear or Clearstream, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC, Euroclear or Clearstream has received an express acknowledgment from a participant tendering outstanding notes that the participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC, Euroclear or Clearstream participant that the representations contained in the letter of transmittal and described under “—Resale of exchange notes” are true and correct.

Guaranteed delivery procedures

The following guaranteed delivery procedures are intended for holders who wish to tender their outstanding notes but:

•	their outstanding notes are not immediately available;

•	the holders cannot deliver their outstanding notes, the letter of transmittal, or any other required documents to the exchange agent prior to the expiration date; or

•	the holders cannot complete the procedure under the respective DTC, Euroclear or Clearstream standard operating procedures for electronic tenders before expiration of the exchange offer.

The conditions that must be met to tender outstanding notes through the guaranteed delivery procedures are as follows:

•	the tender must be made through an eligible institution;

•

before expiration of the exchange offer, the exchange agent must receive from the eligible institution either a properly completed and duly executed notice of guaranteed delivery in the form accompanying this prospectus, by facsimile transmission, mail or hand delivery, or a properly transmitted agent’s message in lieu of notice of guaranteed delivery:

•	setting forth the name and address of the holder, the certificate number or numbers of the outstanding notes tendered and the principal amount of outstanding notes tendered;

•	stating that the tender offer is being made by guaranteed delivery;

•

guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, or facsimile of the letter of transmittal, together with the outstanding notes tendered or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible institution with the exchange agent; and

•

the exchange agent must receive the properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and any other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer;

•	upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of tenders

Your tender of outstanding notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of outstanding notes at any time prior to 5:00 p.m., New York City time, on the expiration date. For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by facsimile transmission or letter, of withdrawal at the address set forth below under “Exchange agent,” or

•

for DTC, Euroclear or Clearstream participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC, Euroclear or Clearstream.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes to be withdrawn;

•	include a statement that the person is withdrawing his election to have such outstanding notes exchanged;

•	be signed by the person who tendered the outstanding notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the outstanding notes are to be re-registered, if different from that of the withdrawing holder.

If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the applicable facility. We will determine in our sole discretion, exercised reasonably, all questions as to the validity, form and eligibility, including time of receipt, for the withdrawal notices, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect to them unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following the procedures described under “—Procedures for tendering” at any time prior to the expiration date.

Fees and expenses

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and its related reasonable out-of-pocket expenses, including accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes. If, however:

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes tendered; or

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•

a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer; then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Accounting treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer. The expenses that we will pay in connection with the exchange offer will increase our deferred financing costs, which we will amortize over the seven year term of the notes, in accordance with generally accepted accounting principles.

Consequences of failures to properly tender outstanding notes in the exchange

We will issue the exchange notes in exchange for outstanding notes under the exchange offer only after timely receipt by the exchange agent of the outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the outstanding notes desiring to tender outstanding notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act. If we successfully complete the exchange offer, specified rights under the registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining outstanding notes. Remaining outstanding notes will continue to be subject to the following restrictions on transfer:

•

holders may resell outstanding notes only if we register the outstanding notes under the Securities Act, if an exemption from registration is available, or if the transaction requires neither registration under nor an exemption from the requirements of the Securities Act; and

•	the remaining outstanding notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register any remaining outstanding notes under the Securities Act. To the extent that outstanding notes are tendered and accepted in connection with the exchange offer, any trading market for remaining outstanding notes could be adversely affected.

Exchange agent

Wilmington Trust Company has been appointed as the exchange agent for the exchange offer. Wilmington Trust Company is also the trustee under the indenture governing the outstanding notes and the exchange notes. All executed letters of transmittal should be directed to the exchange agent at the address set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

Deliver To:

Wilmington Trust Company, Exchange Agent

By Certified or Registered Mail: Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attention: Alisha Clendaniel	By Overnight Courier or Hand: Wilmington Trust Company Rodney Square North 1100 North Market Street Wilmington, DE 19890-1626 Attention: Alisha Clendaniel
By Facsimile Transmission: (302) 636-4139 Attention: Exchanges

Should you have any questions related to the delivery of your letter of transmittal to the exchange agent, please contact Wilmington Trust Company at (302) 636-6470.

DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY.

Description of other indebtedness

REVOLVING CREDIT FACILITY

In January 2006, concurrent with the completion of the initial public offering, we repaid all amounts outstanding under our then revolving credit facility and entered into an amended and restated revolving credit facility with North Fork Business Capital Corporation, as administrative agent for various lenders. The amended and restated revolving credit facility replaced our former $50.0 million revolving credit facility with North Fork Business Capital Corporation. During October 2006, we entered into a first amendment to the revolving credit agreement. During February 2007, we entered into a second amendment to the revolving credit agreement. As of the date of this prospectus, we have not drawn down any of the amount available under our revolving credit facility.

Terms of the revolving credit facility, as amended, are:

Maximum borrowing

Our revolving credit facility, as amended, provides for a maximum borrowing of the lesser of (a) $100.0 million or (b) an amount equal to a percentage of eligible accounts receivables plus a percentage of the eligible raw materials, work in process and finished goods inventory, which as of December 31, 2006 was $80.1 million. Eligible receivables include only accounts receivable to our customers in the United States or Canada arising from sales in the ordinary course of business with non-affiliates. In addition, the revolving credit facility, as amended, includes a $30.0 million capital expenditure sub-facility that is based on a percentage of the costs related to capital projects we may undertake;

Term

The revolving credit facility, as amended, expires in October 2009;

Interest rate and fees

Borrowings bear an interest rate of a base rate less 0.5%, where the base rate is the higher of the highest prime, base or equivalent rate of interest published by the administrative agent, or the published annualized rate for 90-day dealer commercial paper published in the Wall Street Journal. In addition, we are granted a 1 month, 2 month or 3 month LIBOR rate plus 1.5%. We paid closing fees of $0.3 million and are required to pay an unused line fee of 0.375% per year on the unused portion of our revolving credit facility, as amended;

Collateral

Our receivables, inventory and a pledged deposit account, together with assets we purchase with the proceeds from the capital expenditure sub-facility, serve as collateral under the revolving credit facility, as amended, and the capital expenditure sub-facility. In addition, we are required to maintain one or more blocked accounts to which all our collections would be remitted. Under the revolving credit facility, as amended, the types of collections that are subject to the blocked account consist of all collections including all cash, funds, checks, notes, instruments, any other form of remittance tendered by account debtors in respect of payment of our receivables and any other payments received by us with respect to any collateral. If the funds, which we can draw under the revolving credit facility, as amended, fall under $5 million, the proceeds in the blocked accounts are transferred to the administrative agent and the administrative agent is required to apply all such proceeds to our loan account with the administrative agent, conditional upon final collection, effecting a payment of any obligations that are outstanding at such time. The interest that the administrative agent holds in such proceeds (until such time as they are applied to the obligations) is in the nature of a collateral security interest. Upon termination of the administrative agent’s security interests in such proceeds in accordance with applicable laws generally governing the termination of security interests and bank deposits, the administrative agent returns to us any proceeds it holds after satisfaction of existing or contingent obligations owed to the administrative agent and the other lenders. We may borrow, repay, and reborrow revolving credit loans in accordance with the terms of the revolving credit facility, as amended;

Financial covenants

Our revolving credit facility, as amended, requires that when excess availability under the revolving credit facility is less than $30.0 million (or has been less than $30.0 million at any time during the prior 90 days), we must meet an adjusted fixed charge coverage ratio of not less than 1.2 to 1.0 on a quarterly and/or annual basis, and further requires that if any indebtedness has been incurred or assumed during the applicable quarter, or when excess availability under the revolving credit facility is less than $30.0 million (or has been less than $30.0 million at any time during the prior 90 days), we must meet a leverage ratio calculated based on the outstanding amount of indebtedness to EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization), as defined in the revolving credit facility, as amended, of not greater than 4.0 to 1.0 on a quarterly and/or annual basis; and

Negative covenants

Our revolving credit facility, as amended, includes certain limitations on, among other things, our ability to incur additional indebtedness, modify our current governing documents, sell or dispose of collateral, grant credit and declare or pay dividends or make distributions on common stock or other equity securities. The limitation on certain of the actions addressed by the revolving credit facility, as amended, is in the nature of a right in favor of the administrative agent and our lenders to accelerate all of our obligations under the revolving credit facility, as amended, a demand right, that is triggered by certain actions, rather than in the nature of a negative covenant by which we contractually agree not to take such actions. Included among the actions that trigger a demand right are certain actions to modify governing documents, sell or dispose of collateral, grant credit, incur indebtedness, and make dividends and distributions. An incurrence of indebtedness triggers a demand right if it causes the adjusted ratio of our indebtedness to EBITDA, as defined in the revolving credit facility, as amended, to be greater than 4.0 to 1.0. The direct or indirect payment of dividends or distributions, or purchase, redemption, or retirement of capital stock, equity interests, options or rights to purchase capital stock or equity interests, or payments to sinking or analogous funds, triggers a demand right if, when excess availability under the revolving credit facility is less than $30.0 million (or has been less than $30.0 million at any time during the prior 90 days), it causes the adjusted fixed charge coverage ratio to be less than 1.2 to 1.0 or the ratio of adjusted indebtedness to EBITDA to be greater than 4.0 to 1.0, each on a quarterly and/or annual basis, as defined in the revolving credit facility, as amended.

OHIO CASTINGS GUARANTY

In February 2003, Castings LLC, a wholly owned subsidiary of ACF Industries Holding Corp., a company beneficially owned and controlled by Mr. Carl Icahn, acquired a one-third ownership interest in Ohio Castings Company, LLC, a joint venture with affiliates of two established railcar industry companies. Effective as of January 1, 2005, ACF Industries Holding Corp. transferred its interest in Castings LLC to us for total consideration of $12.0 million, represented by a promissory note bearing an interest rate equal to the prime rate plus 0.5%, payable on demand. In connection with this transfer, we agreed to assume certain, and indemnify all liabilities related to and arising from ACF Industries Holding Corp.’s investment in Castings LLC, including the guarantee of Castings LLC’s obligations to Ohio Castings, the guarantee of bonds in the amount of $10.0 million issued by the State of Ohio to one of Ohio Castings’ subsidiaries, of which $6.1 million was outstanding as of December 31, 2006, and the guarantee of a $2.0 million state loan that provides for purchases of capital equipment, of which $1.6 million was outstanding as of December 31, 2006. The two other partners of Ohio Castings have made similar guarantees of these obligations.

Description of the exchange notes

The exchange notes will be issued under the indenture, dated as of February 28, 2007, among American Railcar Industries, Inc., and Wilmington Trust Company, as trustee. References to the “notes” include both the exchange notes and any outstanding notes that remain outstanding following completion of the exchange offer. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the Trust Indenture Act), as in effect on the date of the indenture. The notes are subject to all such terms, and holders of the notes are referred to the indenture and the Trust Indenture Act for a statement of the terms therein. The following is a summary of the material terms and provisions of the notes. A copy of the form of indenture is incorporated by reference into the registration statement of which this prospectus is a part.

General

The notes are to be issued under an indenture (the “indenture”), dated as of February 28, 2007 among American Railcar Industries, Inc., and Wilmington Trust Company, as Trustee. Copies of the indenture may be obtained from us upon request.

The following summary of certain provisions of the indenture and the notes does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture, including the definitions of certain terms therein and those terms made a part thereof by the TIA. Capitalized terms used in this “Description of the exchange notes” section and not otherwise defined have the meanings set forth in the section “—Certain Definitions.” As used in this “Description of the exchange notes” section, the terms “we,” “us,” “our” and “ours” mean American Railcar Industries, Inc., a Delaware corporation, and not any of its Subsidiaries.

We will issue notes with an initial aggregate principal amount of $275.0 million. We may issue additional notes from time to time after this exchange offering. Any offering of additional notes is subject to the covenant described below under the caption “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” Except as set forth under “—Amendments and Waivers,” the notes and any additional notes subsequently issued under the indenture will be treated as a single class for all purposes under the indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase.

Principal of, premium, if any, and interest on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Trustee at Rodney Square North, 1100 North Market Street, Wilmington, Delaware 19890.

The notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

Terms of the Notes

The notes will be our unsecured senior obligations and will mature on March 1, 2014. Each note will bear interest at a rate per annum shown on the front cover of this prospectus from February 28, 2007 or from the most recent date to which interest has been paid or provided for, payable semiannually to holders of record at the close of business on February 15 or August 15 immediately preceding the interest payment date on March 1 and September 1 of each year, commencing September 1, 2007.

Additional interest is payable with respect to the notes in certain circumstances if we do not consummate the exchange offer (or shelf registration, if applicable) as further described under “Exchange offer; registration rights.”

Optional Redemption

On or after March 1, 2011, we may redeem the notes at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on March 1 of the years set forth below:

Period	Redemption Price
2011	103.750%
2012	101.875%
2013 and thereafter	100.000%

In addition, prior to March 1, 2011, we may redeem the notes at our option, in whole at any time or in part from time to time, upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each holder’s registered address, at a redemption price equal to 100% of the principal amount of the notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and additional interest, if any, to, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Notwithstanding the foregoing, at any time and from time to time on or prior to March 1, 2010, we may redeem in the aggregate up to 35% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) with the net cash proceeds of one or more Equity Offerings (1) by us or (2) by any direct or indirect parent of ours, in each case, to the extent the net cash proceeds thereof are contributed to our common equity capital or used to purchase our Capital Stock (other than Disqualified Stock) from us, at a redemption price (expressed as a percentage of principal amount thereof) of 107.50%, plus accrued and unpaid interest and additional interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that at least 65% of the original aggregate principal amount of the notes (calculated after giving effect to any issuance of additional notes) must remain outstanding after each such redemption; provided, further, that such redemption shall occur within 90 days after the date on which any such Equity Offering is consummated upon not less than 30 nor more than 60 days’ notice mailed to each holder of notes being redeemed and otherwise in accordance with the procedures set forth in the indenture.

Notice of any redemption upon any Equity Offering may be given prior to the completion thereof, and any such redemption or notice may, at the our discretion, be subject to one or more conditions precedent, including, but not limited to, completion of the related Equity Offering.

Selection

In the case of any partial redemption, selection of the notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $1,000 or less shall be redeemed in part. If any note is to be redeemed in part only, the notice of redemption relating to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. On and after the redemption date, interest will cease to accrue on notes or portions thereof called for redemption so long as the we have deposited with the Paying Agent funds sufficient to pay the principal of, plus accrued and unpaid interest and additional interest (if any) on, the notes to be redeemed.

Ranking

The indebtedness evidenced by the notes will be our unsecured senior Indebtedness, will rank pari passu in right of payment to all of our existing and future senior Indebtedness and will be senior in right of payment to all of our existing and future Subordinated Indebtedness. The notes will be effectively subordinated to any Secured Indebtedness to the extent of the value of the assets securing such Secured Indebtedness.

The indebtedness evidenced by the Guarantees, if any, will be unsecured senior Indebtedness of the applicable Guarantor, will rank pari passu in right of payment, to all existing and future senior Indebtedness of such Guarantor and will be senior in right of payment to all existing and future Subordinated Indebtedness of such Guarantor. The Guarantees, if any, will also be effectively subordinated to any Secured Indebtedness of the applicable Guarantor to the extent of the value of the assets securing such Secured Indebtedness.

At December 31, 2006, on a pro forma basis after giving effect to the Transactions,

(1) we would have had $275.1 million aggregate principal amount of senior Indebtedness outstanding (excluding approximately $100.0 million of letters of credit and unused commitments), $0.1 million of which would have been Secured Indebtedness; and

(2) we and our Subsidiaries had no Subordinated Indebtedness outstanding.

Although the indenture contains limitations on the amount of additional Indebtedness which we and our Restricted Subsidiaries may Incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be senior Indebtedness. See “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Unless the Subsidiary is a Guarantor, claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred stockholders (if any) of such Subsidiaries generally will have priority with respect to the assets and earnings of such Subsidiaries over the claims of our creditors, including holders of the notes. The notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred stockholders (if any) of our Subsidiaries that are not Guarantors. Although the indenture limits the Incurrence of Indebtedness by and the issuance of Disqualified Stock and Preferred Stock of certain of our Subsidiaries, such limitation is subject to a number of significant qualifications.

Guarantees

As of the Issue Date none of our Subsidiaries will be required to, nor will, guarantee our performance under the notes. After the Issue Date, any of our direct and indirect Restricted Subsidiaries that are Domestic Subsidiaries (unless such Subsidiary is a Receivable Subsidiary) that become obligated to guarantee Indebtedness under the Credit Agreement will be required under the indenture to jointly and severally irrevocably and unconditionally guarantee on an unsecured senior basis the performance and punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all of our obligations under the indenture and the notes, whether for payment of principal of, premium, if any, or interest or additional interest on the notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Guarantors being herein called the “Guaranteed Obligations”). Such Guarantors will agree to pay, in addition to the amount stated above, any and all expenses (including reasonable counsel fees and expenses) incurred by the Trustee or the holders in enforcing any rights under the Guarantees.

Each Guarantee will be limited in amount to an amount not to exceed the maximum amount that can be guaranteed by the applicable Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. After the Issue Date, we will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that (i) Incurs or guarantees Indebtedness under the Credit Agreement or (ii) Incurs Indebtedness other than under clauses (d) through (v) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” to execute and deliver to the Trustee supplemental indentures pursuant to which such Restricted Subsidiary will guarantee payment of the notes on the same unsecured senior basis. See “—Certain Covenants—Future Guarantors.”

Each Guarantee will be a continuing guarantee and shall:

(1) remain in full force and effect until payment in full of all the Guaranteed Obligations;

(2) subject to the next succeeding paragraph, be binding upon each such Guarantor and its successors; and

(3) inure to the benefit of and be enforceable by the Trustee, the holders and their successors, transferees and assigns.

A Guarantee of a Subsidiary Guarantor will be automatically released upon:

(1)(a) the sale, disposition or other transfer (including through merger or consolidation) of the Capital Stock (including any sale, disposition or other transfer following which the applicable Guarantor is no longer a Restricted Subsidiary), or all or substantially all the assets, of the applicable Guarantor if such sale, disposition or other transfer is made in compliance with the indenture,

(b) our designating such Guarantor to be an Unrestricted Subsidiary in accordance with the provisions set forth under “—Certain Covenants—Limitation on Restricted Payments” and the definition of “Unrestricted Subsidiary,”

(c) in the case of any Restricted Subsidiary which after the Issue Date is required to guarantee the notes pursuant to the covenant described under “—Certain Covenants—Future Guarantors,” the release or discharge of the guarantee by such Restricted Subsidiary of our Indebtedness or any of our Restricted Subsidiaries or such Restricted Subsidiary or the repayment of the Indebtedness or Disqualified Stock, in each case, which resulted in the obligation to guarantee the notes, and

(d) our exercise of its legal defeasance option or covenant defeasance option as described under “—Defeasance,” or if our obligations under the indenture are discharged in accordance with the terms of the indenture; and

(2) in the case of clause (1)(a) above, such Guarantor is released from its guarantees, if any, of, and all pledges and security, if any, granted in connection with, the Credit Agreement and any of our other Indebtedness or any of our Restricted Subsidiaries.

A Guarantee also will be automatically released upon the applicable Subsidiary ceasing to be a Subsidiary as a result of any foreclosure of any pledge or security interest securing Bank Indebtedness or other exercise of remedies in respect thereof or if such Subsidiary is released from its guarantees of, and all pledges and security interests granted in connection with, the Credit Agreement and any of our other Indebtedness or any of our Restricted Subsidiaries of which results in the obligation to guarantee the notes.

Change of Control

Upon the occurrence of any of the following events (each, a Change of Control), each holder will have the right to require us to repurchase all or any part of such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), except to the extent we have previously elected to redeem notes as described under “—Optional Redemption”:

(1) in one or a series of related transactions, a Sale of All or Substantially All of the Assets to a Person other than any of the Permitted Holders; or

(2) we become aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than any of the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision), of more than 50% of the total voting power of our Voting Stock or any of our direct or indirect parents.

Within 30 days following any Change of Control, except to the extent that we have exercised our right to redeem the notes as described under “—Optional Redemption,” we shall mail a notice (a Change of Control Offer) to each holder with a copy to the Trustee stating:

(1) that a Change of Control has occurred and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, to the date of purchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date);

(2) the circumstances and relevant facts and financial information regarding such Change of Control;

(3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

(4) the instructions determined by us, consistent with this covenant, that a holder must follow in order to have its notes purchased.

We will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer. Notes repurchased by us pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled at our option. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, we will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect the our capital structure or credit ratings.

Our future Indebtedness may contain prohibitions on certain events which would constitute a Change of Control or require such Indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Certain Covenants

Covenant Suspension. During any period of time that the notes have a Moody’s rating of Baa3 or higher or an S&P rating of BBB- or higher (each, an “Investment Grade Rating”) and no Default has occurred and is then continuing (such occurrence, a “Covenant Suspension Event”), we and the Restricted Subsidiaries will not be subject to the following covenants:

•	“—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

•	“—Certain Covenants—Limitations on Restricted Payments”;

•	“—Certain Covenants—Dividend and Other Payment Restrictions Affecting Subsidiaries”;

•	“—Certain Covenants—Asset Sales”;

•	“—Certain Covenants—Transactions with Affiliates”;

•	clause (4) of the covenant described under “—Certain Covenants—Mergers, Consolidations or Sale of All or Substantially All Assets”; and

•	“—Certain Covenants—Future Guarantors”.

(collectively, the “Suspended Covenants”). Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds shall be set at zero. During any Suspension Period, our Board of Directors may not designate any of its Subsidiaries as Unrestricted Subsidiaries pursuant to the definition of “Unrestricted Subsidiary”; provided that our Board of Directors shall be permitted to designate a new Subsidiary as an Unrestricted Subsidiary if at the time of such designation such designation would not have been prohibited by the terms of the indenture if the Suspended Covenants were still in effect. In the event that we and the Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the preceding sentence and, subsequently, one or both of the Rating Agencies, as applicable, withdraws its ratings or downgrades the ratings assigned to the Notes such that the Notes do not have an Investment Grade Rating (such date, the “Reinstatement Date”), then we and the Restricted Subsidiaries will thereafter again be subject to the Suspended Covenants, it being understood that no actions taken by (or omissions of) us or any of our Restricted Subsidiaries during the suspension period shall constitute a Default or an Event of Default under the Suspended Covenants.

On the Reinstatement Date, all Indebtedness Incurred, or Disqualified Stock or Preferred Stock issued, during the Suspension Period will be subject to the covenant described below under the caption “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.” To the extent such Indebtedness, Disqualified Stock or Preferred Stock would not be so permitted to be incurred or issued pursuant to the covenant described below under the caption “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” such Indebtedness, Disqualified Stock or Preferred Stock will be deemed to have been outstanding on the issue date of the notes, so that it is classified as permitted under clause (c) of the second paragraph of the covenant described below under the caption “—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock.”

Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under the covenant described below under the caption “—Limitations on Restricted Payments” will be made as though such covenant had been in effect from the date of the indenture and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of the covenant described below under the caption “—Limitations on Restricted Payments” to the extent provided therein.

Notwithstanding that the Suspended Covenants may be reinstated:

(1) no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the Suspended Covenants during the Suspension Period (or on the Reinstatement Date) or after the Suspension Period based solely on events that occurred during the Suspension Period; and

(2) neither (a) the continued existence, after the Reinstatement Date, of facts and circumstances or obligations that were incurred or otherwise came into existence during a Suspension Period nor (b) the performance of any such obligations, shall constitute a breach of any covenant set forth in the indenture or cause a Default or Event of Default thereunder; provided that (1) we and our Restricted Subsidiaries did not incur or otherwise cause such facts and circumstances or obligations to exist in anticipation of a withdrawal or downgrade below Baa3 by Moody’s or below BBB- by S&P and (2) we reasonably believed that such incurrence or actions would not result in such withdrawal or downgrade.

The indenture contains covenants including, among others, the following:

Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock. The indenture provides that:

(1) we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, Incur any Indebtedness (including Acquired Indebtedness) or issue any shares of Disqualified Stock; and

(2) we will not permit any of our Restricted Subsidiaries (other than a Guarantor) to issue any shares of Preferred Stock;

provided, however, that we and any Restricted Subsidiary that is a Guarantor may Incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and any Restricted Subsidiary may issue shares of Preferred Stock, in each case if our Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is Incurred or such Disqualified Stock or Preferred Stock is issued would have been at least 2.00 to 1.00 determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been Incurred, or the Disqualified Stock or Preferred Stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period.

The foregoing limitations will not apply to:

(a) the Incurrence by us or our Restricted Subsidiaries of Indebtedness under the Credit Agreement and the issuance and creation of letters of credit and bankers’ acceptances thereunder (with letters of credit and bankers’ acceptances being deemed to have a principal amount equal to the face amount thereof) up to an aggregate principal amount of the greater of $100.0 million or an amount equal to a percentage of eligible accounts receivables plus a percentage of the eligible raw materials, work in process and finished goods inventory (as set forth in the Credit Agreement) outstanding at any one time, less the amount of any such Indebtedness permanently retired and, in the case of any such repayment under any revolving credit facility, effect a permanent reduction in the availability under such revolving credit facility, with the Net Proceeds from any Asset Sale applied from and after the Issue Date to reduce the outstanding amounts pursuant to the covenant described under “—Asset Sales,” provided, however, that in no event shall the aggregate principal amount of indebtedness permitted pursuant to this clause (a) be reduced to an amount less than $30.0 million;

(b) the Incurrence by us and the Guarantors of Indebtedness represented by the notes (not including any additional notes) and the Guarantee, as applicable (including exchange notes and related guarantees thereof);

(c) Indebtedness existing on the Issue Date (other than Indebtedness described in clauses (a) and (b));

(d) Indebtedness (including Purchase Money Indebtedness) Incurred by us or any of our Restricted Subsidiaries to finance (whether prior to or within 270 days after) the purchase, lease or improvement of property (real or personal) or equipment (whether through the direct purchase of assets or the Capital Stock of any Person owning such assets (but no other material assets)) in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness then outstanding that was Incurred pursuant to this clause (d), does not exceed the greater of $30.0 million or 15.0% of Total Assets at the time of Incurrence;

(e) Indebtedness Incurred by us or any of our Restricted Subsidiaries in respect of (a) workers’ compensation claims, self-insurance obligations, bankers’ acceptances, performance, surety and similar bonds and completion guarantees provided in the ordinary course of business, (b) in respect of performance bonds or similar obligations of ours for or in connection with pledges, deposits or payments made or given in connection with or to secure statutory, regulatory or similar environmental obligations, and (c) arising from guarantees to suppliers, lessors, licensees, contractors, franchises or customers of obligations incurred in the ordinary course of business and not for money borrowed;

(f) Indebtedness arising from our agreements or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, Incurred in connection with the acquisition or disposition of any business, assets or one of our Subsidiaries in accordance with the terms of the indenture, other than guarantees of Indebtedness Incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(g) Our Indebtedness to a Restricted Subsidiary; provided that any such Indebtedness owed to a Restricted Subsidiary that is not a Guarantor is subordinated in right of payment to our obligations under the notes; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to us or another Restricted Subsidiary) shall be deemed, in each case to be an Incurrence of such Indebtedness;

(h) shares of Preferred Stock of a Restricted Subsidiary issued to us or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to us or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock;

(i) Indebtedness of a Restricted Subsidiary to use or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary lending such Indebtedness ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to us or another Restricted Subsidiary) shall be deemed, in each case, to be an Incurrence of such Indebtedness;

(j) Hedging Obligations that are Incurred in the ordinary course of business (and not for speculative purposes): (1) for the purpose of fixing or hedging interest rate risk with respect to any Indebtedness that is permitted by the terms of the indenture to be outstanding; (2) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges; or (3) for the purpose of fixing or hedging commodity price risk with respect to any commodity purchases;

(k) Our Indebtedness or Disqualified Stock or any of our Restricted Subsidiaries not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount or liquidation preference of all other Indebtedness and Disqualified Stock then outstanding and Incurred pursuant to this clause (k), does not exceed the greater of $35.0 million or 10% of Total Assets at any one time outstanding (it being understood that any Indebtedness Incurred under this clause (k) shall cease to be deemed Incurred or outstanding for purposes of this clause (k) but shall be deemed Incurred for purposes of the first paragraph of this covenant from and after the first date on which we, or the Restricted Subsidiary, as the case may be, could have Incurred such Indebtedness under the first paragraph of this covenant without reliance upon this clause (k));

(l) any guarantee by us or a Guarantor of our Indebtedness or other obligations or any of our Restricted Subsidiaries so long as the Incurrence of such Indebtedness Incurred by us or such Restricted Subsidiary is permitted under the terms of the indenture; provided that if such Indebtedness is by its express terms subordinated in right of payment to the notes or the Guarantee of such Restricted Subsidiary, as applicable, any such guarantee of such Guarantor with respect to such Indebtedness shall be subordinated in right of payment to such Guarantor’s Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes or the Guarantee of such Restricted Subsidiary, as applicable;

(m) the Incurrence us or any of our Restricted Subsidiaries of Indebtedness or Disqualified Stock or Preferred Stock of one of our Restricted Subsidiaries which serves to refund, refinance or defease any Indebtedness Incurred or Disqualified Stock or Preferred Stock as permitted under the first paragraph of this covenant and clauses (b), (c), (d), (m), (n), (r) and (s) of this paragraph or any Indebtedness, Disqualified Stock or Preferred Stock Incurred to so refund or refinance such Indebtedness, Disqualified Stock or Preferred Stock, including any Indebtedness, Disqualified Stock or Preferred Stock Incurred to pay premiums and fees in connection therewith (subject to the following proviso, “Refinancing Indebtedness”) prior to its respective maturity; provided, however, that such Refinancing Indebtedness:

(1) has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or Preferred Stock being refunded or refinanced and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Indebtedness, Disqualified Stock and Preferred Stock being refunded or refinanced that was due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the last date of maturity of any notes then outstanding;

(2) has a Stated Maturity which is no sooner than the earlier of (x) the Stated Maturity of the Indebtedness being refunded or refinanced or (y) one year following the last maturity date of any notes then outstanding;

(3) to the extent such Refinancing Indebtedness refinances (a) Indebtedness junior to the notes or the Guarantee of such Restricted Subsidiary, as applicable, such Refinancing Indebtedness is junior to the notes or the Guarantee of such Restricted Subsidiary, as applicable, or (b) Disqualified Stock or Preferred Stock, such Refinancing Indebtedness is Disqualified Stock or Preferred Stock;

(4) is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced plus premium and fees Incurred in connection with such refinancing;

(5) shall not include (x) Indebtedness of our Restricted Subsidiaries that is not a Subsidiary Guarantor that refinances our Indebtedness or a Restricted Subsidiary that is a Subsidiary Guarantor, or (y) our Indebtedness or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary; and

(6) in the case of any Refinancing Indebtedness Incurred to refinance Indebtedness outstanding under clause (d), (r) or (s), shall be deemed to have been Incurred and to be outstanding under such clause (d), (r) or (s), as applicable, and not this clause (n) for purposes of determining amounts outstanding under such clauses (d), (r) and (s);

(n) Indebtedness, Disqualified Stock or Preferred Stock of Persons that are acquired by us or any of our Restricted Subsidiaries or merged into a Restricted Subsidiary or us in accordance with the terms of the indenture; provided, however, that such Indebtedness, Disqualified Stock or Preferred Stock is not Incurred in contemplation of such acquisition or merger or to provide all or a portion of the funds or credit support required to consummate such acquisition or merger; provided, further, however, that after giving effect to such acquisition and the Incurrence of such Indebtedness either:

(1) we would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant; or

(2) the Fixed Charge Coverage Ratio would be greater than immediately prior to such acquisition;

(o) Indebtedness Incurred by a Receivables Subsidiary in a Qualified Receivables Financing that is not recourse to us or any Restricted Subsidiary other than a Receivables Subsidiary (except for Standard Securitization Undertakings);

(p) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its Incurrence;

(q) Our Indebtedness or Indebtedness of any Restricted Subsidiary supported by a letter of credit issued pursuant to the Credit Agreement, in a principal amount not in excess of the stated amount of such letter of credit;

(r) Contribution Indebtedness;

(s)(a) if we could Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Restricted Subsidiaries that are not Guarantors not otherwise permitted hereunder or (b) if we could not Incur $1.00 of additional Indebtedness pursuant to the first paragraph hereof after giving effect to such borrowing, Indebtedness of Restricted Subsidiaries that are not Guarantors Incurred for working capital purposes, provided, however, that the aggregate principal amount of Indebtedness Incurred under this clause (s), when aggregated with the principal amount of all other Indebtedness then outstanding and Incurred pursuant to this clause (s), does not exceed the greater of $20.0 million or 7% of Total Assets;

(t) Our Indebtedness or Indebtedness of any Restricted Subsidiary consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(u) the issuance and sale of Preferred Stock (a) by a Foreign Subsidiary in lieu of the issuance of non-voting common stock if (i) the laws of the jurisdiction of incorporation of such Subsidiary precludes the issuance of non-voting common stock and (ii) the preferential rights afforded to the holders of such Preferred Stock are limited to those customarily provide for in such jurisdiction in respect of the issuance of non-voting stock, (b) by a Restricted Subsidiary which is a joint venture with a third party which is not an Affiliate of the Company or a Restricted Subsidiary, and (c) by a Restricted Subsidiary pursuant to obligations with respect to the issuance or sale of Preferred Stock which exist at the time such Person becomes a Restricted Subsidiary and which were not created in connection with or in contemplation of such Person becoming a Restricted Subsidiary; and

(v) Permitted Affiliate Subordinated Indebtedness.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (v) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, we shall, in our sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been Incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof; provided that all Indebtedness under the Credit Agreement outstanding on the Issue Date shall be deemed to have been Incurred pursuant to clause (a) and we shall not be permitted to reclassify all or any portion of such Indebtedness under the Credit Agreement outstanding on the Issue Date. Accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant. Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of

Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

Limitation on Restricted Payments. The indenture provides that we will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any distribution on account of us or any or our Restricted Subsidiaries’ Equity Interests, including any payment made in connection with any merger or consolidation involving us(other than (A) dividends or distributions by us payable solely in our Equity Interests (other than Disqualified Stock); or (B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Restricted Subsidiary other than a Wholly Owned Restricted Subsidiary, we or a Restricted Subsidiary received at least our pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities);

(2) purchase or otherwise acquire or retire for value any of our Equity Interests of or any of our direct or indirect parent companies;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Indebtedness (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (A) Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (B) Indebtedness permitted under clauses (g) and (i) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”); or

(4) make any Restricted Investment

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(b) immediately after giving effect to such transaction on a pro forma basis, we could Incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; and

(c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by us and our Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (4) (only to the extent of one-half of the amounts paid pursuant to such clause), (6) and (8) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the amount equal to the Cumulative Credit.

“Cumulative Credit” means the sum of (without duplication):

(1) 50% of our Consolidated Net Income for the period (taken as one accounting period, the “Reference Period”) from January 1, 2007 to the end of our most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit), plus

(2) 100% of the aggregate net proceeds, including cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash, received by us after the Issue Date from the issue or sale of Equity Interests of ours or any direct or indirect parent company of ours (excluding Refunding Capital Stock (as defined below), Designated Preferred Stock, Excluded Contributions, Disqualified Stock and the Cash Contribution Amount), including Equity Interests issued upon conversion of Indebtedness or upon exercise of warrants or options (other than an issuance or sale to one of our Subsidiaries or an employee stock ownership plan or trust established by us or any of our Subsidiaries), plus

(3) 100% of the aggregate amount of contributions to our capital of received in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash after the Issue Date (other than Excluded Contributions, Refunding Capital Stock, Designated Preferred Stock, Disqualified Stock and the Cash Contribution Amount), plus

(4) the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any of our Disqualified Stock or any Restricted Subsidiary thereof issued after the Issue Date (other than Indebtedness or Disqualified Stock issued to a Restricted Subsidiary) which has been converted into or exchanged for our Equity Interests or any of our direct or indirect parent companies (other than Disqualified Stock); plus

(5) 100% of the aggregate amount received by us or any Restricted Subsidiary in cash and the Fair Market Value (as determined in accordance with the next succeeding sentence) of property other than cash received by us or any Restricted Subsidiary from:

(A) the sale or other disposition (other than to us or one of our Restricted Subsidiaries) of Restricted Investments made by us and our Restricted Subsidiaries and from repurchases and redemptions of such Restricted Investments from us and our Restricted Subsidiaries by any Person (other than us or any of our Subsidiaries) and from repayments of loans or advances which constituted Restricted Investments (other than in each case to the extent that the Restricted Investment was made pursuant to clause (7) or (10) of the next succeeding paragraph),

(B) the sale (other than to us or one of our Restricted Subsidiaries) of the Capital Stock of an Unrestricted Subsidiary, or

(C) a distribution or dividend from an Unrestricted Subsidiary, plus

(6) in the event any of our Unrestricted Subsidiaries have been redesignated as a Restricted Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, one of our Restricted Subsidiaries, the Fair Market Value (as determined in accordance with the next succeeding sentence) of our Investment in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), after taking into account any Indebtedness associated with the Unrestricted Subsidiary so designated or combined or any Indebtedness associated with the assets so transferred or conveyed (other than in each case to the extent that the designation of such Subsidiary as an Unrestricted Subsidiary was made pursuant to clause (7) or (10) of the next succeeding paragraph or constituted a Permitted Investment).

The Fair Market Value of property other than cash covered by clauses (2), (3), (4), (5) and (6) of the definition of “Cumulative Credit” shall be determined in good faith by us and

(A) in the event of property with a Fair Market Value in excess of $10.0 million, shall be set forth in an Officers’ Certificate or

(B) in the event of property with a Fair Market Value in excess of $20.5 million, shall be set forth in a resolution approved by at least a majority of our Board of Directors.

The foregoing provisions will not prohibit:

(1) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

(2)(a) the repurchase, retirement or other acquisition of any of our Equity Interests (“Retired Capital Stock”), any of our direct or indirect parent companies or any of our Subordinated Indebtedness or any Guarantor in exchange for, or out of the proceeds of the substantially concurrent sale of, our Equity Interests or any of our direct or indirect parent companies or contributions to our equity capital (other than any Disqualified Stock or any Equity Interests sold to one of our Subsidiaries or to an employee stock ownership plan or any trust established by us or any of our Subsidiaries) (collectively, including any such contributions, “Refunding Capital Stock”); and

(b) the declaration and payment of accrued dividends on the Retired Capital Stock out of the proceeds of the substantially concurrent sale (other than to one of our Subsidiaries or to an employee stock ownership plan or any trust established by our or any of its Subsidiaries) of Refunding Capital Stock;

(3) the redemption, repurchase or other acquisition or retirement of our Subordinated Indebtedness or of any Guarantor made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness or a Subsidiary Guarantor which is Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” so long as

(a) the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith),

(b) such Indebtedness is subordinated to the notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

(c) such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired or (y) one year following the Stated Maturity of the notes, and

(d) such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Indebtedness being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any notes then outstanding were instead due on such date one year following the last date of maturity of any notes then outstanding;

(4) the repurchase, retirement or other acquisition (or dividends to any direct or indirect parent company of ours to finance any such repurchase, retirement or other acquisition) for value of our Equity Interests or any of our direct or indirect parent companies held by any future, present or former employee, director or consultant of ours or any of our direct or indirect parent companies or any of our Subsidiaries pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or other agreement or arrangement; provided, however, that the aggregate amounts paid under this clause (4) do not exceed $12.5 million in any calendar year (with unused amounts in any calendar year being permitted to be carried over for the two succeeding calendar years subject to a maximum payment

(without giving effect to the following proviso) of $20.0 million in any calendar year); provided, further, however, that such amount in any calendar year may be increased by an amount not to exceed:

(a) the cash proceeds received by us or any of its Restricted Subsidiaries from the sale of Equity Interests (other than Disqualified Stock) or any of our direct or indirect parent companies (to the extent contributed to us) to members of management, directors or consultants of ours and our Restricted Subsidiaries or any of our direct or indirect parent company of ours that occurs after the Issue Date (provided that the amount of such cash proceeds utilized for any such repurchase, retirement, other acquisition or dividend will not increase the amount available for Restricted Payments under clause (c) of the immediately preceding paragraph); plus

(b) the cash proceeds of key man life insurance policies received by us or any of our direct or indirect parent companies (to the extent contributed to us) or our Restricted Subsidiaries after the Issue Date;

provided that we may elect to apply all or any portion of the aggregate increase contemplated by clauses (a) and (b) above in any calendar year;

(5) the declaration and payment of dividends or distributions to holders of any class or series of our Disqualified Stock or any of its Restricted Subsidiaries issued or incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(6) the declaration and payment of dividends or distributions (a) to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date and (b) to any of our direct or indirect parent companies, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of any direct or indirect parent company of ours issued after the Issue Date; provided, however, that, (A) for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock, after giving effect to such issuance (and the payment of dividends or distributions) on a pro forma basis, we would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00 and (B) the aggregate amount of dividends declared and paid pursuant to this clause (6) does not exceed the net cash proceeds actually received by us from any such sale of Designated Preferred Stock (other than Disqualified Stock) issued after the Issue Date;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at that time outstanding, not to exceed $35.0 million at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) the payment of dividends on our common stock (or the payment of dividends to any direct or indirect parents, as the case may be, to fund the payment by any direct or indirect parents, as the case may be, of dividends on such entity’s common stock) of up to 6% per annum of the net proceeds received by us from any public offering of our common stock or any of our direct or indirect parents;

(9) Investments that are made with Excluded Contributions;

(10) other Restricted Payments in an aggregate amount not to exceed $10.0 million;

(11) the distribution, as a dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to us or one of our Restricted Subsidiaries, by Unrestricted Subsidiaries;

(12) repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(13) purchases of receivables pursuant to a Receivables Repurchase Obligation in connection with a Qualified Receivables Financing and the payment or distribution of Receivables Fees;

(14) the repurchase, redemption or other acquisition or retirement for value of any Subordinated Indebtedness pursuant to the provisions similar to those described under the captions “—Change of Control” and “—Asset Sales”; provided that all notes tendered by holders of the notes in connection with a Change of Control or Asset Sale Offer, as applicable, have been repurchased, redeemed or acquired for value;

(15) the payment of dividends or other distributions to any of our direct or indirect parent companies in amounts required for such parent company to pay federal, state or local income taxes (as the case may be) imposed directly on such parent company to the extent such income taxes are attributable to our income and our Restricted Subsidiaries (including, without limitation, by virtue of such parent company being the common parent of a consolidated or combined tax group of which we and/or our Restricted Subsidiaries are members) in an aggregate amount not to exceed the amount we and our Restricted Subsidiaries would have otherwise been required to pay if we were operating on a stand-alone basis; and

(16) the payment of dividends, other distributions or other amounts or the making of loans or advances by us, if applicable:

(a) in amounts equal to the amounts required for any of our direct parents, if applicable, to pay fees and expenses (including franchise or similar taxes) required to maintain its corporate existences, customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of any direct parents, if applicable, and general corporate overhead expenses of any of our direct parents, if applicable, in each case to the extent such fees and expenses are attributable to our ownership or operation, if applicable, and our Subsidiaries in an aggregate amount not to exceed $50,000 in any one fiscal year; provided, that any unused amounts may be carried over to the next fiscal year;

(b) in amounts equal to amounts required for any of our direct parents, if applicable, to pay interest and/or principal on Indebtedness the proceeds of which have been contributed to us or any of our Restricted Subsidiaries and that has been guaranteed by, or is otherwise considered Indebtedness of ours Incurred in accordance with the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” in an aggregate amount not to exceed $50,000 in any one fiscal year; provided, that any unused amounts may be carried over to the next fiscal year;

provided, however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (6), (7), (10) and (11), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

As of the Issue Date, all of our wholly owned Domestic Subsidiaries will be Restricted Subsidiaries. We will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the definition of “Unrestricted Subsidiary.” For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by us and our Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of “Investments.” Such designation will only be permitted if a Restricted Payment in such amount would be permitted at such time and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

Dividend and Other Payment Restrictions Affecting Subsidiaries. The indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any Restricted Subsidiary to:

(a)(i) pay dividends or make any other distributions to us or any of our Restricted Subsidiaries (1) on our Capital Stock; or (2) with respect to any other interest or participation in, or by, its profits; or (ii) pay any Indebtedness owed to us or any of our Restricted Subsidiaries;

(b) make loans or advances to us or any of our Restricted Subsidiaries; or

(c) sell, lease or transfer any of its properties or assets to us or any of its Restricted Subsidiaries;

except in each case for such encumbrances or restrictions existing under or by reason of:

(1) contractual encumbrances or restrictions in effect on the Issue Date, including pursuant to the Credit Agreement and the other Senior Credit Documents;

(2) the indenture and the notes (and any exchange notes and guarantees thereof);

(3) applicable law or any applicable rule, regulation or order;

(4) any agreement or other instrument relating to Indebtedness of a Person acquired by us or any Restricted Subsidiary which was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(5) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of assets or stock (including by way of merger) of such Restricted Subsidiary pending the closing of such sale or disposition;

(6) Secured Indebtedness otherwise permitted to be Incurred pursuant to the covenants described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” and “—Liens” that limit the right of the debtor to dispose of the assets securing such Indebtedness;

(7) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(8) customary provisions in joint venture agreements and ancillary agreements entered into in connection therewith and other similar agreements entered into in the ordinary course of business;

(9) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

(10) customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (c) above on the property subject to such lease;

(11) any encumbrance or restriction of a Receivables Subsidiary effected in connection with a Qualified Receivables Financing; provided, however, that such restrictions apply only to such Receivables Subsidiary;

(12) other Indebtedness, Disqualified Stock or Preferred Stock of any Restricted Subsidiary (i) that is a Guarantor that is Incurred subsequent to the Issue Date pursuant to the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” or (ii) that is Incurred by a Foreign Subsidiary subsequent to the Issue Date pursuant to clause (d), (l) or (t) of the second paragraph of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(13) any Restricted Investment not prohibited by the covenant described under “—Limitation on Restricted Payments” and any Permitted Investment; or

(14) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (13) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in our good faith judgment, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

For purposes of determining compliance with this covenant, (i) the priority of any Preferred Stock in receiving dividends or liquidating distributions prior to dividends or liquidating distributions being paid on common stock shall not be deemed a restriction on the ability to make distributions on Capital Stock and (ii) the subordination of loans or advances made to us or a Restricted Subsidiary to other Indebtedness Incurred by us or any such Restricted Subsidiary shall not be deemed a restriction on the ability to make loans or advances.

Asset Sales. The indenture provides that we will not, and will not permit any of its Restricted Subsidiaries to, cause or make an Asset Sale, unless (x) we or any of our Restricted Subsidiaries, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined in good faith by us) of the assets sold or otherwise disposed of, and (y) at least 75% of the consideration therefor received by us or such Restricted Subsidiary, as the case may be, is in the form of Cash Equivalents; provided that the amount of:

(a) any liabilities (as shown on our or such Restricted Subsidiary’s most recent balance sheet or in the notes thereto) of ours or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the notes) that are assumed by the transferee of any such assets,

(b) any notes or other obligations or other securities or assets received by us or such Restricted Subsidiary from such transferee that are converted by us or such Restricted Subsidiary into cash within 180 days of the receipt thereof (to the extent of the cash received), and

(c) any Designated Non-cash Consideration received by us or any of our Restricted Subsidiaries in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed $20.0 million at the time of the receipt of such Designated Non-cash Consideration (with the Fair Market Value of each item of Designated Non-cash Consideration being measured at the time received and without giving effect to subsequent changes in value);

shall be deemed to be Cash Equivalents for the purposes of this provision.

Within 365 days after our or any Restricted Subsidiaries receipt of the Net Proceeds of any Asset Sale, we or such Restricted Subsidiary may apply the Net Proceeds from such Asset Sale, at our option:

(1) to permanently reduce Obligations under the Credit Agreement (and, in the case of revolving Obligations, to correspondingly reduce commitments with respect thereto) or Pari Passu Indebtedness (provided that if we or any Guarantor shall so reduce Obligations under Pari Passu Indebtedness, we will equally and ratably reduce Obligations under the notes by making an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all holders to purchase at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and additional interest, if any, the pro rata principal amount of notes) or Indebtedness of a Restricted Subsidiary that is not a Guarantor, in each case other than Indebtedness owed to us or one of our Affiliates;

(2) to an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming one of our Restricted Subsidiaries), assets, or property or capital expenditures, in each case used or useful in a Similar Business;

(3) to make an investment in any one or more businesses (provided that if such investment is in the form of the acquisition of Capital Stock of a Person, such acquisition results in such Person becoming a Restricted Subsidiary of ours), properties or assets that replace the properties and assets that are the subject of such Asset Sale;

(4) to make a capital expenditure;

provided that (x) in the case of clauses (2), (3) and (4) above, a binding commitment shall be treated as a permitted application of the Net Proceeds from the date of such commitment and, (y) in the event such binding commitment is later canceled or terminated for any reason before such Net Proceeds are so applied, we or such Restricted Subsidiary entered into another binding commitment within nine months of such cancellation or termination of the prior binding commitment; provided, further that we or such Restricted Subsidiary may only enter into such a commitment under clause (y) one time with respect to each Asset Sale.

Pending the final application of any such Net Proceeds, we or such Restricted Subsidiary may temporarily reduce Indebtedness under a revolving credit facility, if any, or otherwise invest such Net Proceeds in any manner that is not prohibited by the indenture. The indenture provides that any Net Proceeds from any Asset Sale that are not applied as provided and within the time period set forth in the first sentence of this paragraph (it being understood that any portion of such Net Proceeds used to make an offer to purchase notes, as described in clause (1) above, shall be deemed to have been invested whether or not such offer is accepted) will be deemed to constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, we shall make an offer to all holders of notes (and, at our option, to holders of any Pari Passu Indebtedness) (an Asset Sale Offer) to purchase the maximum principal amount of notes (and such Pari Passu Indebtedness), that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof (or, in the event such Pari Passu Indebtedness was issued with significant original issue discount, 100% of the accreted value thereof), plus accrued and unpaid interest and additional interest, if any (or, in respect of such Pari Passu Indebtedness, such lesser price, if any, as may be provided for by the terms of such Pari Passu Indebtedness), to the date fixed for the closing of such offer, in accordance with the procedures set forth in the indenture. We will commence an Asset Sale Offer with respect to Excess Proceeds within ten (10) Business Days after the date that Excess Proceeds exceeds $20.0 million by mailing the notice required pursuant to the terms of the indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes (and such Pari Passu Indebtedness) tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of notes (and such Pari Passu Indebtedness) surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased in the manner described below. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

An Asset Sale Offer may be made in advance of the consummation of an Asset Sale, and conditioned upon the consummation of such Asset Sale, if a definitive agreement is in place for the Asset Sale at the time of making of the Asset Sale Offer.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the indenture, we will comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations described in the indenture by virtue thereof.

If more notes (and such Pari Passu Indebtedness) are tendered pursuant to an Asset Sale Offer than we are required to purchase, selection of such notes for purchase will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or if such notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate (and in such manner as complies with applicable legal requirements); provided that no notes of $1,000 or less shall be purchased in part. Selection of such Pari Passu Indebtedness will be made pursuant to the terms of such Pari Passu Indebtedness.

Notices of an Asset Sale Offer shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase date to each holder of notes at such holder’s registered address. If any note is to be purchased in part only, any notice of purchase that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased.

Transactions with Affiliates. The indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, make any payment to, or sell, lease, transfer or otherwise dispose of any of our properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction or series of transactions, contract, agreement, understanding, loan, advance or guarantee with any of our Affiliates (each of the foregoing, an Affiliate Transaction) involving aggregate consideration in excess of $10.0 million, unless:

(1) such Affiliate Transaction is on terms that are not materially less favorable to us or the relevant Restricted Subsidiary than those that could have been obtained in a comparable transaction by us or such Restricted Subsidiary with an unrelated Person; and

(2) we deliver to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, a resolution adopted in good faith by the majority of our Board of Directors or if a majority of our Board of Directors is interested in the Affiliate Transaction, a majority of the disinterested directors, approving such Affiliate Transaction and set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with clause (1) above; and

(b) with respect to any Affiliate Transaction involving aggregate value of $20.0 million or more, the resolution and certificate described in the preceding clause (a) and a written opinion as to the fairness of such Affiliate Transaction to us or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to our Board of Directors.

The foregoing provisions will not apply to the following:

(1)(a) transactions between or among and/or any of our Restricted Subsidiaries and (b) any merger of us and any of our direct or indirect parent companies; provided that such parent company shall have no material liabilities and no material assets other than cash, Cash Equivalents and our Capital Stock and such merger is otherwise in compliance with the terms of the indenture and effected for a bona fide business purpose;

(2) Restricted Payments permitted by the provisions of the indenture described above under the covenant “—Limitation on Restricted Payments” and Permitted Investments;

(3) the payment of reasonable and customary fees paid to, and indemnity provided on behalf of our officers, directors, employees or consultants or any Subsidiary or any direct or indirect parent companies;

(4) transactions in which we or any of our Restricted Subsidiaries, as the case may be, deliver to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to us or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

(5) payments or loans to employees or consultants which are approved by a majority of our Board of Directors of or if a majority of our Board of Directors is interested in the Affiliate Transaction, a majority of the disinterested directors in good faith;

(6) any agreement as in effect as of the Issue Date or any amendment thereto (so long as any such agreement together with all amendments thereto, taken as a whole, is not more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date) or any transaction contemplated thereby as described in this prospectus;

(7) the existence of, or the performance by us or any of our Restricted Subsidiaries of our obligations under the terms of any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which we are a party as of the Issue Date and any amendment thereto or similar agreements which we may enter into thereafter; provided, however, that the existence of, or the performance by us or any of our Restricted Subsidiaries of our obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (7) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the holders of the notes in any material respect than the original agreement as in effect on the Issue Date;

(8)(a) transactions with customers, clients, suppliers, purchasers, lessees or lessors, or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the indenture, which are fair to us and our Restricted Subsidiaries in the reasonable determination of our senior management or our Board of Directors, or if a majority of our Board of Directors is interested in the Affiliate Transaction, a majority of the disinterested directors (which determination shall be conclusive), or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party or (b) transactions with joint ventures or Unrestricted Subsidiaries entered into in the ordinary course of business;

(9) any transaction effected as part of a Qualified Receivables Financing;

(10) the issuance of our Equity Interests (other than Disqualified Stock) to any Person;

(11) the issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock option and stock ownership plans or similar employee benefit plans approved by our Board of Directors or any of our direct or indirect parent companies or of a Restricted Subsidiary, as appropriate, in good faith;

(12) any contribution to our capital;

(13) transactions between us or any of our Restricted Subsidiaries and any Person, a director of which is also one of our directors or any direct or indirect parent companies; provided, however, that such director abstains from voting as one of our directors or such direct or indirect parent company, as the case maybe, on any matter involving such other Person;

(14) pledges of Equity Interests of Unrestricted Subsidiaries;

(15) any employment agreements entered into by us or any of our Restricted Subsidiaries in the ordinary course of business; and

(16)(i) the entering into of any tax sharing agreement or arrangement; provided, that such agreement or arrangement meets the requirements of clause (15) of the third paragraph of the covenant described under “—Limitation on Restricted Payments” and is otherwise on terms reasonable for tax sharing agreements under similar circumstances and (ii) any payments permitted by clause (15) of the third paragraph of the covenant described under “—Limitation on Restricted Payments”.

Liens. The indenture provides that we will not, and will not permit any of our Restricted Subsidiaries to, directly or indirectly, create, Incur or suffer to exist any Lien on any assets or properties of ours or such Restricted Subsidiary, or any income or profits therefrom, or assign or convey any right to receive income therefrom, that secures any of our Indebtedness or any Guarantor unless the notes are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the notes) the obligations so secured or until such time as such obligations are no longer secured by a Lien. The preceding sentence does not require us or any of our Restricted Subsidiaries to secure the notes if the Lien consists of a Permitted Lien. Any Lien which is granted to secure the notes or such Guarantee under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the notes or such Guarantee under this covenant.

Reports and Other Information. The indenture obligates us to deliver to the Trustee within 15 days after we file them with the SEC copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act; provided, however, that we are not required to deliver to the Trustee any materials for which we have sought and received confidential treatment by the SEC. We also will comply with the other provisions of Section 314(a) of the TIA.

In addition, we have agreed that, for so long as any notes remain outstanding during any period when we are not subject to Section 13 or 15(d) of the Exchange Act, or otherwise permitted to furnish the SEC with certain information pursuant to Rule 12g3-2(b) of the Exchange Act, we will furnish to the holders of the notes and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding the foregoing, we will be deemed to have furnished such reports referred to above to the Trustee and the holders if we have filed such reports with the SEC via the EDGAR filing system and such reports are publicly available.

Future Guarantors. The indenture provides that we will cause each Restricted Subsidiary that is a Domestic Subsidiary (unless such Subsidiary is a Receivables Subsidiary) that (i) Incurs or guarantees Indebtedness under the Credit Agreement or (ii) Incurs Indebtedness other than under clauses (d) through (v) of the covenant described under “—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the notes. In addition, the indenture provides that each Guarantee is limited to an amount not to exceed the maximum amount that can be guaranteed by that Restricted Subsidiary without rendering the Guarantee, as it relates to such Restricted Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally.

Each Guarantee shall be released in accordance with the provisions of the indenture described under “—Guarantees.”

Merger, Consolidation or Sale of All or Substantially All Assets

The indenture provides that we may not, directly or indirectly, consolidate or merge with or into or wind up into (whether or not we are the surviving corporation) any Person, or consummate a Sale of All or Substantially All of our Assets unless:

(1) we are the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (us or such Person, as the case may be, being herein called the “Successor Company”);

(2) the Successor Company (if other than us) expressly assumes all of our obligations of ours under the indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

(3) immediately after giving effect to such transaction (and treating any Indebtedness which becomes an obligation of the Successor Company or any of its Restricted Subsidiaries as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction) no Default or Event of Default shall have occurred and be continuing;

(4) immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period, either

(a) the Successor Company would be permitted to Incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”; or

(b) the Fixed Charge Coverage Ratio for the Successor Company and its Restricted Subsidiaries would be greater than such ratio for us and our Restricted Subsidiaries immediately prior to such transaction;

(5) each Guarantor, unless it is the other party to the transactions described above, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person’s obligations under the indenture and the notes; and

(6) we shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indentures (if any) comply with the indenture.

The Successor Company will succeed to, and be substituted for, us under the indenture and the notes. Notwithstanding the foregoing clauses (3) and (4), (a) any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to us or to another Restricted Subsidiary, and (b) we may merge with an Affiliate incorporated solely for the purpose of reincorporating in another state of the United States so long as the amount of our Indebtedness and our Restricted Subsidiaries is not increased thereby.

The indenture further provides that subject to certain limitations in the indenture governing release of a Guarantee upon the sale or disposition of one of our Restricted Subsidiaries that is a Guarantor, each Guarantor will not, and we will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person (other than any such sale, assignment, transfer, lease, conveyance or disposition in connection with the Transactions described in this prospectus) unless:

(1) such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the Successor Guarantor);

(2) the Successor Guarantor (if other than such Guarantor) expressly assumes all the obligations of such Guarantor under the indenture and such Guarantors’ Guarantee pursuant to a supplemental indenture or other documents or instruments in form reasonably satisfactory to the Trustee; and

(3) the Successor Guarantor (if other than such Guarantor) shall have delivered or caused to be delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with the indenture.

Subject to certain limitations described in the indenture, the Successor Guarantor will succeed to, and be substituted for, such Guarantor under the indenture and such Guarantor’s Guarantee. Notwithstanding the foregoing, (1) a Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Guarantor in another state of the United States, so long as the amount of Indebtedness of the Guarantor is not increased thereby and (2) a Guarantor may merge with another Guarantor or us.

Notwithstanding the foregoing, any Guarantor may consolidate or merge with or into or wind up into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets (collectively, a Transfer) to us or any Guarantor.

Defaults

An Event of Default will be defined in the indenture as:

(1) a default in any payment of interest on any note when due, whether or not prohibited by the provisions described under “—Ranking” above, continued for 30 days,

(2) a default in the payment of principal or premium, if any, of any note when due at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise, whether or not prohibited by the provisions described under “—Ranking” above,

(3) the failure by us or any of our Restricted Subsidiaries to comply for 60 days after notice with our other agreements contained in the notes or the indenture,

(4) the failure by us or any Significant Subsidiary to pay any Indebtedness (other than Indebtedness owing to us or any of our Restricted Subsidiaries) within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, in each case, if the total principal amount of such Indebtedness unpaid or accelerated exceeds $20.0 million or its foreign currency equivalent (the “cross-acceleration provision”),

(5) certain events of bankruptcy, insolvency or reorganization of us or a Significant Subsidiary (the “bankruptcy provisions”),

(6) failure by us or any Significant Subsidiary to pay final judgments aggregating in excess of $20.0 million or its foreign currency equivalent (net of any amounts which are covered by enforceable insurance policies issued by solvent carriers), which judgments are not discharged, waived or stayed for a period of 60 days (the “judgment default provision”), or

(7) any Guarantee of a Significant Subsidiary ceases to be in full force and effect (except as contemplated by the terms thereof) or any Guarantor denies or disaffirms its obligations under the indenture or any Guarantee and such Default continues for 10 days.

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

However, a default under clause (4) will not constitute an Event of Default until the Trustee or the holders of 25% in principal amount of outstanding notes notify us of the default and we do not cure such default within the time specified in clause (4) hereof after receipt of such notice.

If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of us) occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of outstanding notes by notice to us may declare the principal of, premium, if any, and accrued but unpaid interest on all the notes to be due and payable. Upon such a declaration, such principal and interest will be due and payable immediately. If an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of us occurs, the principal of, premium, if any, and interest on all the notes will become immediately due and payable without any declaration or other act on the part of the Trustee or any holders. Under certain circumstances, the holders of a majority in principal amount of outstanding notes may rescind any such acceleration with respect to the notes and its consequences.

In the event of any Event of Default specified in clause (5) of the first paragraph above, such Event of Default and all consequences thereof (excluding, however, any resulting payment default) will be annulled, waived and rescinded, automatically and without any action by the Trustee or the holders of the notes, if within 60 days after such Event of Default arose we deliver an Officers’ Certificate to the Trustee stating that (x) the Indebtedness or guarantee that is the basis for such Event of Default has been discharged or (y) the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default or (z) the default that is the basis for such Event of Default has been cured, it being understood that in no event shall an acceleration of the principal amount of the notes as described above be annulled, waived or rescinded upon the happening of any such events.

Subject to the provisions of the indenture relating to the duties of the Trustee, in case an Event of Default occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no holder may pursue any remedy with respect to the indenture or the notes unless:

(1) such holder has previously given the Trustee notice that an Event of Default is continuing,

(2) holders of at least 25% in principal amount of the outstanding notes have requested the Trustee to pursue the remedy,

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense,

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity, and

(5) the holders of a majority in principal amount of the outstanding notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of outstanding notes are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee. The Trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder or that would involve the Trustee in personal liability. Prior to taking any action under the indenture, the Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

The indenture provides that if a Default occurs and is continuing and is actually known to the Trustee, the Trustee must mail to each holder of notes notice of the Default within the earlier of 90 days after it occurs or 30 days after it is actually known to a Trust Officer or written notice of it is received by the Trustee. Except in the case of a Default in the payment of principal of, premium (if any) or interest on any note, the Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the noteholders. In addition, we are required to deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default that occurred during the previous year. We also are required to deliver to the Trustee, within 30 days after the occurrence thereof, written notice of any event which would constitute certain Defaults, their status and what action we are taking or proposes to take in respect thereof.

Amendments and Waivers

Subject to certain exceptions, the indenture may be amended with the consent of the holders of a majority in principal amount of the notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. However, without the consent of each holder of an outstanding note affected, no amendment may, among other things:

(1) reduce the amount of notes whose holders must consent to an amendment,

(2) reduce the rate of or extend the time for payment of interest on any note,

(3) reduce the principal of or change the Stated Maturity of any note,

(4) reduce the premium payable upon the redemption of any note or change the time at which any note may be redeemed as described under “—Optional Redemption” above,

(5) make any note payable in money other than that stated in such note,

(6) impair the right of any holder to receive payment of principal of, premium, if any, and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s notes,

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions, or

(8) modify the Guarantee in any manner adverse to the holders.

Without the consent of any holder, together with the a Trustee, we may amend the indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation, partnership or limited liability company of our obligations under the indenture, to provide for uncertificated notes in addition to or in place of certificated notes (provided that the uncertificated notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated notes are described in Section 163(f)(2)(B) of the Code), to add Guarantee with respect to the notes, to secure the notes, to add to our covenants for the benefit of the holders or to surrender any right or power conferred upon us, to make any change that does not adversely affect the rights of any holder, to comply with any requirement of the SEC in connection with the qualification of the indenture under the TIA to effect any provision of the indenture or to make certain changes to the indenture to provide for the issuance of additional notes.

The consent of the noteholders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

After an amendment under the indenture becomes effective, we are required to mail to the respective noteholders a notice briefly describing such amendment. However, the failure to give such notice to all noteholders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or holder of our equity interests, any direct or indirect parent corporation or any director, officer, employee or incorporator of any Guarantor, if any, as such, will have any liability for any of our obligations under the notes, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Transfer and Exchange

A noteholder may transfer or exchange notes in accordance with the indenture. Upon any transfer or exchange, the registrar and the Trustee may require a noteholder, among other things, to furnish appropriate endorsements and transfer documents and we may require a noteholder to pay any taxes required by law or permitted by the indenture. We are not required to transfer or exchange any note selected for redemption or to transfer or exchange any note for a period of 15 days prior to a selection of notes to be redeemed. The notes will be issued in registered form and the registered holder of a note will be treated as the owner of such note for all purposes.

Satisfaction and Discharge

The indenture will be discharged and will cease to be of further effect (except as to surviving rights of registration or transfer or exchange of notes, as expressly provided for in the indenture) as to all outstanding notes when:

(1) either (a) all the notes theretofore authenticated and delivered (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by us and thereafter repaid to us or discharged from such trust) have been delivered to the Trustee for cancellation or (b) all of the notes (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) if redeemable at our option, are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in our name, and at our expense, and we have irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire

Indebtedness on the notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from us directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2) We and/or the Guarantors have paid all other sums payable under the indenture; and

(3) We have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Defeasance

At any time we may terminate all its obligations under the notes and the indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the notes, to replace mutilated, destroyed, lost or stolen notes and to maintain a registrar and paying agent in respect of the notes. At any time we may terminate our obligations under the covenants described under “—Certain Covenants,” the operation of the cross acceleration provision, the bankruptcy provisions with respect to Significant Subsidiaries and the judgment default provision described under “—Defaults” and the undertakings and covenants contained under “—Change of Control” and “—Merger, Consolidation or Sale of All or Substantially All Assets” (“covenant defeasance”). If we exercise our legal defeasance option or our covenant defeasance option, each Guarantor will be released from all of its obligations with respect to its Guarantee.

We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the notes may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the notes may not be accelerated because of an Event of Default specified in clause (3), (4), (5), (6), (7) with respect only to Significant Subsidiaries or (8) under “—Defaults” or because of our failure to comply with “—Merger, Consolidation or Sale of All or Substantially All Assets.”

In order to exercise either defeasance option, we must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money or U.S. Government Obligations for the payment of principal, premium (if any) and interest on the applicable issue of notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or change in applicable Federal income tax law).

Concerning the Trustee

Wilmington Trust Company is the Trustee under the indenture and has been appointed by us as Registrar, Exchange Agent and a Paying Agent with regard to the notes.

Governing Law

The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

“Acquired Indebtedness” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person,

in each case, including Indebtedness Incurred as consideration in, in contemplation of, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of related transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was otherwise acquired by such Person, or such asset was acquired by such Person, as applicable.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Applicable Premium” means, with respect to any note on any applicable redemption date, the greater of:

(1) 1% of the then outstanding principal amount of the note; and

(2) the excess of:

(a) the present value at such redemption date of (i) the redemption price of the note, at March 1, 2011 (such redemption price being set forth in the applicable table appearing above under “—Optional Redemption”) plus (ii) all required interest payments due on the note through March 1, 2011 (excluding accrued but unpaid interest), computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of the note.

“Asset Sale” means:

(1) the sale, conveyance, transfer or other disposition (whether in a single transaction or a series of related transactions) of property or assets (including by way of a Sale/Leaseback Transaction) outside the ordinary course of business or any of our Restricted Subsidiaries (each referred to in this definition as a “disposition”) or

(2) the issuance or sale of Equity Interests (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) of any Restricted Subsidiary (other than to us or another of our Restricted Subsidiaries) (whether in a single transaction or a series of related transactions), in each case other than:

(a) a disposition of Cash Equivalents or Investment Grade Securities or obsolete, worn out or non-useful equipment in the ordinary course of business;

(b) the Sale of All or Substantially All of our Assets in a manner permitted pursuant to the provisions described above under “—Merger, Consolidation or Sale of All or Substantially All Assets” or any disposition that constitutes a Change of Control;

(c) any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under “—Certain Covenants—Limitation on Restricted Payments”;

(d) any disposition of our assets or any Restricted Subsidiary, or issuance or sale of Equity Interests of any Restricted Subsidiary with an aggregate Fair Market Value of less than $5.0 million;

(e) any disposition of property or assets, or the issuance of securities, by one of our Restricted Subsidiaries to us or by us or one of our Restricted Subsidiaries to a Restricted Subsidiary;

(f) any exchange of assets for assets related to a Similar Business of comparable or greater market value, as determined in good faith by us, which in the event of an exchange of assets with a Fair Market Value in excess of (1) $10.0 million shall be set forth in a resolution approved in good faith by at least a majority of our Board of Directors, and (2) $20.0 million shall be set forth in a resolution described in the preceding clause (1) and a written opinion as to the fairness of such exchange of assets to us or such Restricted Subsidiary from a financial point of view issued by an Independent Financial Advisor to our Board of Directors;

(g) foreclosure on our assets or any of our Restricted Subsidiaries;

(h) any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary;

(i) the lease, assignment or sublease of any real or personal property in the ordinary course of business;

(j) a sale of receivables and related assets of the type specified in the definition of “Receivables Financing” to a Receivables Subsidiary in a Qualified Receivables Financing or in factoring or similar transactions;

(k) a transfer of receivables and related assets of the type specified in the definition of “Receivables Financing” (or a fractional undivided interest therein) by a Receivables Subsidiary in a Qualified Receivables Financing;

(l) the grant in the ordinary course of business of any licenses of patents, trademarks, know-how and any other intellectual property;

(m) the sale of any property in a Sale/Leaseback Transaction within six months of the acquisition of such property;

(n) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

(o) any disposition of Investments made pursuant to clauses (8), (9), (10) and (12) of the definition of “Permitted Investments”.

“Bank Indebtedness” means any and all amounts payable under or in respect of the Credit Agreement, the other Senior Credit Documents as amended, restated, supplemented, waived, replaced, restructured, repaid, refunded, refinanced or otherwise modified from time to time including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof (including after termination of the Credit Agreement), including principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees and all other amounts payable thereunder or in respect thereof.

“Board of Directors” means as to any Person, the board of directors or managers, as applicable, of such Person (or, if such Person is a partnership, the board of directors or other governing body of the general partner of such Person) or any duly authorized committee thereof.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York State.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

“Cash Contribution Amount” means the aggregate amount of cash contributions made to our capital or any Guarantor described in the definition of “Contribution Indebtedness.”

“Cash Equivalents” means:

(1) U.S. dollars or, in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by it from time to time in the ordinary course of business;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof in each case with maturities not exceeding two years;

(3) certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances, in each case with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $150.0 million and whose long-term debt is rated “A” or the equivalent thereof by Moody’s or S&P;

(4) repurchase obligations for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper issued by a corporation (other than one of our Affiliates) rated at least “A-1” or the equivalent thereof by Moody’s or S&P and in each case maturing within one year after the date of acquisition;

(6) investment funds investing at least 95% of their assets in securities of the types described in clauses (1) through (5) above;

(7) readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody’s or S&P in each case with maturities not exceeding two years from the date of acquisition; and

(8) Indebtedness issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s in each case with maturities not exceeding two years from the date of acquisition.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum, without duplication, of:

(1) interest expense of such Person and its Restricted Subsidiaries on a consolidated basis for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, the interest component of Capitalized Lease Obligations, and net payments and receipts (if any) pursuant to interest rate Hedging Obligations and excluding amortization of deferred financing fees and expensing of any bridge or other financing fees);

(2) capitalized interest of such Person and its Restricted Subsidiaries on a consolidated basis for such period, whether paid or accrued;

(3) commissions, discounts, yield and other fees and charges Incurred in connection with any Receivables Financing which are payable to Persons other than us and our Restricted Subsidiaries; and

(4) less interest income for such period.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis; provided, however, that:

(1) any net after-tax extraordinary or nonrecurring gains or losses or income or expenses (less all fees and expenses relating thereto), including, without limitation, any severance expenses, and fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition or Indebtedness permitted to be Incurred by the indenture (in each case, whether or not successful), including any such fees, expenses, charges or change in control payments related to the Transactions, in each case, shall be excluded;

(2) any increase in amortization or depreciation or any one-time non-cash charges resulting from purchase accounting (such as, without limitation, capitalized profit inventory) in connection with any acquisition that is consummated after the Issue Date, and any increase in amortization as a result of the receipt of insurance proceeds from damage to property the receipt of which was otherwise excluded as a nonrecurring gain pursuant to (1) above, shall be excluded;

(3) the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;

(4) any net after-tax income or loss from discontinued operations and any net after-tax gains or losses on disposal of discontinued operations shall be excluded;

(5) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by our Board of Directors) shall be excluded;

(6) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness shall be excluded;

(7) the Net Income for such period of any Person that is not a Subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period;

(8) solely for the purpose of determining the amount available for Restricted Payments under clause (1) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments,” the Net Income for such period of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Restricted Subsidiary to such Person, to the extent not already included therein;

(9) any non-cash impairment charges resulting from the application of Statement of Financial Accounting Standards Nos. 142 and 144 and the amortization of intangibles arising pursuant to No. 141 shall be excluded;

(10) any non-cash compensation expense realized from grants of stock appreciation or similar rights, stock options or other rights to officers, directors, consultants and employees of such Person or any of its Restricted Subsidiaries or any direct or indirect parent company of ours shall be excluded;

(11) any (a) severance or relocation costs or expenses, (b) one-time non-cash compensation charges, (c) the costs and expenses after the Issue Date related to employment of terminated employees, or (d) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Issue Date of officers, directors and employees, in each case of such Person or any of its Restricted Subsidiaries, shall be excluded;

(12) solely for purposes of calculating EBITDA, (a) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-wholly-owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Capital Stock of such Restricted Subsidiary held by such third parties and (b) any ordinary course dividend, distribution or other payment paid in cash and received from any Person in excess of amounts included in clause (7) above shall be included;

(13)(a) (i) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included and (b) non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded; and

(14) unrealized gains and losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the applications of FAS 52 shall be excluded.

Notwithstanding the foregoing, for the purpose of the covenant described under “—Certain Covenants—Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from our Unrestricted Subsidiaries or one of our Restricted Subsidiaries to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clauses (c)(4) and (5) of the definition of Cumulative Credit contained herein.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization and other non-cash expenses (including the amortization of deferred financing fees) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person for such period on a consolidated basis and otherwise determined in accordance with GAAP, but excluding any such charge which consists of or requires an accrual of, or cash reserve for, anticipated cash charges for any future period.

“Consolidated Taxes” means provision for taxes based on income, profits or capital, including, without limitation, state, franchise taken into account in calculating Consolidated Net Income.

“Contingent Obligations” means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent:

(1) to purchase any such primary obligation or any property constituting direct or indirect security therefor,

(2) to advance or supply funds:

(a) for the purchase or payment of any such primary obligation; or

(b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; or

(3) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contribution Indebtedness” means our Indebtedness or the Indebtedness of any Guarantor in an aggregate principal amount not greater than twice the aggregate amount of cash contributions (other than Excluded Contributions) made to our capital or such Guarantor after the Issue Date; provided that:

(1) if the aggregate principal amount of such Contribution Indebtedness is greater than one times such cash contributions to our capital or such Guarantor, as applicable, the amount in excess shall be Indebtedness (other than Secured Indebtedness) with a Stated Maturity later than the Stated Maturity of the notes, and

(2) such Contribution Indebtedness (a) is Incurred within 180 days after the making of such cash contributions and (b) is so designated as Contribution Indebtedness pursuant to an Officers’ Certificate on the Incurrence date thereof.

“Control” or “Controlled” means the possession, directly or indirectly of the power to direct or cause the direction of management and policies of a Person, whether through the ownership of Voting Stock, by agreement or otherwise.

“Credit Agreement” means (i) that certain Amended and Restated Loan and Security Agreement dated as of January 24, 2006 among American Railcar Industries, Inc. as Borrower, the lenders from time to time party thereto, and North Fork Business Capital Corporation, as Agent, as amended, restated, supplemented, waived, replaced (whether or not upon termination, and whether with the original lenders or otherwise), restructured, repaid, refunded, refinanced or otherwise modified from time to time, including any agreement or indenture extending the maturity thereof, refinancing, replacing or otherwise restructuring all or any portion of the Indebtedness under such agreement or agreements or indenture or indentures or any successor or replacement agreement or agreements or indenture or indentures or increasing the amount loaned or issued thereunder or altering the maturity thereof, and (ii) whether or not the credit agreement referred to in clause (i) remains outstanding, if designated by us to be included in the definition of “Credit Agreement,” one or more (A) debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (B) debt securities, indentures or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (C) instruments or agreements evidencing any other Indebtedness, in each case, with the same or different borrowers or issuers and, in each case, as amended, supplemented, modified, extended, restructured, renewed, refinanced, restated, replaced or refunded in whole or in part from time to time.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by us or one of our Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officers’ Certificate, setting forth the basis of such valuation, less the amount of Cash Equivalents received in connection with a subsequent sale of such Designated Non-cash Consideration.

“Designated Preferred Stock” means our Preferred Stock or any of our direct or indirect parent companies, as applicable (other than Disqualified Stock), that is issued for cash (other than to us or any of our Subsidiaries or an employee stock ownership plan or trust established by us or any of our Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an Officers’ Certificate, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the definition of Cumulative Credit contained in the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event:

(1) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than as a result of a change of control or asset sale; provided that the relevant asset sale or change of control provisions, taken as a whole, are no more favorable in any material respect to holders of such Capital Stock than the asset sale and change of control provisions applicable to the notes and any purchase requirement triggered thereby may not become operative until compliance with the asset sale and change of control provisions applicable to the notes (including the purchase of any notes tendered pursuant thereto)),

(2) is convertible or exchangeable for Indebtedness or Disqualified Stock, or

(3) is redeemable at the option of the holder thereof, in whole or in part,

in each case prior to 91 days after the maturity date of the notes;

provided, however, that only the portion of Capital Stock which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Capital Stock is issued to any employee or to any plan for the benefit of our employees or our Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by us in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further, that any class of Capital Stock of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of Capital Stock that is not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Domestic Subsidiary” means a Restricted Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, to the extent the same was deducted in calculating Consolidated Net Income:

(1) Consolidated Taxes; plus

(2) Consolidated Interest Expense; plus

(3) Consolidated Non-cash Charges;

less, without duplication,

(4) non-cash items increasing Consolidated Net Income for such period (excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period and any items for which cash was received in a prior period).

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private sale after the Issue Date of common stock or our Preferred Stock or any of our direct or indirect parent companies, as applicable (other than Disqualified Stock), other than:

(1) public offerings with respect to us or such direct or indirect parent company’s common stock registered on Form S-8; and

(2) any such public or private sale that constitutes an Excluded Contribution.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Excluded Contributions” means the net cash proceeds received by us after the Issue Date from:

(1) contributions to its common equity capital, and

(2) the sale (other than to one of our Subsidiaries or to any Subsidiary management equity plan or stock option plan or any other management or employee benefit plan or agreement) of our Capital Stock (other than Disqualified Stock and Designated Preferred Stock), in each case designated as Excluded Contributions pursuant to an Officers’ Certificate executed by one of our Officers, the cash proceeds of which are excluded from the calculation set forth in clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments.”

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“Fixed Charge Coverage Ratio” means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that we or any of our Restricted Subsidiaries Incurs or redeems any Indebtedness (other than in the case of revolving credit borrowings or revolving advances under any Qualified Receivables Financing, in which case interest expense shall be computed based upon the average daily balance of such Indebtedness during the applicable period) or issues or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such Incurrence or redemption of Indebtedness, or such issuance or redemption of Preferred Stock, as if the same had occurred at the beginning of the applicable four-quarter period.

For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (as determined in accordance with GAAP), in each case with respect to an operating unit of a business, and any operational changes that we or any of its Restricted Subsidiaries have both determined to make and made after the Issue Date and during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and discontinued operations (and the change of any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person that subsequently became a Restricted Subsidiary or was merged with or into us or any Restricted Subsidiary since the beginning of such period shall have made any Investment, acquisition, disposition, merger, consolidation, discontinued operation or operational change, in each case with respect to an operating unit of a business, that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, discontinued operation, merger, consolidation or operational change had occurred at the beginning of the applicable four-quarter period.

For purposes of this definition, whenever pro forma effect is to be given to any transaction, the pro forma calculations (including of cost savings and synergies) shall be made in good faith by one of our responsible financial or accounting officers. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness if such Hedging Obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by one of our responsible financial or accounting officers to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as we may designate.

“Fixed Charges” means, with respect to any Person for any period, the sum of:

(1) Consolidated Interest Expense of such Person for such period, and

(2) all cash dividend payments (excluding items eliminated in consolidation) on any series of Preferred Stock or Disqualified Stock of such Person and its Restricted Subsidiaries.

“Foreign Subsidiary” means a Restricted Subsidiary not organized or existing under the laws of the United States of America or any state or territory thereof and any direct or indirect subsidiary of such Restricted Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Issue Date. For the purposes of the indenture, the term “consolidated” with respect to any Person shall mean such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary or any Person that is not a Subsidiary, but the interest of such Person in an Unrestricted Subsidiary or any Person that is not a Subsidiary will be accounted for as an Investment.

“guarantee” means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of our obligations under the indenture and the notes by any Person in accordance with the provisions of the indenture.

“Guarantor” means any Person that Incurs a Guarantee; provided that upon the release or discharge of such Person from its Guarantee in accordance with the indenture, such Person ceases to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates, value of securities or commodity prices.

“holder” or “noteholder” means the Person in whose name a note is registered on the Registrar’s books.

“Incur” means issue, assume, guarantee, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Person at the time it becomes a Subsidiary.

“Indebtedness” means, with respect to any Person:

(1) the principal and premium (if any) of any indebtedness of such Person, whether or not contingent, (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers’ acceptances (or, without duplication, reimbursement agreements in respect thereof), (c) representing the deferred and unpaid purchase price of any property, except any such balance that constitutes a trade payable or similar obligation to a trade creditor due within six months from the date on which it is Incurred, in each case Incurred in the ordinary course of business, which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (d) in respect of Capitalized Lease Obligations, or (e) representing any Hedging Obligations, if and to the extent that any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability on a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP;

(2) to the extent not otherwise included, any obligation of such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business);

(3) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person); provided, however, that the amount of such Indebtedness will be the lesser of: (a) the Fair Market Value of such asset at such date of determination, and (b) the amount of such Indebtedness of such other Person; and

(4) to the extent not otherwise included, with respect to us and our Restricted Subsidiaries, the amount then outstanding (i.e., advanced, and received by, and available for use by, us or any of our Restricted Subsidiaries) under any Receivables Financing (as set forth in our books and records or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing;

provided, however, that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business and not in respect of borrowed money (for avoidance of doubt, take-or-pay contracts entered into in the ordinary course of business with a third party or on terms that would be acceptable to a third party in an arms-length transaction, and in either case, do not include a premium component evidencing a guaranty or investment, shall be deemed not to be “in respect of borrowed money” for purposes of this definition); (2) deferred or prepaid revenues; (3) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller; (4) Obligations under or in respect of Qualified Receivables Financing; or (5) accrued expenses and trade payables incurred in the ordinary course of business.

“Independent Financial Advisor” means an accounting, appraisal or investment banking firm or consultant to Persons engaged in a Similar Business, in each case of recognized standing that is, in our good faith determination, qualified to perform the task for which it has been engaged.

“Investment Grade Securities” means:

(1) securities issued or directly and fully guaranteed or insured by the U.S. government or any agency or instrumentality thereof (other than Cash Equivalents),

(2) investments in any fund that invests exclusively in investments of the type described in clause (1) which fund may also hold immaterial amounts of cash pending investment and/or distribution,

(3) corresponding instruments in countries other than the United States customarily utilized for high quality investments and in each case with maturities not exceeding two years from the date of acquisition, and

(4) securities that have a Moody’s rating of Baa3 or better and an S&P rating of BBB- or better.

“Investments” means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit and advances to customers and commission, travel and similar advances to officers, employees and consultants made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on our balance sheet in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of “Unrestricted Subsidiary” and the covenant described under “—Certain Covenants—Limitation on Restricted Payments”:

(1) “Investments” shall include the portion (proportionate to our equity interest in such Subsidiary) of the Fair Market Value of the net assets of one of our Subsidiaries at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to:

(a) our “Investment” in such Subsidiary at the time of such redesignation less

(b) the portion (proportionate to our equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation; and

(2) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined in good faith by our Board of Directors.

“Issue Date” means February 28, 2007, the date on which the notes are originally issued.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction); provided that in no event shall an operating lease be deemed to constitute a Lien.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of Preferred Stock dividends.

“Net Proceeds” means the aggregate cash proceeds received by us or any of our Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form), net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Non-cash Consideration (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), and any relocation expenses Incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements related thereto), amounts required to be applied to the repayment of principal, premium (if any) and interest on Indebtedness required (other than pursuant to the second paragraph of the covenant described under “—Certain Covenants—Asset Sales”) to be paid as a result of such transaction, and any deduction of appropriate amounts to be provided by us as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by us after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and bankers’ acceptances), damages and other liabilities payable under the documentation governing any Indebtedness; provided that Obligations with respect to the notes shall not include fees or indemnifications in favor of the Trustee and other third parties other than the holders of the notes.

“Officer” means our Chairman of the Board, Chief Executive Officer, President, Chief Financial Officer, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary.

“Officers’ Certificate” means a certificate signed on our behalf by two Officers, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer that meets the requirements set forth in the indenture.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to us or the Trustee.

“Permitted Affiliate Subordinated Indebtedness” means any Indebtedness or any of our Restricted Subsidiaries to one of our Affiliates (1) for which no installment of principal or installment of interest may be made if a Default or Event of Default exists or is continuing (except that interest may accrue on Permitted Affiliate Subordinated Indebtedness or be paid in the form of additional Permitted Affiliate Subordinated Indebtedness or our Capital Stock that is not Disqualified Stock), (2) for which no installment of principal matures earlier than the date that is three months after the final maturity date of the notes, (3) for which the payment of principal and interest is subordinated in right of payment to the notes or any note at least to the extent set forth in the indenture, (4) under which no interest, premium or penalty is due or payable (other than interest premium and penalty payable in the form of additional Permitted Affiliate Subordinated Indebtedness or our Capital Stock that is not Disqualified Stock and except that interest may accrue on Permitted Affiliate Subordinated Indebtedness) unless such amount may be paid as a Restricted Payment and (5) which is not guaranteed by us or any of our Restricted Subsidiaries.

“Pari Passu Indebtedness” means:

(1) with respect to us, the notes and any Indebtedness which ranks pari passu in right of payment to the notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Holders” means (1) Mr. Carl Icahn, any spouse and any child, stepchild, sibling or descendant of Mr. Carl Icahn, (2) any estate of Mr. Carl Icahn or any person under clause (1), (3) any person who receives a beneficial interest in any estate under clause (2) to the extent of such interest, (4) any executor, personal administrator or trustee acting for the benefit of or as a fiduciary for any person under clause (1), (2) or (3), (5) any corporation, partnership, limited liability company, trust, or similar entity, directly or indirectly owned or Controlled by Mr. Carl Icahn or any other Person or Persons identified in clauses (1), (2) or (3), and (6) and any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) the membership of which includes any Person or Persons identified in clauses (1), (2), (3) or (5).

“Permitted Investments” means:

(1) any Investment in us or any Restricted Subsidiary;

(2) any Investment in Cash Equivalents or Investment Grade Securities;

(3) any Investment by us or any of our Restricted Subsidiary in a Person if as a result of such Investment (a) such Person becomes a Restricted Subsidiaries, or (b) such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys all or substantially all of its assets to, or is liquidated into, us or a Restricted Subsidiary;

(4) any Investment in securities or other assets not constituting Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of “—Certain Covenants—Asset Sales” or any other disposition of assets not constituting an Asset Sale;

(5) any Investment existing on the Issue Date;

(6) any Investment acquired by us or any of our Restricted Subsidiaries (a) in exchange for any other Investment or accounts receivable held by us or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable, or (b) as a result of a foreclosure by us or any of our Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(7) Hedging Obligations permitted under clause (j) of the “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” covenant;

(8) any Investment by us or any of our Restricted Subsidiaries in a Similar Business (other than an Investment in an Unrestricted Subsidiary) having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (8), not to exceed $80.0 million (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (8) is made in any Person that is not one of our Restricted Subsidiaries at the date of the making of such Investment and such Person becomes a Restricted Subsidiary of us after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (1) above and shall cease to have been made pursuant to this clause (8) for so long as such Person continues to be a Restricted Subsidiary;

(9) any Investment by us and our Restricted Subsidiaries so long as (i) prior to the making of any such Investment, we shall have delivered to the Trustee an Officers’ Certificate certifying that such Investment has been approved by a majority of the independent members of the Board of Directors and (ii) immediately after the consummation of any such Investment, either (x) the availability under the Credit Agreement or (y) Cash Equivalents, shall be at least $20,000,000;

(10) additional Investments by us or any of our Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (10), not to exceed the greater of $5.0 million or 2.5% of Total Assets (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(11) loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case Incurred in the ordinary course of business;

(12) Investments the payment for which consists of our Equity Interests (other than Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (3) of the definition of Cumulative Credit contained in “—Certain Covenants—Limitation on Restricted Payments”;

(13) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

(14) any Investment by our Restricted Subsidiaries in our other Restricted Subsidiaries and Investments by Subsidiaries that are not Restricted Subsidiaries in other Subsidiaries that are not our Restricted Subsidiaries;

(15) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property, in each case in the ordinary course of business;

(16) any Investment in a Receivables Subsidiary or any Investment by a Receivables Subsidiary in any other Person in connection with a Qualified Receivables Financing, including Investments of funds held in accounts permitted or required by the arrangements governing such Qualified Receivables Financing or any related Indebtedness; provided, however, that any Investment in a Receivables Subsidiary is in the form of a Purchase Money Note, contribution of additional receivables or an equity interest;

(17) Investments resulting from the receipt of non-cash consideration in an Asset Sale received in compliance with the covenant described under “—Certain Covenants—Asset Sales”; and

(18) Investments of one of our Restricted Subsidiaries acquired after the Issue Date or of an entity merged into, amalgamated with, or consolidated with one of our Restricted Subsidiaries in a transaction that is not prohibited by the covenant described under “—Merger, Consolidation or Sale of All or Substantially All Assets” after the Issue Date to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation.

“Permitted Liens” means, with respect to any Person:

(1) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business;

(2) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ Liens, in each case for sums not yet due or being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review;

(3) Liens for taxes, assessments or other governmental charges not yet due or payable or subject to penalties for nonpayment or which are being contested in good faith by appropriate proceedings;

(4) Liens in favor of issuers of performance and surety bonds or bid bonds or with respect to other regulatory requirements or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business;

(5) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(6)(A) Liens securing Indebtedness permitted to be Incurred pursuant to the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock” under the Credit Agreement in an aggregate principal amount not to exceed the greater of $100.0 million or an amount equal to a percentage of eligible accounts receivables plus a percentage of the eligible raw materials, work in process and finished goods inventory (as set forth in the Credit Agreement) at the time such Lien is Incurred and (B) Liens securing Indebtedness permitted to be Incurred pursuant to clause (d), (k) or (s) of the second paragraph of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(7) Liens existing on the Issue Date;

(8) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, such Liens are not created or Incurred in connection with, or in contemplation of, such other Person becoming such a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by us or any of our Restricted Subsidiaries;

(9) Liens on property at the time we or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into or any of our Restricted Subsidiaries; provided, however, that such Liens are not created or Incurred in connection with, or in contemplation of, such acquisition; provided, further, however, that the Liens may not extend to any other property owned by us or any of our Restricted Subsidiaries;

(10) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to us or another Restricted Subsidiaries permitted to be Incurred in accordance with the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock”;

(11) Liens securing Hedging Obligations not incurred in violation of the covenant described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock,” secured by a Lien on the same property securing such Hedging Obligations;

(12) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(13) leases and subleases of real property which do not materially interfere with the ordinary conduct of our business or the business any of our Restricted Subsidiaries;

(14) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by us and our Restricted Subsidiaries in the ordinary course of business;

(15) Liens in favor of us or any Guarantor;

(16) Liens on receivables and related assets of the type specified in the definition of “Receivables Financing” Incurred in connection with a Qualified Receivables Financing;

(17) deposits made in the ordinary course of business to secure liability to insurance carriers;

(18) Liens on the Equity Interests of Unrestricted Subsidiaries;

(19) grants of software and other technology licenses in the ordinary course of business;

(20) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (7), (8) and (9); provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the Indebtedness described under clauses, (7), (8) and (9) at the time the original Lien became a Permitted Lien under the indenture, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement; and

(21) other Liens securing obligations incurred in the ordinary course of business which obligations do not exceed the greater of $20.0 million or 5% of Total Assets at any one time outstanding.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Equity Interest with preferential right of payment of dividends or upon liquidation, dissolution, or winding up.

“Purchase Money Indebtedness” means Indebtedness, including our Capitalized Lease Obligations, or any Restricted Subsidiary incurred for the purpose of financing all or any part of the purchase price of property, plant or equipment used in our business or any Restricted Subsidiary or the cost of installation, construction or improvement thereof; provided, however, that (1) the amount of such Indebtedness shall not exceed such purchase price or cost and (2) such Indebtedness shall be incurred within 90 days after such acquisition of such asset by us or such Restricted Subsidiary or such installation, construction or improvement.

“Purchase Money Note” means a promissory note of a Receivables Subsidiary evidencing a line of credit, which may be irrevocable, from us or any of our Subsidiaries to a Receivables Subsidiary in connection with a Qualified Receivables Financing, which note is intended to finance that portion of the purchase price that is not paid by cash or a contribution of equity.

“Qualified Receivables Financing” means any Receivables Financing of a Receivables Subsidiary that meets the following conditions:

(1) our Board of Directors shall have determined in good faith that such Qualified Receivables Financing (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to us and the Receivables Subsidiary;

(2) all sales of receivables (which for all purposes of the indenture shall include any and all amounts payable (whether now existing or arising in the future) to us or any of our Restricted Subsidiaries in respect of leases of railcars or other equipment) and related assets to the Receivables Subsidiary are made at Fair Market Value (as determined in good faith by us); and

(3) the financing terms, covenants, termination events and other provisions thereof shall be market terms (as determined in good faith by us) and may include Standard Securitization Undertakings.

The grant of a security interest in any of our accounts receivable or any of our Restricted Subsidiaries (other than a Receivables Subsidiary) to secure Bank Indebtedness shall not be deemed a Qualified Receivables Financing.

“Rating Agencies” means Moody’s and S&P.

“Receivables Financing” means any transaction or series of transactions that may be entered into by us or any of our Subsidiaries pursuant to which we or any of our Subsidiaries may sell, convey or otherwise transfer to (a) a Receivables Subsidiary (in the case of a transfer by us or any of our Subsidiaries); and (b) any other Person (in the case of a transfer by a Receivables Subsidiary), or may grant a security interest in, any receivables (whether now existing or arising in the future) of us or any of our Subsidiaries, and any assets related thereto including, without limitation, all collateral securing such receivables, all contracts and all guarantees or other obligations in respect of such receivables, proceeds of such receivables and other assets which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable, leases and any Hedging Obligations entered into by us or any such Subsidiary in connection with such receivables.

“Receivables Repurchase Obligation” means any obligation of a seller of receivables in a Qualified Receivables Financing to repurchase receivables arising as a result of a breach of a representation, warranty, covenant, nonperformance of a receivable or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dispute, off-set or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Receivables Subsidiary” means one of our Wholly Owned Restricted Subsidiaries (or another Person formed for the purposes of engaging in Qualified Receivables Financing with us in which we or any of our Subsidiaries makes an Investment and to which we or any one of our Subsidiaries transfers receivables and related assets) which engages in no activities other than in connection with the financing of our receivables and our Subsidiaries, all proceeds thereof and all rights (contractual or other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and which is designated by our Board of Directors (as provided below) as a Receivables Subsidiary and:

(a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by us or any of our other Subsidiaries (excluding guarantees of obligations (other than the principal of and interest on, Indebtedness) pursuant to Standard Securitization Undertakings), (ii) is recourse to or obligates us or any other of our Subsidiaries in any way other than pursuant to Standard Securitization Undertakings, or (iii) subjects any of our property or assets or any other of our Subsidiaries, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings;

(b) with which neither we nor any other of our Subsidiaries have any material contract, agreement, arrangement or understanding other than on terms which we reasonably believes to be no less favorable to us or such Subsidiary than those that might be obtained at the time from Persons that are not our Affiliates; and

(c) to which neither we nor any of our other Subsidiaries have any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by our Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of our Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing conditions.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” means, with respect to any Person, any Subsidiary of such Person other than an Unrestricted Subsidiary of such Person. Unless otherwise indicated in this “Description of the exchange notes,” all references to Restricted Subsidiaries shall mean our Restricted Subsidiaries.

“Sale of All or Substantially All of the Assets” means the sale, lease, transfer, conveyance or other disposition in one or more related transactions (other than by way of merger or consolidation by us) of our assets and our Restricted Subsidiaries equal to at least 80% of Total Assets.

“Sale/Leaseback Transaction” means an arrangement relating to property now owned or hereafter acquired by us or a Restricted Subsidiary whereby we or a Restricted Subsidiary transfers such property to a Person and we or such Restricted Subsidiary leases it from such Person, other than leases between us and a Restricted Subsidiary or between our Restricted Subsidiaries.

“S&P” means Standard & Poor’s Ratings Group or any successor to the rating agency business thereof.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Senior Credit Documents” means the collective reference to the Credit Agreement, the notes issued pursuant thereto and the guarantees thereof, if any, and the collateral documents relating thereto, as amended, supplemented or otherwise modified from time to time.

“Significant Subsidiary” means any Restricted Subsidiary that would be a “Significant Subsidiary” to us within the meaning of subsection (1) or (2) of Rule 1-02(w) under Regulation S-X promulgated by the SEC.

“Similar Business” means a business, a material portion of whose revenues are derived from (i) the design, development, manufacture, assembly, sale, distribution, leasing, licensing, and/or other provision of industrial products, materials or services, including by way of example and without limitation, the design, manufacture, repair and refurbishment of industrial equipment, components and materials for the transportation, construction and energy industries, and the provision of fleet management or other similar services, (ii) our activities or any of our Subsidiaries as of the Issue Date or as then conducted as of the applicable date, (iii) any business or activity that is reasonably similar to the businesses or activities referred to in clauses (i) or (ii), or a reasonable extension, development or expansion thereof or ancillary thereto.

“Standard Securitization Undertakings” means representations, warranties, covenants, indemnities and guarantees of performance entered into by us or any of our Subsidiaries which we have determined in good faith to be customary in a Receivables Financing including without limitation, those relating to the servicing of the assets of a Receivables Subsidiary, it being understood that any Receivables Repurchase Obligation shall be deemed to be a Standard Securitization Undertaking.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the final payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond our control unless such contingency has occurred).

“Subordinated Indebtedness” means (a) with respect to us, any of our Indebtedness which is by its terms subordinated in right of payment to the notes, and (b) with respect to any Guarantor, any Indebtedness of such Guarantor which is by its terms subordinated in right of payment to its Guarantee.

“Subsidiary” means, with respect to any Person (1) any corporation, association or other business entity (other than a partnership, joint venture or limited liability company) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or limited liability company of which (x) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (y) such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the indenture.

“Total Assets” means our total consolidated assets and our Restricted Subsidiaries, as shown on our most recent balance sheet.

“Transactions” means the offering of notes being offered hereby and the use of proceeds therefrom.

“Treasury Rate” means as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to March 1, 2011; provided, however, that if the period from such redemption date to March 1, 2011 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Trust Officer” means:

(1) any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the

Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, or to whom any corporate trust matter is referred because of such person’s knowledge of and familiarity with the particular subject, and

(2) who shall have direct responsibility for the administration of the indenture.

“Trustee” means the party named as such in the indenture until a successor replaces it and, thereafter, means the successor.

“Unrestricted Subsidiary” means:

(1) any of our Subsidiaries that at the time of determination shall be designated an Unrestricted Subsidiary by our Board of Directors in the manner provided below; and

(2) any Subsidiary of an Unrestricted Subsidiary.

Our Board of Directors may designate any of our Subsidiaries (including any newly acquired or newly formed Subsidiaries) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on any property of, us or any of our other Subsidiaries that is not a Subsidiary of the Subsidiary to be so designated; provided, however, that the Subsidiary to be so designated and its Subsidiaries do not at the time of designation have and do not thereafter Incur any Indebtedness pursuant to which the lender has recourse to any of our assets or any of our Restricted Subsidiaries; provided, further, however, that either:

(a) the Subsidiary to be so designated has total consolidated assets of $1,000 or less; or

(b) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under “—Certain Covenants—Limitation on Restricted Payments.”

Our Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, however, that immediately after giving effect to such designation:

(x) (1) we could Incur $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described under “—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock,” or

(2) the Fixed Charge Coverage Ratio for us and our Restricted Subsidiaries would be greater than such ratio for us and our Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation, and

(y) no Event of Default shall have occurred and be continuing.

Any such designation by our Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of our Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“U.S. Government Obligations” means securities that are:

(1) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in each case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depository receipt.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness or Disqualified Stock, as the case may be, at any date, the quotient obtained by dividing (1) the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock multiplied by the amount of such payment, by (2) the sum of all such payments.

“Wholly Owned Restricted Subsidiary” is any Wholly Owned Subsidiary that is a Restricted Subsidiary.

“Wholly Owned Subsidiary” of any Person means a Subsidiary of such Person 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or shares required to be held by Foreign Subsidiaries) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

Registration rights agreement

We entered into a registration rights agreement on February 28, 2007 with the initial purchasers in connection with the closing of the private offering of the outstanding notes. In that agreement, we agreed for the benefit of the holders of the outstanding notes that we would file with the SEC and use commercially reasonable efforts to cause to become effective a registration statement relating to an offer to exchange the outstanding notes for an issue of Commission-registered notes with terms identical to the outstanding notes (except that the exchange notes would not be subject to restrictions on transfer or to any increase in annual interest rate as described below).

If applicable interpretations of the staff of the SEC do not permit us to effect the exchange offer, we will file and use commercially reasonable efforts to cause to become effective a shelf registration statement relating to resales of the outstanding notes and to keep that shelf registration statement effective until the expiration of the time period referred to in Rule 144(k) under the Securities Act, or such shorter period that will terminate when all notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each noteholder copies of the prospectus that is a part of the shelf registration statement, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A noteholder that sells notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations).

If the exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before November 25, 2007 (the Target Registration Date), the annual interest rate borne by the outstanding notes will be increased (i) 0.25% per annum for the first 90-day period immediately following the Target Registration Date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until the exchange offer is completed or, if required, the shelf registration statement is declared effective up to a maximum of 1.00% per annum of additional interest.

If we effect the exchange offer, we will be entitled to close the exchange offer 20 business days after its commencement, provided that we have accepted all outstanding notes validly surrendered in accordance with the terms of the exchange offer. Outstanding notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

This is a summary of the material provisions of the registration rights agreement. A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

Book-entry settlement and clearance

THE GLOBAL NOTES

The exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons, which are called the global notes.

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the note holders; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-entry procedures for the global notes

All interests in the global notes will be subject to the operations and procedures of DTC. The operations and procedures of the settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositories for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositories that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following the DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following the DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

Certain U.S. federal income tax considerations

The following summary of certain U.S. federal income tax consequences of the exchange offer and the purchase, ownership and disposition of the exchange notes is based on the Internal Revenue Code of 1986, as amended, (the Code) Treasury regulations, rulings, judicial decisions, and administrative pronouncements, all as in effect as of the date hereof, and all of which are subject to change, possibly on a retroactive basis, or differences in interpretation. This summary addresses only exchange notes held as capital assets within the meaning of Section 1221 of the Code.

This summary does not discuss all of the tax consequences that may be relevant to holders in light of their particular circumstances or to holders subject to special tax rules, including U.S. expatriates, insurance companies, tax-exempt institutions or investors, financial institutions, persons subject to the alternative minimum tax, dealers in securities or foreign currencies, traders who have elected “mark-to- market” treatment, partnerships and other pass-through entities, investors that actually or constructively own 10% or more of the voting stock or outstanding share capital of ours, persons holding their exchange notes as part of a short sale, straddle, hedging transaction, conversion transaction or other integrated transaction, or U.S. Holders (as defined below) whose functional currency is not the U.S. dollar. Such holders may be subject to U.S. federal income tax consequences different from those set forth below.

As used herein, the term “U.S. Holder” means a beneficial owner of exchange notes that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia), (c) an estate whose income is subject to U.S. federal income taxation regardless of its source, or (d) a trust if (i) a court within the United States can exercise primary supervision over the administration of the trust and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) the trust has a valid election in effect to be treated as a United States person. A “non-U.S. Holder” means a beneficial owner of exchange notes that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for U.S. federal income tax purposes). If a partnership holds exchange notes, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner in a partnership that holds exchange notes is urged to consult its own tax advisor regarding the specific tax consequences of the exchange offer and the purchase, ownership and disposition of the exchange notes.

Holders should consult their own tax advisors regarding the specific U.S. federal, state, local and foreign tax consequences of the exchange offer and the purchase, ownership and disposition of the exchange notes in light of their particular circumstances, as well as any consequences arising under the laws of any other taxing jurisdiction.

U.S. Holders

Exchange of outstanding notes for exchange notes in the exchange offer

The exchange of the outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to U.S. Holders for U.S. federal income tax purposes. Consequently, a U.S. Holder will not recognize gain or loss upon the exchange of an outstanding notes for a exchange notes, the U.S. Holder’s adjusted tax basis in the exchange notes will be the same as its adjusted tax basis in the corresponding outstanding notes immediately before the exchange, and the U.S. Holder’s holding period in the exchange notes will include the holding period in the outstanding notes exchanged therefor.

Payments of interest

Payments of interest on an exchange note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received in accordance with the U.S. Holder’s regular method of tax accounting. Such interest will be treated as U.S. source income.

Market discount

If a U.S. Holder purchases an exchange note at a greater than de minimis market discount and thereafter recognizes gain upon a disposition of the exchange note, the gain will be treated as ordinary income to the extent of the market discount which accrued (on a straight line basis, or, if the U.S. Holder so elects, on a constant yield basis) while the exchange note was held by such U.S. Holder. For this purpose, market discount means the amount by which the U.S. Holder’s tax basis in the exchange note immediately after its acquisition is exceeded by the sum of all amounts (other than stated interest) payable with respect to the exchange note after the date of acquisition. Market discount is considered de minimis if it is less than 0.25 percent, multiplied by the number of remaining complete years to maturity, and multiplied by the sum of all amounts (other than interest) payable with respect to the exchange note.

A U.S. Holder may elect to currently include accrued market discount in gross income, which would correspondingly increase the U.S. Holder’s tax basis in the exchange notes, rather than upon disposition of the exchange notes. This election once made applies to all market discount obligations acquired on or after the first taxable year to which the election applies, and may not be revoked without the consent of the IRS. A U.S. Holder of exchange notes acquired at a market discount generally will be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry such exchange notes until the market discount is recognized upon a subsequent disposition of such exchange notes. Such a deferral is not required, however, if the U.S. Holder elects to currently include accrued market discount in gross income.

Bond premium

A U.S. Holder that purchases an exchange note for an amount in excess of its stated redemption price at maturity will be considered to have purchased the exchange note at a premium. A U.S. Holder generally may elect to amortize any premium on a exchange note by offsetting payments of stated interest on the exchange note with the premium allocable to the accrual period or periods to which the stated interest relates. The offset occurs at the time the holder of the exchange note includes the stated interest in its gross income in accordance with its regular method of tax accounting. The amount of premium allocable to each accrual period is determined using a constant yield method. In the case of instruments that provide for alternative payment schedules, the amount of premium is generally determined by assuming that the holder will exercise or not exercise options in a manner that maximizes the holder’s yield and we will exercise or not exercise options in a manner that minimizes the holder’s yield. Any election to amortize premium would apply to all debt securities (other than debt securities the interest on which is excludable from gross income) held or subsequently acquired by the U.S. Holder on or after the first day of the first taxable year to which the election applies and is irrevocable without the consent of the IRS.

Sale, retirement or other taxable disposition of an exchange note

Upon the sale, retirement, or other taxable disposition of an exchange note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, retirement, or other taxable disposition (other than amounts representing accrued and unpaid interest, which will be taxed as ordinary income to the extent not previously included in gross income) and such U.S. Holder’s adjusted tax basis in the exchange note. A U.S. Holder’s adjusted tax basis in a exchange note generally will equal such U.S. Holder’s cost reduced by any principal payments received on the exchange note and by any bond premium in respect of the exchange note which has been amortized (as discussed above), and increased by any market discount (discussed above) previously included in gross income in respect of the exchange note.

Any gain or loss recognized by a U.S. Holder on the sale, retirement, or other taxable disposition of an exchange note generally will be U.S. source capital gain or loss (except as described above under “—Market Discount”) and will be long-term capital gain or loss if the exchange note has been held for more than one year at the time of the sale, retirement or other taxable disposition. In the case of noncorporate U.S. Holders, the maximum marginal U.S. federal income tax rate applicable to long-term capital gains realized before January 1, 2009 generally will be 15%. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Exchange of outstanding notes for exchange notes in the exchange offer

The exchange of outstanding Note for exchange Note pursuant to the exchange offer will not be treated as a taxable exchange of the outstanding notes for U.S. federal income tax purposes.

Payments of interest; sale, retirement or other disposition of a note

Payments of principal, interest and premium, if any, on the exchange notes to a non-U.S. Holder will be exempt from the 30% U.S. federal withholding tax (or if applicable, a lower treaty rate), provided that (i) the non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of stock of ours entitled to vote, (ii) the non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership or a bank receiving interest described in section 881(c)(3)(A) of the Code, and (iii) the statement requirement set forth in section 871(h) or section 881(c) of the Code has been fulfilled with respect to the beneficial owner. In general, in order to satisfy the certification requirement described in clause (iii) of the preceding sentence, we or the relevant payor (“Withholding Agent”) must receive from such non-U.S. Holder a withholding certificate (typically an IRS Form W-8BEN) signed by the beneficial owner of the exchange note under penalties of perjury and upon which the Withholding Agent can rely to treat the payment as made to a non-U.S. Holder, or the Withholding Agent must receive a certification, under penalties of perjury, from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”), that it received the withholding certificate from such non-U.S. Holder or another financial institution acting on behalf of such non-U.S. Holder, and the financial institution furnishes the Withholding Agent with a copy of such withholding certificate. The Withholding Agent must be notified of any change in the information on the statement within 30 days of such change. Interest paid on exchange notes will be reported to non-U.S. Holders and to the IRS on Form 1042-S.

Generally, a non-U.S. Holder will not be subject to U.S. federal income taxes on any amount which constitutes capital gain upon sale, retirement or other disposition of a exchange note, provided (i) the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S. Holder (or if an income tax treaty applies, is not attributable to a United States permanent establishment maintained by the non-U.S. Holder) or (ii) in the case of any gain realized by an individual non-U.S. Holder, such non-U.S. Holder is not present in the United States for 183 days or more in the taxable year of such sale, retirement or other disposition and certain other conditions are met. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

If a non-U.S. Holder of an exchange note is engaged in a trade or business in the United States, and if interest or premium, if any, on the exchange note or gain realized on its sale, retirement or other disposition is effectively connected with the conduct of such trade or business (and if an income tax treaty applies, is attributable to a United States permanent establishment maintained by the non-U.S. Holder), the non-U.S. Holder, although exempt from the withholding tax discussed above, will be subject to regular U.S. federal income tax on its effectively connected income, generally in the same manner as if it were a U.S. Holder (except to the extent an applicable tax treaty provides otherwise). See “U.S. Holders” above. In lieu of the certificates described above, a non-U.S. Holder will be required to provide to the Withholding Agent a properly executed IRS Form W-8ECI or other successor form to claim an exemption from U.S. federal withholding tax. In addition, if a non-U.S. Holder is a foreign corporation, it may be subject to a 30% branch profits tax (unless reduced or eliminated by an applicable treaty) on its earnings and profits for the taxable year attributable to its effectively connected income, subject to certain adjustments.

In general, the exchange notes will not be includible in the estate of a non-U.S. Holder for U.S. federal estate tax purposes unless the individual is, at the time of such individual’s death, a direct or indirect 10% or greater shareholder of the combined voting power of all classes of stock of American Railcar Industries, Inc. or, at the time of such individual’s death, payments in respect of the exchange notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

Information reporting and backup withholding

Payments of principal and interest on, and proceeds from the sale, retirement, or other disposition of the exchange notes may be subject to information reporting to the IRS and possible backup withholding. Backup withholding of U.S. federal income tax at a current rate of 28% may apply to payments made in respect of the exchange notes to registered owners who are not exempt recipients and who fail to provide certain identifying information (such as the registered owner’s taxpayer identification number) and make any other required certification. Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the exchange notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or otherwise establishes an exemption. U.S. Holders who are required to establish their exempt status generally must provide IRS Form W-9 (Request for Taxpayer Identification Number and Certification). Non-U.S. Holders generally will not be subject to U.S. information reporting on Form 1099 (although, as discussed above, non-U.S. Holders will be subject to U.S. information reporting on Form 1042-S) and backup withholding. However, these non-U.S. Holders may be required to provide certification of non-U.S. status (generally on IRS Form W-8BEN) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner’s U.S. federal income tax, provided the required information is furnished to the IRS.

This U.S. federal income tax discussion is provided for holders’ general information only and may not be applicable depending upon a holder’s particular situation. Holders should consult their own tax advisors with respect to the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in federal or other tax laws.

Plan of distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired those outstanding notes as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with those resales.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Broker-dealers may sell exchange notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes.

Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. A profit on any resale of those exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, subject to the terms and conditions set forth in the registration rights agreement, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act. You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any brokers or dealers, and will indemnify holders of the exchange notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

Legal matters

The validity of the exchange notes offered hereby will be passed upon for us by Brown Rudnick Berlack Israels LLP, New York, New York. In addition, certain income tax considerations will be passed upon for us by Brown Rudnick Berlack Israels LLP, New York, New York.

Independent registered public accounting firm

Our audited consolidated balance sheets as of December 31, 2005 and 2006 (incorporated into this prospectus by reference) and the audited consolidated statements of operations, cash flows and stockholders’ equity and comprehensive income (loss) for the years ended December 31, 2004, 2005 and 2006 (incorporated into this prospectus by reference) have been audited by Grant Thornton LLP, independent registered chartered accountants, as stated in their report (incorporated into this prospectus by reference).